EXHIBIT 4.22

Dated 4 August 2010

THE ROYAL BANK OF SCOTLAND plc

and

NATIONAL WESTMINSTER BANK plc

and

NATIONAL WESTMINSTER HOME LOANS LIMITED

and

SANTANDER UK plc

SALE AND PURCHASE AGREEMENT

relating to certain operations of the Business Sellers in England and Wales and in Scotland, comprising the Businesses

Linklaters

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref:  M Middleditch / S Branigan / M Honan

Sale and Purchase Agreement

This Agreement is made on 4 August 2010 between:

(1)	THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland (registered no SC090312) whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YB (“RBS”);

(2)	NATIONAL WESTMINSTER BANK plc, a company incorporated in England (registered no 929027) whose registered office is at 135 Bishopsgate, London, EC2M 3UR (“NatWest”);

(3)	NATIONAL WESTMINSTER HOME LOANS LIMITED, a company incorporated in England (registered no 01449354) whose registered office is at 135 Bishopsgate, London, EC2M 3UR (“NWHL”); and

(4)	SANTANDER UK plc, a company incorporated in England (registered no. 02294747) whose registered office is at 2 Triton Square, Regent’s Place, London NW1 3AN (the “Purchaser”),

each being a “party” to this Agreement and together comprising the “parties” to this Agreement.

Whereas:

(A)	The Business Sellers have agreed to sell the Businesses (as defined below) and to assume the obligations imposed on the Business Sellers under this Agreement.

(B)	The Purchaser has agreed to purchase the Businesses and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

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“Act” means the Financial Services and Markets Act 2000 (as amended);

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***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Agreed Terms” means, (i) in relation to a document the terms of which are agreed between the Business Sellers and the Purchaser on or prior to the date of this Agreement, such document in the terms so agreed and initialled for identification by or on behalf of the Business Sellers and by or on behalf of the Purchaser with such alterations as may be agreed in writing between the Business Sellers and the Purchaser from time to time and (ii) in relation to any document, the terms of which are, in accordance with this Agreement, to be agreed between the Business Sellers and the Purchaser after the date of this Agreement such document in the terms as so agreed in due course; “Allocated Employees” means employees allocated to a Business in accordance with the Allocation Principles;

“Allocation Principles” means allocation principles contained in the Data Room, document reference 2.7.3;

“ANTS” means Abbey National Treasury Services plc;

“Assumed Liabilities” means the liabilities of the Business Sellers or any member of the RBSG Group to be assumed by the Purchaser under or pursuant to Clause 2.2.3 and “Assumed Liability” means any one of them;

“Assumed Liability Claim” has the meaning given to it in Clause 12.1;

“Bancassurance Joint Venture” mean the agreements between RBS and Aviva plc or entities in their respective Groups relating to (i) the joint venture agreement dated 30 March 2006 relating to the operation of RBS Life Investment Limited and (ii) the joint venture agreement dated 31 July 2006 relating to the operation of RBSG Collective Investments Limited, each as amended from time to time.

“Bank Charges Litigation” means litigation by Customers against the Business Sellers seeking refunds of unarranged overdraft charges on their accounts on the same basis as the claim considered by the English High Court in the test case brought by the Office of Fair Trading against RBSG, Abbey National plc, Barclays Bank plc, Clydesdale Bank plc, HBOS plc, HSBC Bank plc, Lloyds TSB Bank plc and Nationwide Building Society which concluded in November 2009;

“Bank of England’s Discount Window Facility” means the discount window facility as described in the Bank of England publication entitled “Documentation for the Bank of England’s operations under the Sterling monetary framework” dated 29 March 2010, as the same may be amended, varied or extended from time to time;

“Bank of England’s Special Liquidity Scheme” means the special liquidity scheme launched by the Bank of England on 21 April 2008 pursuant to which banks and building societies are permitted to use certain of their assets as collateral in order to borrow UK Treasury Bills;

“Best Branch” means a Retail Customer’s predominant branch based sort code designated as such using the test set out in document 20.1 in the Data Room;

“Bid Value” has the meaning given to it in Schedule 21;

“Books and Records” means, in the case of each Business, all notices, correspondence, orders, inquiries and other documents and all computer disks or tapes or other machine legible programs or other records (excluding information technology and software but including, without limitation, operational customer and client data and operational account data), in so far as such documents and records relate exclusively to the Business or are required to be held by or in the Businesses (or any of them or their respective owners or controllers) by reason of any Law and Regulations, save in each case for books, records and other documents which (i) the relevant Business Seller is required by Law and Regulations to retain; or (ii) relates to accounting, Tax, insurance or regulatory information; or (iii) the Business Seller is otherwise entitled to retain in accordance with Schedule 10, provided that in the case of any such document or record that relates in part to a Business and is capable of being separated, split or extracted, such part that exclusively relates to the Business shall be so separated, split or extracted and, accordingly, shall constitute Books and Records for the purposes of this Agreement;

“Business” means, in the case of each Business Seller:

(a)	the Retail Business;

(b)	the SME Business; and

(c)	the Mid-Corporate Business,

in each case as carried on by NatWest and NWHL at the NatWest Closing and by RBS at the RBS Closing and “Businesses” means all the Retail Business, the SME Business and the Mid-Corporate Business taken together;

“Business Assets” means, in relation to each Business Seller, all the property, rights and assets agreed to be sold by that Business Seller under Clause 2.2.1 of this Agreement but excluding the Excluded Assets;

“Business ATMs” means the automated teller machines located at the Business Properties as set out in Schedule 13;

“Business Data” means, in the case of each Business, all Books and Records which are held in electronic form on the systems of the relevant Business Seller;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London;

“Business Intellectual Property” means, in the case of each Business, all ownership rights held by any member of the RBSG Group in Intellectual Property (excluding (a) any trade marks other than those listed in paragraph 1.2 of Part 1 of Schedule 4 and (b) information technology and software other than that comprising, installed on or incorporated in any Moveable Asset) which was used exclusively (i) in the course of the NatWest Businesses at or immediately before the NatWest Closing; or (ii) in the course of the RBS Businesses at or immediately before the RBS Closing, as appropriate;

“Business Properties” means, in the case of each Business:

(a)	the Owned Properties;

(b)	the Leasehold Properties; and

(c)	the Business Underletting Properties,

and “Business Property” means any one of them;

“Business Receivables” means, in the case of each Business, all book and other debts or sums receivable by, payable to or owed to the relevant Business Seller to the extent that such debts and sums arise in respect of the relevant Business and are outstanding at the NatWest Closing in respect of the NatWest Businesses or the RBS Closing in respect of the RBS Businesses whether or not yet immediately due or payable (including trade debts, deposits, prepayments, retrospective rebates and overpayments), and interest thereon, but excluding debts owed to the Business Sellers by any relevant Tax Authority or member of the RBSG Group in respect of Taxation relating to the Business attributable to periods ended on or before, or an Event occurring (or deemed to occur) on or before, the relevant Closing (such debts in respect of Taxation including, for the avoidance of doubt, any bond or other security issued by any Tax Authority or other governmental agency representing any such debts);

“Business Seller” means, RBS, NatWest, or NWHL, as the context may require, and “Business Sellers” means RBS, NatWest and NWHL taken together;

“Business Sellers’ Lawyers” means Linklaters LLP of One Silk Street, London, EC2Y 8HQ;

“Business Underletting Properties” has the meaning given in paragraph 1 of Schedule 3;

“Capital Allowances Pool” has the meaning given to it in Clause 3.4;

“Capital Business Assets” has the meaning given to it in paragraph 5.1 of Schedule 10;

“Cash” means the aggregate amount of any cash in the Businesses, including but not limited to:

(a)	cash located at any of the Business Properties, including cash in any till or safe or night safe or drop box;

(b)	cash in any Business ATM or cash deposit machine located at a Business Property;

(c)	any foreign currency or travellers cheques located at any of the Business Properties; and

(d)	cash in transit to or from any Business Property or any Business ATM;

“Centralised Products” means all Products not assigned to a branch-based sort code of a Business Seller;

“Claims” means, in the case of each Business Seller, all rights and claims as at the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses of the relevant Business Seller under any warranties, undertakings, covenants, conditions, guarantees or indemnities, whether express or implied and arising under any contract, undertaking or agreement (including each Contract) to which any Business Seller is a party to the extent that such rights or claims relate to the Businesses or Business Assets (including under any acquisition agreement but excluding rights or claims under any policies of insurance (save as set out in Clause 14));

“Client Agreements” means, in the case of each Business, those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements (including any loan agreements, facility agreements and other credit agreements (excluding credit cards)), entered into or orders made by or on behalf of, or the benefit of which is held in trust for or has been assigned to, the relevant Business Seller with Customers in respect of the Products, any PPAs, Safe Custody Agreements, the GBM Client Agreements and the GTS Client Agreements in each case which were entered into in the course of such Business on or before the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses to the extent that, immediately before the relevant Closing, the same remain to be completed or performed (in whole or in part) or remain in force but excluding all Loan Guarantees/Security (or any other agreements, deeds and other documents or instruments pursuant to which any relevant Business Seller is entitled to the benefit of any guarantee, indemnity, rental assignment, mortgage or security interest);

“Closing” means the NatWest Closing or the RBS Closing as the context may require; and “Closings” shall mean the NatWest Closing and the RBS Closing;

“Closing Date” means the RBS Closing Date or the NatWest Closing Date, as the context may require;

“Closing Statement Expert Accountants” means an internationally recognised firm of accountants (with a specialist forensics or dispute resolution department or group) to be agreed by the Business Sellers and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement in such period to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Closing Statements” means the NatWest Closing Statement and the RBS Closing Statement and “Closing Statement” shall mean either the NatWest Closing Statement or the RBS Closing Statement as the context may require;

“Complex SME Customers” means those SME Customers who, as at the NatWest Closing, use Bankline or such other products and services which the Purchaser does not have the information technology to support and the parties agree should migrate to the Purchaser on the Mid-Corporate and Complex SME Data Migration Date (which as at the date of this Agreement would be approximately 75,000 SME customers);

“Confidentiality Agreement” means the confidentiality agreement dated 22 February 2010 between RBSG and the Purchaser pursuant to which the RBSG Group made available to the Purchaser certain confidential information relating to the Businesses;

“Contracts” means, in the case of each Business:

(a)
all contracts, undertakings, arrangements and agreements, whether written or otherwise, in each case entered into on or prior to the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses by or on behalf of, or the benefit of which is held in trust for or has been assigned to, any of the Business Sellers predominantly in the course of that Business, and to the extent that immediately prior to the relevant Closing the same remain to be completed or performed (in whole or in part) or remain in force except Client Agreements and Loan Guarantees/Security (or any other agreements, deeds and other documents or instruments pursuant to which any relevant Business Seller is entitled to the benefit of any guarantee, indemnity, rental assignment, mortgage or security interest); and

(b)	the Client Agreements (including the GTS Client Agreements and the GBM Client Agreements) related to that Business,

but excluding:

(i)	employment and other agreements (excluding Client Agreements) with Relevant Employees;

(ii)	contracts of insurance;

(iii)	contracts, arrangements and agreements in respect of treasury hedging;

(iv)	leases and any other related or similar agreements, undertakings and arrangements with respect to the Business Properties (to which the provisions set out in Schedule 3 shall apply); and

(v)
all contracts, undertakings, agreements or binding arrangements which form part of or relate to the Excluded Assets and (other than in relation to Client Agreements) which do not predominantly relate to any Business, and “Contract” means any of them;

“Court” means the High Court of England and Wales;

“Court Orders” means the NatWest Court Order and the RBS Court Order;

“Current Employees” means those employees of the RBSG Group wholly or mainly assigned to a Business at the date of this Agreement and the Allocated Employees whose details are listed in Schedule 20;

“Customers” means the Retail Customers, SME Customers and Mid-Corporate Customers;

“Data Migration” means, in relation to the SME Business (to the extent it does not relate to Complex SME Customers) and the Retail Business, the processes and procedures to be carried out by the relevant Business Seller and the Purchaser to migrate the Business Data in relation to the SME Business (to the extent it does not relate to Complex SME Customers) and the Retail Business from the systems of that Business Seller to the systems of the Purchaser at the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses;

“Data Room” has the meaning ascribed to it in paragraph 2 of the General Disclosures section of the Disclosure Letter;

“Disclosure Letter” means the letter dated the same date as this Agreement from the Business Sellers to the Purchaser disclosing certain information in relation to the Seller Warranties;

“Draft Closing Statements” has the meaning given to it in Clause 8.1;

“Effective Time” means the NatWest Effective Time or the RBS Effective Time, as the context may require;

“Employee Share Plans” means the 2007 UK Shareholder Plan, the 2010 Deferral Plan, the 2000 All Employee Share Ownership Plan and the 2010 Long Term Incentive Plan;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, other than repairer’s or similar liens or supplier’s retentions of title arising in the ordinary course of business but including any of the foregoing arising from the participation by any Business Seller or any member of the RBSG Group in the Government Asset Protection Scheme, the Bank of England’s Special Liquidity Scheme or any other scheme initiated or sponsored by the UK government, the Bank of England, the European Union, the European Central Bank, the European Investment Bank or any other Regulatory Authority and excluding in each case, for the avoidance of doubt, any right, agreement, arrangement or obligation that may have been created or entered into between a Customer and one or more persons who are not members of the RBSG Group;

“Estimated NatWest Tangible Net Asset Value” means the Business Sellers’ good faith estimate of the aggregate amount of the tangible net assets of the NatWest Businesses at the NatWest Closing Date, which estimate shall be notified by RBS to the Purchaser pursuant to Clause 7.4 and added to (in the case of a positive number) or deducted from (in the case of a negative number) the NatWest Bid Value for the purposes of Clauses 7.3.1, 7.3.2, 7.3.3 and 7.3.4;

“Estimated RBS Tangible Net Asset Value” means the Business Sellers’ good faith estimate of the aggregate amount of the tangible net assets of the RBS Businesses at the RBS Closing Date, which estimate shall be notified by RBS to the Purchaser pursuant to Clause 7.4 and added to (in the case of a positive number) or deducted from (in the case of a negative number) the RBS Bid Value for the purposes of Clauses 7.3.1, 7.3.2, 7.3.3 and 7.3.4;

“Estimated Tangible Net Asset Value” means the aggregate of the Estimated RBS Tangible Net Asset Value and the Estimated NatWest Tangible Net Asset Value;

“Event” includes any transaction, action or omission, any change in the residence of any person for the purposes of any Tax, the death of any person or the dissolution of any company or partnership and Closing;

“Excluded Assets” means the assets, properties and rights described in Clause 2.2.2 and “Excluded Asset” means anyone of them;

“Excluded Business” means any business carried on by a member of the RBSG Group to the extent it relates to the sale or provision of Excluded Products or any business carried on by a member of the RBSG Group to the extent it relates to the sale or provision of Products to customers of the RBSG Group who are not Customers;

“Excluded Liabilities” means the debts, liabilities and obligations described in Clause 2.2.4 and “Excluded Liability” means any one of them;

“Excluded Mortgages” means Securitised Mortgages, mortgages under the “One Account”, “First Active”, “Virgin One” or “NatWest One” name or brand, any lifetime mortgages or any RBS CAMs (current account mortgages);

“Excluded Products” means all products and services sold or provided to customers of the RBSG Group by members of the RBSG Group other than the Products. The following are not Products and shall therefore be Excluded Products:

(a)	credit and charge cards;

(b)	Excluded Mortgages;

(c)	products and services provided by or in connection with the Global Transaction Services businesses of the RBSG Group;

(d)
all products offered, placed or provided by the Global Banking and Markets business of the RBSG Group (including deposits, money market deposits and structured product deposits) and any services provided by or in connection with the Global Banking and Markets business of the RBSG Group;

(e)	insurance products and services (including any payment protection insurance products or services);

(f)
products and services provided by or in connection with any private banking or wealth management activity or business carried on under the “Coutts”, “RBS Coutts”, “Drummonds”, “Child & Co”, “Citizens” or “Adam & Company” name or brand;

(g)	regulatory products (being income arising from the sale of wealth management products by people who are Approved Persons (as defined in the FSA Rules) and regulated investment products);

(h)	financial planning products provided through the joint venture and any previous joint venture arrangements between the RBSG Group and Aviva;

(i)
products and services provided by or in connection with any business (including asset finance business) carried on under the “Lombard” name or brand and in connection with any loans from Lombard Direct Loans;

(j)	products and services provided by or in connection with the business carried on under the “Directline” brand or name and in connection with any loans from Directline;

(k)	products and services provided by or in connection with any invoice finance business carried on under the “RBS Invoice Finance” name or brand;

(l)
all products provided under the name “RBS Bank of China” and offered to Chinese nationals (including, in particular, all products offered to Chinese nationals pursuant to various referral agreements between the Business Sellers and Bank of China);

(m)
all products previously provided under the name “Welcome” and offered to non-UK resident customers (including, in particular, “Welcome” current accounts offered to non-UK resident Polish customers and “Welcome” current accounts offered to non-UK resident Indian customers) and now provided to those customers via the “Step” account;

(n)	any Products that have been written off by the Business Sellers in accordance with RBSG Group’s standard accounting policies and, following the date of this Agreement, in accordance with Clause 5;

(o)	any Excluded Safe Custody Agreement and any safe custody items relating thereto;

(p)	stock broking products and services provided through the joint venture between RBSG and Toronto-Dominion Bank;

(q)	investment, protection and pension products and services distributed by Independent Financial Services Limited; and

(r)	any products in which a member of the RBSG Group is the customer;

“Excluded Safe Custody Agreement” have the meaning given to it in Clause 2.9;

“Excluded SME Customer” means:

(a)
in respect of each Business Seller, a Relationship Managed SME Customer (other than a customer of the Business Sellers’ “Direct” banking business) who has Products with that Business Seller on both a Transferring Sort Code and a Retained Sort Code and the relationship manager for such customer is located in Scotland (in the case of a Relationship Managed SME Customer of RBS) or in England or Wales (in the case of a Relationship Managed SME Customer of NatWest); and

(b)	for the avoidance of doubt, those SME Customers listed in Schedule 19;

“Expert Accountants” means the forensics department or group of an internationally recognised firm of accountants (with a specialist forensics or dispute resolution department or group) to be agreed by the Business Sellers and the Purchaser or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Final Bid Value” has the meaning given to it in Schedule 21;

***

“FSA” means the Financial Services Authority of the United Kingdom (or any successor authority or authorities carrying out banking and/or insurance regulatory functions in the United Kingdom from time to time);

“FSA Handbook” means the handbook of rules and guidance issued by the FSA from time to time;

“FSA Rules” means the rules and guidance made by the FSA from time to time under the FSMA which are currently set out in the FSA Handbook;

“FSMA” means the Financial Services and Markets Act 2000 (as amended or replaced);

“Further Allocated Employees” means employees allocated to a Business between the date of this Agreement and the NatWest Closing (in respect of the NatWest Businesses) and the RBS Closing (in respect of the RBS Businesses) in accordance with the Allocation Principles;

“GBM Client Agreement” means those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements entered into or orders made by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the relevant Business Seller with a Customer relating to any complex LIBOR loans, LIBOR loans, base rate loans, currency deposits, spot FX, FX forward positions, FX options, commodity derivative transactions, interest rate hedging transactions and other derivative hedge positions to the extent that such product was offered, placed or provided by the Global Banking and Markets Business of the RBSG Group to a Customer through an arrangement set up by a relationship manager;

“Good Industry Practice” means practices, methods and procedures (or one of a range of practices, methods and procedures) which would at the relevant time be adopted by a financial services business in the United Kingdom with the objective of complying with Law and Regulations and which would reasonably be expected to be adopted by a financial services business similar to that carried on by the Business Sellers;

“Goodwill” means, in the case of each Business, the goodwill of each relevant Business Seller to the extent that it relates to that Business as at the relevant Closing with the exclusive right to carry on that Business in succession to the relevant Business Seller, including goodwill which relates to the trade marks, service marks or trade names set out in Part 1 of Schedule 4 but excluding goodwill which relates to any other trade marks, service marks or trade names which are used both (i) in relation to one or more of the Businesses; and also (ii) used by one or more other businesses or operations of any member of the RBSG Group which are not the Businesses;

“Government Asset Protection Scheme” means the asset protection scheme entered into between RBS and the UK government on 26 November 2009 (as such scheme may be amended or varied from time to time);

“Group” in relation to any person, means any holding company, subsidiary or subsidiary undertaking of such person or any subsidiary or subsidiary undertaking of any such holding company;

“Group Retirement Benefit Arrangement” has the meaning given to it in paragraph 6.5 of Schedule 14;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“GTS Client Agreements” means those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements entered into or orders made by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the relevant Business Seller with a Customer under, pursuant or in relation to which any GTS Instrument is or may be issued, in each case (i) entered into prior to the NatWest Closing, in respect of the NatWest Businesses, and RBS Closing, in respect of the RBS Businesses, by a Business Seller with a GTS Customer and (ii) if and to the extent that immediately prior to the relevant Closing the same remains to be completed or performed (in whole or in part) by that Business Seller or remains in force;

“GTS Customers” means those Customers who are party to a GTS Client Agreement at (i) NatWest Closing, in respect of the NatWest Businesses and (ii) RBS Closing, in respect of the RBS Businesses;

“GTS Instruments” means each import or documentary letter of credit, bond, bank guarantee or standby letter of credit issued prior to the NatWest Closing in respect of the NatWest Businesses and RBS Closing in respect of the RBS Businesses under, pursuant or in relation to a GTS Client Agreement by a Business Seller to a third party beneficiary (for the avoidance of doubt, other than a Customer or GTS Customer), in each case if and to the extent that immediately prior to the relevant Closing the same remains to be completed or performed (in whole or in part) by that Business Seller or remains in force, uncancelled and unreleased;

“Hedged Contracts” means the NatWest Hedged Contracts and the RBS Hedged Contracts, and “Hedged Contract” means any one of them;

“Hedging ISDA” means the ISDA Master Agreement and Schedule thereto dated as of 28 April 1997 between RBS and ANTS and (if and to the extent expressed to be applicable in the relevant Confirmation) including the Credit Support Annex thereto dated 28 April 1997, in each case with such amendments (if any) as may be made pursuant to the relevant Confirmation in accordance with the provisions of Clause 9.11 of this Agreement;

“HMRC Clearance” has the meaning given to it in paragraph 2.1 of Schedule 10;

“HM Treasury” means Her Majesty’s Treasury;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and the official interpretations issued by the International Financial Reporting Interpretations Committee of the IASB as adopted by the European Union;

“Implementation Committee” has the meaning given to it in Clause 6.2.2;

“Indemnified GTS Collateral” has the meaning given to such term in Clause 9.12 (Obligation in respect of GTS Instruments);

“Information Memorandum” means the information memorandum concerning the Businesses provided to the Purchaser by or on behalf of RBSG on or about 23 February 2010;

***

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Insurance Claim” means a claim relating to an Insured Event made, or to be made, by the relevant Business Seller or, as the case may be, by the relevant member of the RBSG Group, to its insurers pursuant to any relevant insurance policy;

“Insured Event” means any event or omission which occurs to the extent that it relates to any of the Businesses and which is an event which is covered by any insurance policy held by any Business Seller or any member of the RBSG Group;

“Intellectual Property” means trade marks, service marks, trade names, domain names, get-up, logos, patents, inventions, registered and unregistered design rights, copyrights (including rights in software), database rights, trade secrets, know-how, rights in information and all other similar rights in any part of the world, whether or not such rights are registered, and including any applications and rights to apply for such registrations;

“Law and Regulations” means any applicable law, regulation or ordinance or any direction, instruction, pronouncement, requirement, decision of or contractual obligation owed to an applicable Regulatory Authority (including any relevant antitrust laws);

“Leaseback Properties” has the meaning given to it in paragraph 1 of Schedule 3;

“Leasehold Properties” has the meaning given to it in paragraph 1 of Schedule 3;

“Leases” has the meaning given to it in paragraph 1 of Schedule 3;

“Liability” means, with respect to any person, any indebtedness, liability or obligation of such person of any kind, character or description whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS to be accrued in the financial statements of such person;

“LlBOR” means the British Bankers’ Association Interest Settlement Rate for deposits in £ (Pounds Sterling) for a period of three months which appears on the relevant Reuters Screen rounded upwards to four decimal places at approximately 11.00 am (London Time) on the day specified for the determination of an interest rate (or, if such day is not a Business Day, such rate from the immediately preceding Business Day) and, if no such screen rate is available, a replacement rate or service agreed between RBS and the Purchaser (such agreement not to be unreasonably withheld or delayed) or, in the absence of such agreement, the arithmetic mean of the rates quoted by the principal London offices of each member of the British Bankers Association LIBOR Contributor Panel for Pounds Sterling to leading banks in the London interbank market;

“Loan Guarantees/Security” means all agreements, deeds and other documents or instruments pursuant to which any relevant Business Seller is entitled to the benefit of any guarantee, indemnity, rental assignment, mortgage or security interest guaranteeing and/or securing any liability resulting from or in connection with any of the Client Agreements and any subordination document granted in connection with any of the Client Agreements (in each case excluding any Retain Retail Mortgage) in each case which was entered into in the course of any of the Businesses on or before the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses to the extent that, immediately before the relevant Closing, the same remained to be completed or performed (in whole or in part) or remain in force; and “Loan Guarantee/Security” means any one of them;

“Long Life Assets” has the meaning given to it in paragraph 6.1 of Schedule 10;

“Long Stop Date” means (subject to Clause 4.2.3 and 4.2.4) *** (unless otherwise agreed by the Business Sellers and the Purchaser in writing);

“Losses” means all losses, liabilities, damages, costs (including legal costs and expenses, experts’ and consultants’ fees, expenses and costs and expenses of investigation and enforcement), charges, expenses, actions, proceedings, claims (including compensation claims), damages, interest, fines, penalties, awards, judgments, settlements and demands;

***

“Mid-Corporate and Complex SME Data Migration” means, in relation to the Mid-Corporate Business and the SME Business (to the extent it relates to the Complex SME Customers), the processes and procedures to be carried out by the relevant Business Seller and the Purchaser to migrate the Business Data in relation to the Mid-Corporate Business and the SME Business (to the extent it relates to the Complex SME Customers) from the systems of that Business Seller to the systems of the Purchaser in accordance with Clause 6.5.3;

“Mid-Corporate and Complex SME Data Migration Date” means the date on which the parties agree that the Mid-Corporate and Complex SME Data Migration shall occur;

“Mid-Corporate Business” means, in the case of each Business Seller, the banking business carried on by that Business Seller at the NatWest Closing in respect of NatWest and NWHL and at the RBS Closing in respect of RBS to the extent it involves the sale or provision of any and all Products (including all Centralised Products and Products on Retained Sort Codes and Transferring Sort Codes) to the Mid-Corporate Customers but in all cases excluding any Excluded Business, the SME Business and the Retail Business;

“Mid-Corporate Customers” means, subject to Clause 2.8, those customers of the Business Sellers whose customer identification numbers are set out in Schedule 17. For the avoidance of doubt, Mid-Corporate Customers shall not include any persons with a customer identification number set out in Schedule 22;

“Monitoring Trustee” means the Monitoring Trustee appointed by RBSG by way of the Monitoring Trustee Mandate pursuant to the commitments in case State aid No N 422/2009 and N 621/2009 dated 20 May 2010 and approved by the European Commission on 17 May 2010;

“Moveable and Immovable Assets” means in the case of each Business where a Business Property is being acquired, the plant and machinery, vehicles and other equipment (including information technology, telephony infrastructure, furniture, fixtures and fittings) owned by any of the Business Sellers or any member of the RBSG Group and used predominantly by any Business Seller for the purposes of that Business or (other than in respect of information technology) situate (or normally situate) at such a Business Property subject to the terms and conditions of the relevant lease in each case at the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses;

“NatWest Bid Value” means that part of the Final Bid Value to be allocated to the NatWest Businesses in accordance with Schedule 9, such amount to be allocated between NatWest and NWHL;

“NatWest Business Assets” means the Business Assets owned by NatWest and NWHL;

“NatWest Businesses” means the Businesses to the extent they are carried on by NatWest or NWHL;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“NatWest Closing” means the completion of the sale of the NatWest Businesses pursuant to Clause 7 of this Agreement;

“NatWest Closing Date” means the date on which the NatWest Closing takes place;

“NatWest Closing Statement” means a statement setting out the aggregate amount of the tangible net assets of the NatWest Businesses as at the NatWest Closing, to be prepared by the Business Sellers in accordance with Clause 8 and Parts 1 and 2 of Schedule 12, as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 12;

“NatWest Court Order” means the order of the Court sanctioning the NatWest Scheme pursuant to Section 111 of the Act and making provision pursuant to Section 112(1) of the Act to be agreed in accordance with Clause 4.4;

“NatWest Effective Time” means the date and time on which the NatWest Scheme according to its terms takes effect which shall be *** on such later date (which shall be the last Business Day of a calendar month) as the Purchaser and the Business Sellers shall agree;

“NatWest Hedged Contract” means a GBM Client Agreement, the benefit and burden of which transfers to the Purchaser at NatWest Closing in accordance with the terms of this Agreement, and in respect of which a member of the RBSG Group has entered into a related hedge position on or prior to NatWest Closing in respect of the NatWest Businesses;

“NatWest Part 8 Claim Form” means the claim form to be agreed in accordance with Clause 4.4 between the Purchaser and the Business Sellers to be presented to the Court in respect of the NatWest Scheme;

“NatWest Portfolio Swap(s)” means the business to business portfolio swap agreement(s) relating to the NatWest Hedged Contracts described in, and to be finalised in accordance with, Clause 9.11 of this Agreement to be entered into by RBS and ANTS at NatWest Closing and each evidenced by a Confirmation to the Hedging ISDA;

“NatWest Purchase Price” has the meaning given to it in Clause 3.1;

“NatWest Relevant Employees” means those Relevant Employees wholly or mainly assigned to the NatWest Businesses at the NatWest Closing Date (as determined by the Business Sellers);

“NatWest Scheme” means the scheme of arrangement in respect of the Businesses owned by NatWest (excluding any Non-Scheme Assets) to be proposed in accordance with Part VII of the Act to be agreed in accordance with Clause 4.4 and as such scheme may be amended by agreement between the Business Sellers and the Purchaser;

“NatWest Tangible Net Asset Value” means the aggregate amount of the tangible net assets of the NatWest Businesses at the NatWest Closing, as shown in the NatWest Closing Statement (which amount may be a positive or negative number);

“NatWest Trade Marks” has the meaning given to it in paragraph 1.3 of Part 3 of Schedule 4;

“Non Relationship Managed SME Customers” means business customers who at the relevant time on or prior to the relevant Closing have a Product held on a Transferring Sort Code, other than Relationship Managed SME Customers and Excluded SME Customers;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Non-Scheme Assets” has the meaning given to it in Clause 4.5.1;

“Notice” has the meaning given to it in Clause 16.13;

“Order” means The Value Added Tax (Special Provisions) Order 1995, SI 1995/1268, as variously amended;

“Other Business Assets” means, in the case of each Business, such assets, properties and rights as are owned by the relevant Business Seller or any other member of the RBSG Group and used and/or held exclusively for the purposes of that Business at the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses (including Cash at Closing but excluding the Excluded Assets and any other assets falling within Clause 2.2.1 (i)-(x));

“Owned Properties” has the meaning given to it in paragraph 1 of Schedule 3;

“Part 8 Claim Forms” means the NatWest Part 8 Claim Form and the RBS Part 8 Claim Form taken together;

“Payment Date” means the date falling five Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 12 for the preparation and determination of the Closing Statements is complete;

“Permits” has the meaning given to it in paragraph 7.1 of Schedule 14;

“Physical Data Room” has the meaning ascribed to it in paragraph 2 of the General Disclosures Section of the Disclosure Letter;

“Portfolio Swaps” means the NatWest Portfolio Swap(s) and the RBS Portfolio Swap(s);

“PPA” means an agreement between either:

(i)	West Register (Investments) Limited, a Business Seller and a Customer or guarantor; or

(ii)	a Business Seller and a Customer or guarantor,

pursuant to which the Customer or guarantor agrees to pay, at a particular point in time or upon the occurrence of a particular event and subject to certain conditions, a fee to West Register (Investments) Limited or the Business Seller based on the value of a specific real estate asset owned by the Customer and the Customer or guarantor’s liability under such agreement is secured by a legal charge over the real estate asset referenced in such agreement and any deed of priority or fee agreement second charge relating thereto;

“Pre-Closing Taxation” means Taxation arising in relation to any period for Taxation purposes ending on or before the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses or, in relation to any period which begins before the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses and ends after the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses, that part of such period that ended on the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses and (in the case of any Taxes which are not computed by reference to periods) any Taxation arising by reference to an Event which occurred on or before the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses, in each case where such Taxation (a) arises in respect of a Business or (b) is Taxation for which any Business Seller is primarily liable, but excluding:

(a)
any such Taxation which is attributable to receipts, income, profits or gains earned or received by or accruing to any member of the Purchaser’s Group, or any purchaser, assignee or other transferee therefrom (not being a Business Seller or a member of a Business Seller’s Group), after the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses; or

(b)
any such Taxation which would not have arisen but for a voluntary Event caused or carried out by the Purchaser or any other member of the Purchaser’s Group after the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses; or

(c)	any VAT or Transaction Taxes or stamp duty in respect of which any of Clauses 3.5, 16.10, 16.11, and 16.12 and Schedule 10 apply;

“Procedures and Policies” has the meaning given to it in paragraph 5.5 of Schedule 14;

“Product Name” means any unregistered trade mark, service mark or trade name or other form of words owned by any member of the RBSG Group and used as the product name of any of the Products, excluding any part of such product name to the extent that it reproduces or includes any RBS Trade Marks or NatWest Trade Marks;

“Products” means, in the case of each Business, all products sold or provided to customers of the Business Sellers by the Business Sellers which fall within the categories set out below:

(a)	savings accounts;

(b)	current accounts;

(c)	mortgages (other than Excluded Mortgages);

(d)	in the case of the Retail Business, personal loans;

(e)	in the case of the SME Business and Mid-Corporate Business, commercial loans;

(f)	in the case of the SME Business and Mid-Corporate Business, commercial deposits (including base rate and money market deposits); and

(g)	overdrafts,

including, but not limited to, the Products listed in Schedule 16;

“Pro Forma Financial Information” means the financial information for the Businesses for the twelve month period ended on the Pro Forma Financial Information Date, set out in document A.25 of the Data Room;

“Pro Forma Financial Information Date” means 31 December 2009;

“Property Third Party Consents” has the meaning given to it in Schedule 3;

“Purchase Price” has the meaning given to it in Clause 3.1;

***

***

“Purchaser’s Group” means the Purchaser and the members of its Group from time to time;

“Rainbow Data” means information regarding Customers retrievable from a database maintained by any member of the RBSG Group (including any such database to which any member of the RBSG Group has access following the NatWest Closing in respect of the NatWest Businesses or the RBS Closing in respect of the RBS Businesses);

“RBS Bid Value” means that part of the Final Bid Value to be allocated to RBS in respect of the RBS Businesses in accordance with Schedule 9;

“RBS Business Assets” means the Business Assets owned by RBS;

“RBS Businesses” means the Businesses to the extent they are carried on by RBS;

“RBS Closing” means the completion of the sale of the RBS Businesses pursuant to Clause 7 of this Agreement;

“RBS Closing Date” means the date on which the RBS Closing takes place;

“RBS Closing Statement” means a statement setting out the aggregate amount of the tangible net assets of the RBS Businesses as at the RBS Closing to be prepared by the Business Sellers in accordance with Clause 8 and Parts 1 and 2 of Schedule 12 as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 12;

“RBS Court Order” means the order of Court sanctioning the RBS Scheme pursuant to Section 111 of the Act and making provision pursuant to Section 112(1) of the Act to be agreed in accordance with Clause 4.4;

“RBS Effective Time” means the date and time on which the RBS Scheme according to its terms takes effect which shall be *** on such later date (which shall be the last Business Day of a calendar month) as the Purchaser and the Business Sellers shall agree;

“RBSG” means The Royal Bank of Scotland Group plc;

“RBSG Group” means RBSG and its subsidiaries and subsidiary undertakings from time to time;

***

“RBS Hedged Contracts” means a GBM Client Agreement, the benefit and burden of which transfers to the Purchaser at RBS Closing in accordance with the terms of this Agreement, and in respect of which a member of the RBSG Group has entered into a related hedge position on or prior to RBS Closing in respect of the RBS Businesses;

“RBS Part 8 Claim Form” means the claim form to be agreed in accordance with Clause 4.4 in a form agreed between the Purchaser and the Business Sellers to be presented to the court in respect of the RBS Scheme;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“RBS Portfolio Swap(s)” means the business to business portfolio swap agreement(s) relating to the RBS Hedged Contracts described in, and to be finalised in accordance with, Clause 9.11 of this Agreement to be entered into by RBS and ANTS at RBS Closing and each evidenced by a Confirmation to the Hedging ISDA;

“RBS Purchase Price” has the meaning given to it in Clause 3.1 ;

“RBS Scheme” means the scheme of arrangement in respect of the RBS Businesses (excluding any Non-Scheme Assets) to be proposed in accordance with Part VII of the Act to be agreed in accordance with Clause 4.4 and as such scheme may be amended by agreement between the Business Sellers and the Purchasers;

“RBS Tangible Net Asset Value” means the aggregate amount of the tangible net assets of the RBS Businesses at the RBS Closing, as shown in the RBS Closing Statement (which amount may be a positive or a negative number);

“RBS Trade Marks” has the meaning given in paragraph 1.3 of Part 3 of Schedule 4;

“Regulatory Authority” means (i) any government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority, agency, bureau, board, commission, court, department, tribunal or instrumentality thereof or (ii) any banking or financial services or other regulatory authority which regulates or supervises any part of the Businesses;

“Relationship Managed SME Customers” means business customers who at the relevant time on or prior to the relevant Closing have a Product held on a Transferring Sort Code and:

(a)	who have a designated non branch-based relationship manager;

(b)	who have a relationship manager with specialist credit-focused relationship management expertise; or

(c)	who are customers of the Business Sellers’ “Direct” banking business,

other than Excluded SME Customers;

“Relevant Capacity” means directly or indirectly for its own account or for that of any person, firm or company (other than, in the case of the Business Sellers, the Purchaser), including through the medium of any person, firm or company controlled by it, or in conjunction with any other person;

“Relevant Employees” means the Current Employees together with (i) any employees hired to work in the Business in accordance with Clause 5.1.2(xvi); and (ii) the Further Allocated Employees; but excluding (a) anyone whose employment terminates after the date of this Agreement; (b) anyone specifically excluded by written agreement with the Purchaser; and (c) any employees providing Transitional Services under the Transitional Services Agreement;

“Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation;

“Reporting Accountants” means Deloitte LLP or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, an internationally recognised firm of accountants (with a specialist forensics or dispute resolution department or group) to be agreed by the Business Sellers and the Purchaser;

***

“Retail Business” means, in the case of each Business Seller, the banking business carried on by that Business Seller at the NatWest Closing in respect of NatWest and NWHL and at the RBS Closing in respect of RBS, to the extent it involves the sale or provision of Retail Products to Retail Customers, but excluding any Excluded Business, the Mid-Corporate Business and the SME Business;

“Retail Customers” means retail banking customers of the Business Sellers who have Products held on Transferring Sort Codes at the relevant time on or prior to the relevant Closing other than SME Customers, Mid-Corporate Customers and employees of the RBSG Group who are not Relevant Employees;

“Retail Products” means, in respect of a Retail Customer of a Business Seller, all Products held on any Transferring Sort Code and:

(a)
if the Retail Customer has a Product on a Transferring Sort Code and does not have any Products held on a Retained Sort Code all other Centralised Products held by such Retail Customer with that Business Seller; or

(b)
if the Retail Customer has Products held on both a Transferring Sort Code and a Retained Sort Code, to the extent that the Retail Customer’s Best Branch is a Transferring Sort Code, all other Centralised Products held by such Retail Customer with that Business Seller;

“Retained Business Receivable” means a payment received by the Purchaser’s Group in respect of the Excluded Business including in respect of a customer of the Business Sellers who is not a Customer;

“Retained Sort Code” means a sort code of a Business Seller which is not a Transferring Sort Code;

“Safe Custody Items” has the meaning given to it in Clause 2.9;

“Safe Custody Agreements” means those contracts or bailment arrangements entered into by the Business Sellers with Customers in respect of the deposit of an item at a Business Property which is a branch for safe custody which were entered into in the course of such Business on or before the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses and in respect of which the Business Sellers provide the information as set out in Clause 2.9.1 by the dates specified therein to the extent that, immediately before the relevant Closing, the same remain to be completed or performed (in whole or in part) or remain in force;

“Scheme” means the NatWest Scheme or the RBS Scheme, as the context may require, and “Schemes” means the NatWest Scheme and the RBS Scheme taken together;

“Scheme Documents” means the Schemes, the Part 8 Claim Forms, newspaper notices, order on initial application, the Court Orders, witness statements and all other documents required by the Court in order to sanction the Schemes;

“SDLT” means stamp duty land tax together with any interest, fines and penalties in relation thereto;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“SDRT” means stamp duty reserve tax together with any interest, fines and penalties in relation thereto;

“Securitised Mortgages” means in the case of each Business Seller, all mortgages which at the date of the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses have been securitised by that Business Seller other than those mortgages which are subject to the Bank of England’s Special Liquidity Scheme or the Bank of England’s Discount Window Facility;

“Segregation” means the actions to be taken by the Business Sellers or any member of the RBSG Group for the segregation of the Businesses and Customers within the RBSG Group for the purpose of the sale of the Businesses, including:

(a)	the segregation of those persons who are employees of the RBSG Group but are not Relevant Employees from the other customers of the Retail Business;

(b)	the segregation of the Relevant Employees from other employees of the RBSG Group;

(c)	Property Segregation (as defined in Schedule 3);

(d)	the segregation of the operational reporting procedures of the Businesses from the operational reporting procedures of the RBSG Group;

(e)	Sort Code Allocations and the segregation of Customers pursuant to such Sort Code Allocations; and

(f)
the reallocation of non-customer products transferring with the Businesses on sort codes for internal business operations and financial accounting purposes onto new sort codes (which will transfer with the Businesses) or Transferring Sort Codes, but excluding the Data Migration and the Mid-Corporate and Complex SME Data Migration;

***

“Seller Warranties” means the representations, warranties and undertakings given by the Business Sellers pursuant to Clause 10 and Schedule 14 and “Seller Warranty” means any one of them;

***

“Separation” means the separation of the Businesses from the other businesses and operations of the RBSG Group;

“SME Business” means, in the case of each Business Seller, the banking business carried on by that Business Seller at the NatWest Closing in respect of NatWest and NWHL and at the RBS Closing in respect of RBS to the extent it involves the sale or provision of:

(a)	in relation to a Relationship Managed SME Customer:

(i)	all Products of that Business Seller on a Transferring Sort Code or a Retained Sort Code held by that Relationship Managed SME Customer; and

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ii)	all Centralised Products of that Business Seller held by that Relationship Managed SME Customer; and

(b)	in relation to Non Relationship Managed SME Customer:

(iii)	all Products of that Business Seller held on a Transferring Sort Code by that Non Relationship Managed SME Customer; and

(iv)	all Centralised Products of that Business Seller held by that Non Relationship Managed SME Customer,

in each case excluding the Excluded Business, the Mid-Corporate Business and the Retail Business;

“SME Customer List” means the list of customer identification numbers in relation to the SME Customers dated 30 June 2010 as set out in document A.31 of the Data Room;

“SME Customers” means the Relationship Managed SME Customers and the Non Relationship Managed SME Customers (details of such customers existing as at 30 June 2010 being set out in the SME Customer List);

“SME Relationship Manager” means an employee of a Business Seller who holds the position of relationship manager and the majority of whose clients are SME Customers;

“Sort Code Allocation” means:

(a)	***;

(b)	the allocation or reallocation of Products which are transferring with the Businesses on Retained Sort Codes onto new sort codes (which will transfer with the Businesses); and

(c)	the allocation or reallocation of Centralised Products transferring with the Businesses onto new sort codes (which will transfer with the Businesses);

“Standard Form Client Agreement” means the standard form Client Agreements and the standard form Loan Guarantees/Security documents used by the Businesses in connection with the offering to Customers of any Products;

“State Aid Commitments” means the commitments offered by RBSG pursuant to the case State aid No N 422/2009 and N 621/2009 and laid down in the Term Sheet for UK State Aid Commitments in respect of the RBSG Group;

“State Aid Letter” means the letter dated 14 December 2009 from the European Commission to the Secretary of State for Foreign Affairs (with the subject State aid No N422/2009 and N621/2009 — United Kingdom — Restructuring of Royal Bank of Scotland by the State and its participation in the Asset Protection Scheme) (as amended or supplemented from time to time);

“Tangible Net Asset Value” means the aggregate of the NatWest Tangible Net Asset Value and the RBS Tangible Net Asset Value (which amount may be a positive or a negative number);

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Taxation” or “Tax” includes all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person (whether primarily or secondarily liable) and all penalties, charges, costs and interest relating to any of the foregoing;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Litigation” means any claim, legal action, proceeding, suit, litigation, prosecution, investigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, or regulatory agency action (or any judgment, decree, injunction, order or decision relating to any of the foregoing) relating to Tax;

“Tax Warranties” means the Seller Warranties set out in paragraphs 14 to 17 (inclusive) of Schedule 14;

“Third Party Claim” has the meaning given to it in Clause 12.4;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment, transfer or novation in favour of the Purchaser of any of the Contracts or the Loan Guarantees/Security, as the case may be, and “Third Party Consent” means any one of them;

“Third Party Rights Clauses” has the meaning given to it in Clause 16.5.1;

“Total Customer Liabilities” means the aggregate liabilities represented by Customers’ savings deposits, money market deposits, current account deposits and personal account deposits as calculated in accordance with the accounting policies and principles that were used by the Business Sellers in the preparation of the Pro-Forma Financial Information;

“Trade Mark Assignments” means the trade mark assignments in substantially the form set out in Part 4 of Schedule 4 to be entered into at the RBS Closing in accordance with the terms of paragraph 1.2 of Part 1 of Schedule 4;

“Transaction Documents” means this Agreement, the Scheme Documents, the Transitional Trade Mark Licences, the Trade Mark Assignments, the Portfolio Swaps and the TSA and any other agreements, documents or instruments entered into between any of the Business Sellers on the one hand and the Purchaser on the other hand pursuant to or in connection with this Agreement;

“Transaction Taxes” means all notarial fees and all registration, stamp and transfer taxes, fees and duties or their equivalents which are payable in any jurisdiction in respect of this Agreement or the transactions contemplated by this Agreement, including, without limitation, stamp duty, SDLT and SDRT payable in the United Kingdom;

“Transferring Sort Code” means the sort codes of the Business Sellers set out in Schedule 2 to be transferred to the Purchaser (subject to any amendments pursuant to the Sort Code Allocation);

“Transitional Services” means the services provided under the Transitional Services Agreement;

“Transitional Services Agreement” or “TSA” means the transitional services agreement in the Agreed Terms and on such further terms, if any, as are agreed pursuant to Schedule 8, relating to the provision of certain services by the Business Sellers and/or other members of the RBSG Group to the Purchaser after Closing;

“Transitional Trade Mark Licences” means the non-exclusive, royalty-free transitional trade mark licences to be entered into at the NatWest Closing in respect of the NatWest Trade Marks and the RBS Closing in respect of the RBS Trade Marks in accordance with the terms of Part 2 of Schedule 4;

“UKFI” means UK Financial Investments Limited;

“VAT” means United Kingdom Value Added Tax;

“VATA 1994” means the Value Added Tax Act 1994; and

“West Register Business Assets” means any PPA with a Customer in respect of which West Register (Investments) Limited is a counter-party.

1.2	Rights and Liabilities of the Business Sellers

Each Business Seller shall have rights and liabilities (including in relation to payment) under or in relation to a breach of any Transaction Document on a joint and several basis and references to “Business Seller” shall be construed accordingly.

1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:

1.4.1
a person include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company include any company, corporation or any body corporate, wherever and however incorporated or established.

1.5	Subsidiaries and holding companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings in this Agreement as their respective definitions in the Companies Act 2006 (United Kingdom).

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	References to agreements etc.

References to any agreement, instrument or deed shall be to such agreement, instrument or deed as amended, varied, modified, supplemented, extended, novated, renewed or replaced from time to time.

1.8	Legal Terms and Statutes

1.8.1
References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction and, unless otherwise provided, expressions defined in the UK Companies Act 2006 have the meanings there given to them.

1.8.2	A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

1.9	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.10	Headings

All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

1.11	References to “after-Tax basis”

Where this Agreement refers to an indemnity being provided or a payment being made on an “after-Tax basis” such references shall be construed as meaning that:

1.11.1
the amount payable shall be determined having regard to, or after taking into account, the extent to which any Tax would be payable by the recipient which is referable to the matter giving rise to the payment and the extent to which the recipient will be entitled to any Relief which is referable to the matter giving rise to the payment; and

1.11.2
to the extent that the payment is subject to Tax in the hands of the recipient or by way of withholding or deduction, it shall be increased to the extent required to ensure that the benefit of the indemnity or payment is equivalent to the benefit that would have been received if there was no Tax referable to, or payable in respect of, the payment.

2	Agreement to Sell the Businesses

2.1	Sale and Purchase

On and subject to the terms of this Agreement:

2.1.1	the Business Sellers will sell; and

2.1.2	the Purchaser will purchase,

the Businesses as a going concern, in each case with effect from the RBS Effective Time in respect of the RBS Businesses and the NatWest Effective Time in respect of the NatWest Businesses.

2.2	Sale of the Businesses

2.2.1	Subject to Clause 2.2.2, the sale of each Business to be sold under this Agreement shall comprise:

(i)	the Business Properties (subject to and on the terms set out in Schedule 3);

(ii)	the Business Intellectual Property (subject to and on the terms set out in Schedule 4);

(iii)	the Goodwill;

(iv)	the Moveable and Immovable Assets;

(v)	the Business ATMs;

(vi)
the rights and benefits (subject to the burden) of the relevant Business Seller or a member of the RBSG Group arising under the Contracts (subject to and on the terms set out in the Schemes and/or Schedule 5);

(vii)	the rights and benefits of the relevant Business Seller or a member of the RBSG Group arising under the Loan Guarantees/Security (subject to and on the terms set out in the Schemes and/or Schedule 5);

(viii)	the benefit (so far as the same can lawfully be assigned or transferred to the Purchaser) of the Claims;

(ix)	all rights, title and interest of the relevant Business Seller in the Books and Records;

(x)	the Business Receivables; and

(xi)	the Other Business Assets.

The Business Assets shall be sold free from Encumbrances and together with all rights attaching to them as at the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses. Without prejudice to Clause 2.2.3, risk in the NatWest Business Assets shall pass with effect from the NatWest Closing and risk in the RBS Business Assets shall pass with effect from the RBS Closing, save that where a Business Asset is not transferred to the Purchaser on the NatWest Closing in respect of the NatWest Business Assets or the RBS Closing in respect of the RBS Business Assets, risk in that Business Asset shall not pass to the Purchaser on the relevant Closing but shall pass with effect from the time at which such Business Asset is transferred to the Purchaser (unless such Business Asset is a Contract or Loan Guarantee/Security and the benefit of such Contract or Loan Guarantee/Security passes to the Purchaser in accordance with Schedule 5 in which case the risk shall pass at the time the benefit passes in accordance with the provisions of Schedule 5).

If any asset which the parties intend to form part of the sale and purchase pursuant to this Agreement but which does not fall within the definition of “Business Asset” is held by a member of the RBSG Group other than one of the Business Sellers, the Business Sellers shall procure that such asset is transferred to the Purchaser at the NatWest Closing (if such asset is, or is intended to be, part of the NatWest Businesses) or the RBS Closing (if such asset is, or is intended to be, part of the RBS Businesses) and such asset shall, for the purposes of this Agreement, be treated as a Business Asset.

2.2.2	There shall be excluded from the sale of the Businesses under this Agreement:

(i)	any asset, contract, undertaking, arrangement or agreement not referred to in Clause 2.2.1;

(ii)	any information technology platforms and channels;

(iii)	any insurance policy or insurance claim (without prejudice to the provisions of Clause 14);

(iv)	the Excluded Business;

(v)	the Bancassurance Joint Venture and any rights or obligations thereunder or relating thereto;

(vi)	any Client Agreements or Loan Guarantees/Security between the Business Sellers and another member of the RBSG Group (in the capacity as customer);

(vii)	any Products, Client Agreements or Loan Guarantees/Security that have been written off by the Business Sellers in accordance with RBSG’s standard accounting policies;

(viii)	amounts due from any relevant Tax Authority or member of the RBSG Group in respect of Taxation or any Relief in respect of Taxation;

(ix)
any rights of any member of the RBSG Group (including rights of set off or counterclaim) to the extent that such rights relate predominantly to assets referred to in this Clause 2.2.2 or Excluded Liabilities;

(x)	any safe custody items at the Business Properties which are not Safe Custody Items,

(together, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets shall include any asset, contract, undertaking, arrangement and agreement whether written or otherwise in respect of the products and services provided by or in connection with (a) any business (including the asset finance business) carried on under the “Lombard” name or brand and in connection with any loans from Lombard Direct Loans; or (b) products and services provided by or in connection with any invoice finance business carried on under the “RBS Invoice Finance” name or brands.

2.2.3	***

2.2.4	***

2.3	Business Properties and Leaseback Properties

The provisions of Schedule 3 shall apply in respect of the Business Properties and the Leaseback Properties.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

2.4	Intellectual Property

The provisions of Schedule 4 shall apply in respect of the Business Intellectual Property.

2.5	Contracts, Retain Retail Mortgages and Lombard Shared Security

The provisions of Schedule 5 shall apply in respect of the Contracts, Loan Guarantees/Security, the Retain Retail Mortgages and Lombard Shared Security.

2.6	Relevant Employees and Group Retirement Benefit Arrangements

2.6.1	The provisions of Schedule 6 shall apply in respect of the Relevant Employees.

2.6.2	The provisions of Schedule 7 shall apply in respect of the Group Retirement Benefit Arrangements.

2.7	Transitional Services Agreement

The Agreed Terms of the Transitional Services Agreement shall apply in respect of the Transitional Services.

2.8	***

2.9	Safe Custody Items

2.9.1
The parties agree that the items which are the subject of any Safe Custody Agreement and which the Business Sellers provide an inventory on NatWest Closing (in respect of the NatWest Business) or on RBS Closing (in respect of the RBS Businesses) specifying, in respect of each such safe custody item (i) the item number and bar code number of the safe custody item, (ii) the customer account number to which the safe custody items relate, and (iii) where available, a brief description of the safe custody item (the “Safe Custody Items”) shall remain in the relevant Business Properties at the NatWest Closing (in respect of the NatWest Business) and the RBS Closing (in respect of the RBS Businesses) and the Purchaser (or such other relevant custodian) shall take possession of the Safe Custody Items upon transfer of the Safe Custody Agreements to the Purchaser at the relevant Closing.

2.9.2
In respect of any other safe custody items at the Business Properties which are not Safe Custody Items, the Business Sellers agree that on or before NatWest Closing (in respect of the NatWest Business) and on RBS Closing (in respect of the RBS Businesses), they shall remove such safe custody items from the Business Properties.

2.9.3
The parties agree that any safe custody arrangements which do not relate to a Customer or are not Safe Custody Items (an “Excluded Safe Custody Agreement”) shall not transfer to the Purchaser and shall constitute an Excluded Asset for the purposes of this Agreement.

2.9.4	***

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

3	Consideration

3.1	Amount

The consideration for the purchase of the Businesses under this Agreement (the “Purchase Price”) shall be an amount in cash equal to the aggregate of:

3.1.1	the NatWest Bid Value plus the NatWest Tangible Net Asset Value (which amount may be a positive or a negative number) (the “NatWest Purchase Price”); and

3.1.2	the RBS Bid Value plus the RBS Tangible Net Asset Value (which amount may be a positive or a negative number) (the “RBS Purchase Price”),

as adjusted in accordance with Clause 3.2 and provided that the aggregate Purchase Price in respect of the Businesses will not exceed***.

3.2	Adjustments to Purchase Price

The Initial Bid Value, the RBS Bid Value, the NatWest Bid Value, the NatWest Purchase Price and the RBS Purchase Price shall each be subject to the provisions of Schedule 9 and Schedule 21.

3.3	Allocation of Purchase Price

The Purchase Price shall be allocated in accordance with Schedule 9 and the Business Sellers and the Purchaser shall adopt that allocation for all relevant purposes (including Tax) subject to Clause 3.4.

3.4	Fixed Plant and Machinery Apportionment

The parties agree that on each Closing the relevant Business Seller and the Purchaser shall jointly enter into a statutory election or elections (as applicable) pursuant to Section 198 of the Capital Allowances Act 2001 in relation to the fixed plant and machinery forming part of the Business Assets. Such election or elections shall be made by reference to the qualifying expenditure incurred in respect of each relevant Business Property as such expenditure is allocated to separate pools (each a “Capital Allowances Pool”) comprising expenditure incurred on (a) fixtures (as that term is defined in Section 173(1) of the Capital Allowances Act 2001) excluding any integral features (as that term is defined in Section 33A of the Capital Allowances Act 2001) and (b) integral features. The amount fixed by each such election to each Capital Allowances Pool shall be the aggregate net book value of the Business Assets. After Closing each party shall deliver its election notice to an officer of HM Revenue & Customs as soon as reasonably practicable and in any event within the time prescribed by Section 201 of the Capital Allowances Act 2001.

3.5	VAT

Schedule 10 makes provision about VAT and certain other Tax matters.

3.6	Reduction of the Purchase Price

3.6.1
If any payment is made by any Business Seller to the Purchaser in respect of any claim for any breach of any Transaction Document or pursuant to a Seller Warranty or an indemnity or guarantee under a Transaction Document or under the adjustments to the Purchase Price under

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Clauses 3.2, 8.2 and 8.3, the payment shall, to the extent possible, be made by way of adjustment of the consideration paid by the Purchaser for the particular category of Business Asset (if any) to which the payment and/or claim relates under the relevant Transaction Document and the Purchase Price shall be deemed to be reduced by the amount of such payment.

3.6.2	If:

(i)
the payment and/or claim relates to more than one category of Business Asset, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets by reference to the proportions in which the Purchase Price is allocated in accordance with Schedule 9; or

(ii)
the payment and/or claim relates to no particular category of Business Asset, it shall be allocated rateably to all Business Assets by reference to the proportions in which the Purchase Price is allocated in accordance with Schedule 9, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4	Conditions

4.1	Conditions Precedent

4.1.1	The agreement to buy and sell the Businesses is conditional on:

(i)	the Court granting the Court Orders;

(ii)	the FSA having given the certificates required by section 111(2) and Part II of Schedule 12 of the Act in relation to the transfer of the relevant Businesses pursuant to this Agreement;

(iii)
(a) in so far as required, the European Commission having issued a decision under Article 6(1)(b) or Article 6(2) of Council Regulation (EC) 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) on terms reasonably satisfactory to the Purchaser declaring the purchase of the Business by the Purchaser compatible with the internal market; and/or (b) if any aspect of the acquisition is referred to the Office of Fair Trading in the United Kingdom under Article 9 of the Merger Regulation, the Office of Fair Trading or the appropriate Minister having issued a decision on terms reasonably satisfactory to the Purchaser declaring that the Office of Fair Trading or the appropriate Minister does not intend to refer the purchase of the Business by the Purchaser to the Competition Commission and that decision not having been successfully appealed to the Competition Appeal Tribunal, provided that, if the decision has been successfully appealed to the Competition Appeal Tribunal, the condition contained in this Clause 4.1.1(iii) shall nevertheless be satisfied if the Competition Appeal Tribunal has referred the case back to the Office of Fair Trading or the appropriate Minister and the Office of Fair Trading or the appropriate Minister has subsequently issued a decision on terms reasonably satisfactory to the Purchaser that it does not intend to refer the purchase of the Business by the Purchaser to the Competition Commission;

(iv)	the Monitoring Trustee having submitted a reasoned opinion confirming that the Purchaser meets the requirements set out in clauses 3.12(A) to (E) of the State Aid Commitments;

(v)	***

(vi)	HMRC Clearance having been obtained pursuant to the provisions of paragraph 2.1 of Schedule 10 (and not having been withdrawn or being or becoming ineffective before the NatWest Closing).

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

4.1.2
The Business Sellers shall use reasonable endeavours to secure satisfaction of the conditions referred to in Clause 4.1.1(i), (ii), (iv) and (vi) as soon as possible and in any event no later than the Long Stop Date.

4.1.3
The Purchaser shall use reasonable endeavours to secure satisfaction of the conditions referred to in Clause 4.1.1(i), (ii) and (iv) as soon as possible and in any event no later than the Long Stop Date.

4.1.4
The Purchaser agrees to submit a full and complete filing as soon as possible following the date of this Agreement and to take all steps reasonably necessary (in the mutual contemplation of the parties) to secure the satisfaction of the condition referred to in Clause 4.1.1(iii) by the end of the relevant authority’s initial period of review (i.e. without the need for a second phase of investigation).

4.1.5
The Purchaser shall promptly provide the Business Sellers with copies of all material relevant correspondence, documents or other communications received from or sent to any Regulatory Authority relating to the condition set out in Clause 4.1.1(iii). The Purchaser shall also promptly inform the Business Sellers of the content of any meeting or material conversation which takes place between any Regulatory Authorities and the Purchaser or any of its employees, directors, officers, or advisers in relation to the condition set out in Clause 4.1.1(iii) and shall, if requested by the Business Sellers, provide a written summary thereof.

4.1.6
Without prejudice to Clauses 4.1.2 to 4.1.5, the parties agree that all requests and enquiries from any Regulatory Authority arising out of or in connection with the transactions contemplated by this Agreement shall, subject to Clause 4.1.8, be dealt with by the Business Sellers (to the extent that such requests and enquiries relate to their respective Businesses) and the Purchaser in consultation with each other and the relevant Business Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Regulatory Authority upon being requested to do so by the other.

4.1.7
The Business Sellers and the Purchaser undertake to keep each other informed as to the progress towards satisfaction of the conditions in Clause 4.1.1 and, in particular, to disclose anything of which it is aware which will or may prevent any of those conditions from being satisfied before the Long Stop Date promptly upon it coming to its notice.

4.1.8
Nothing in Clauses 4.1.5, 4.1.6 or 4.1.7 shall require the Business Sellers or the Purchaser to disclose to each other any information concerning any businesses or assets other than the Businesses and Business Assets which any such party (acting in good faith) regards as confidential and commercially sensitive.

4.1.9
The party responsible for satisfaction of each condition in Clause 4.1.1 shall give notice to the other party of the satisfaction of the relevant condition within two Business Days of becoming aware of the same.

4.1.10	The Purchaser shall have the right to waive the condition set out in clause 4.1.1 (v).

4.1.11	***

4.2	Termination(s)

4.2.1
Subject to Clause 4.2.3, if on or before the Long Stop Date, one or more of the conditions referred to in Clause 4.1.1 (i), (ii), (iii), (iv) or (vi): (a) is/are not satisfied; or (b) becomes incapable of satisfaction and, in each case, is not waived (where capable of waiver) then:

(i)
the Businesses shall not be sold pursuant to this Agreement and all terms of this Agreement (including Clause 5) and any Transaction Document relating to such sale shall forthwith cease to apply (other than Clauses 1, 4, 15 and 16.2 to 16.17 (inclusive)) (with the date on which such terms cease to apply being the “Termination Date”); and

(ii)
no party shall have a claim against any other party under this Agreement or any Transaction Document, save for any claim arising from breach of any obligation under this Agreement or any Transaction Document (including Clause 4 of this Agreement) on or before the Termination Date.

4.2.2	If, at any time prior to the Long Stop Date***, the condition referred to in Clause 4.1.1(v), is not satisfied, then, upon the Purchaser notifying the Business Sellers in writing of the same:

(i)
the Businesses shall not be sold pursuant to this Agreement and all terms of this Agreement (including Clause 5) and any Transaction Document relating to such sale shall forthwith cease to apply (other than Clauses 1, 4.2, 15 and 16.2 to 16.17 (inclusive)) (with the date upon which such terms cease to apply being the “Purchaser Termination Date”); and

(ii)
no party shall have a claim against any other party under this Agreement or any Transaction Document, save for any claim arising from a breach of any obligation (including Clause 4 of this Agreement) on or before the Purchaser Termination Date.

4.2.3
If on the Long Stop Date the NatWest Court Order has been granted but the RBS Court Order has not been granted, the Long Stop Date shall be extended for a period of*** (or for such other period as the parties may agree) in order for the RBS Closing to occur.

4.2.4	If as a result of the time taken to agree or determine the *** in accordance with Part 2 of Schedule 21, it is reasonably likely that the NatWest Court Order and/or the RBS Court Order shall not be

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

granted before the Long Stop Date, the parties shall consider and discuss (each acting reasonably and in good faith) an extension to the Long Stop Date.***

4.3	The Parties’ Obligations in Relation to the Schemes

4.3.1	The parties will each use all reasonable endeavours to ensure that:

(i)	the Schemes are implemented by the target dates of *** or such other dates as may be agreed by the parties acting reasonably;

(ii)
the Schemes proceed on the basis set out in this Agreement (including as to the assets and liabilities of the Businesses which are to be transferred to the Purchaser) and the Scheme Documents (as agreed in accordance with Clause 4.4) save that, notwithstanding any submissions or arguments made by the Business Sellers and the Purchaser to the contrary, where the FSA, the Court or any other Regulatory Authority requires any Excluded Asset to be transferred pursuant to the Schemes (or the same is required by any Law and Regulation) such Excluded Asset shall be transferred pursuant to the Schemes and, to the extent permitted by Law and Regulation, Clause 9.6 shall apply to such Excluded Asset, failing which, such Excluded Asset shall for the purposes of this Agreement be treated as a Business Asset;

(iii)
the RBS Scheme shall be brought into effect after the effective date of the NatWest Scheme, provided that the RBS Scheme shall be brought into effect on a date falling not more than *** after the effective date of the NatWest Scheme;

(iv)
each Business Seller (in the case of the Purchaser) and the Purchaser (in the case of each Business Seller) (a) is given reasonable notice of any meeting or other discussion which the relevant party is proposing to hold with, or submission which it is proposing to make to, the FSA or the Court concerning the Schemes and/or the transactions related thereto and (b) is permitted to participate in such meeting or discussion and to review and comment on such submission; and

(v)
all matters relating to the implementation of the Schemes (including the preparation of the Scheme Documents, all requests and enquiries from the FSA or the Court relating to the Schemes) shall be dealt with by the Business Sellers and the Purchaser in consultation with each other and the Business Sellers and the Purchaser shall co-operate with each other and provide to each other all information and assistance as may be reasonably necessary in connection with the implementation of the Schemes and no party shall, in relation to the Schemes, provide any undertaking to, or agree any matter with, or submit any document to, the FSA or the Court without the prior written consent of such parties.

4.3.2
The Business Sellers shall procure that the West Register Business Assets shall be transferred to RBS or NatWest as soon as reasonably practicable following the date of this Agreement and, in any event, by such date as will ensure that such Business Assets will be transferred to the Purchaser pursuant to the relevant Schemes. The Business Sellers shall consult with the Purchaser in relation to the transfer of such Business Assets, shall provide the Purchaser with drafts of all documentation relating to such transfer, shall provide the Purchaser with reasonable time to review and comment on such documentation and shall incorporate all comments on such drafts as may be reasonably made by the Purchaser.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

4.3.3
The parties shall consult with each other with a view to agreeing the method by which the Business Assets (together with any related Assumed Liabilities) that relate to Businesses (or the relevant part(s) thereof) carried on by NWHL (the “NWHL Business”) are to be transferred to the Purchaser and, in particular, whether such transfer is to take effect pursuant to the NatWest Scheme or pursuant to some other mechanism as agreed between the parties. In the absence of any such agreement, Clause 4.5 shall apply to the transfer of such Business Assets. In any case, the parties agree that the NWHL Business shall be transferred to the Purchaser at the same time as the other NatWest Businesses.

4.4	The Scheme Documents

4.4.1
The Business Sellers and the Purchaser each undertakes to offer and afford all reasonable co-operation, information and assistance as may be requested by the other party in respect of the preparation of any Scheme Document in a timely manner in order that the Schemes can be implemented in accordance with Clause 4.3.

4.4.2
Subject to the proviso set out in Clause 4.3.2, the Business Sellers and the Purchaser each agrees that the Scheme Documents shall (unless otherwise agreed by the parties) be consistent with the terms set out in this Agreement.

4.4.3
The parties agree that the Business Sellers shall prepare the Scheme Documents and shall consult with the Purchaser in relation to the preparation thereof. The Business Sellers agree to submit drafts and revised drafts of the Scheme Documents to the Purchaser and provide the Purchaser with sufficient time to review and comment on such drafts. The Business Sellers shall incorporate all comments on such drafts as may reasonably be made by the Purchaser and, where necessary, discuss any comments with the Purchaser for the purposes of preparing revised drafts. The Business Sellers and the Purchaser acknowledge that the Scheme Documents are subject to review and comment by third parties, including but not limited to, the FSA and Counsel who will be appointed to represent any or all of the parties at Court and the Business Sellers shall consult with the Purchaser with a view to agreeing any amendments proposed by any such third parties. For the purposes of complying with the obligations set out above, the Business Sellers (and/or the Business Sellers’ Lawyers) shall meet with the Purchaser (and/or the Purchaser’s lawyers, Slaughter and May) on a reasonably regular basis to discuss the Scheme Documents and the timetable for implementing the Schemes.

4.4.4	The parties shall consult with each other and shall use reasonable endeavours to agree Counsel to be appointed to represent any or all of the parties at Court in relation to the Schemes.

4.4.5	The Scheme Documents and all communications and notifications relating to the Schemes shall be consistent in all material respects with the Schemes.

4.4.6
The parties agree that no Scheme Document shall be finalised or published without the prior approval of the Business Sellers and the Purchaser (such consent not to be unreasonably withheld or delayed).

4.4.7	The Scheme Documents shall include any addition or amendment to the Schemes required to correct a manifest error or omission.

4.4.8
The parties agree that prior to the NatWest Closing (in respect of the NatWest Businesses) and prior to the RBS Closing (in respect of the RBS Businesses) the Business Sellers shall have responsibility for preparing, publishing and issuing all communications and notifications to Customers relating to the sale and purchase of the Businesses contemplated by this Agreement. The parties shall consult with each other as to the content of all such communications and notifications, shall provide to each other all information and assistance as may be reasonably necessary in connection therewith and shall incorporate all comments as may be reasonably made by the other. Subject to Clause 4.4.10, no communication or notification to any Customer relating to the sale and purchase of the Businesses contemplated by this Agreement shall be published or issued by the Business Sellers (or any of them) without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

4.4.9
Prior to the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses, the Purchaser shall not publish or issue any communication or notification to Customers relating to the sale and purchase of the Businesses without the prior consent of the Business Sellers, other than any communication which is sent to any customer or employee of any member of the Purchaser’s Group or which is published or issued by the Purchaser pursuant to general marketing activities.

4.4.10
Where any communication or notification (or part of a communication or notification) to Customers relating to the sale and purchase of the Businesses contemplated by this Agreement, other than a Scheme Document, is required by Law and Regulation to be published by the Business Sellers, to the extent reasonably practicable, the Purchaser shall be afforded reasonable time to consider and comment on the contents of such communication or notification and the Business Sellers shall reasonably consider any such comments as may be made by the Purchaser in connection with such communication or notification.

4.5	Non-Scheme Assets and Central Assets

4.5.1
Where any Business Asset (a “Non-Scheme Asset”) is not capable of being transferred to the Purchaser pursuant to the NatWest Scheme or the RBS Scheme, then save for any Contract and/or Loan Guarantee/Security in respect of which Schedule 5 applies, the following shall apply:

(i)
the relevant Business Seller shall transfer any Non-Scheme Asset to the Purchaser on the NatWest Closing (in the case of a Non-Scheme Asset which relates to the NatWest Businesses) or on the RBS Closing (in the case of a Non-Scheme Asset which relates to the RBS Businesses), in each case in accordance with Clause 7 and Schedule 11 and in compliance with all applicable Law and Regulations; and

(ii)
the relevant Business Seller and the Purchaser shall prepare, execute, publish and release any agreements, communications, notices, documents or other instruments (the “Non-Scheme Documents”) that may be required by Law and Regulation or any Regulatory Authority in connection with the transfer of any Non-Scheme Assets to the Purchaser, or which may be reasonably necessary or desirable in connection with the transfer of any Non-Scheme Asset to the Purchaser.

4.5.2
Where any Business Asset relates both to the NatWest Businesses and the RBS Businesses, the parties agree that such asset shall be transferred to the Purchaser on the RBS Closing, save where applicable Law and Regulation or the NatWest Scheme requires the relevant asset to be transferred to the Purchaser on the NatWest Closing.

4.6	SFL, EFG and EIB Loans

4.6.1
In respect of any Client Agreement (a “CFE Client Agreement”) which relates to a loan Product that is part of the Small Firms Loan Guarantee Scheme or the Enterprise Finance Guarantee Scheme, in each case as such scheme is operated by Capital for Enterprise Limited (“CFE”) the parties shall, as soon as reasonably practicable following the date of this Agreement, jointly approach CFE in order to discuss and agree with CFE any actions which are reasonably required to be taken either by the Business Sellers or the Purchaser in order to effect the transfer of any CFE Client Agreements to the Purchaser in accordance with the terms of this Agreement.

4.6.2
In relation to any Client Agreement (an “EIB Client Agreement”) which relates to a loan Product that is part of the European Investment Bank’s small to medium sized enterprise funding scheme, the parties shall, as soon as reasonably practicable following the date of this Agreement, jointly approach the EIB to discuss and agree with the EIB any actions which are reasonably required to be taken by either the Business Sellers or the Purchaser in order to effect the transfer of the EIB Client Agreements to the Purchaser in accordance with the terms of this Agreement.

5	Pre-Closing

Subject to Law and Regulations and Clause 5.2, each of the Business Sellers undertakes (in each case in relation to each Business being transferred by it), between the date of this Agreement and the NatWest Closing (in respect of the NatWest Businesses) and the RBS Closing (in respect of the RBS Businesses), that it shall carry on the relevant Business as a going concern and in the ordinary and usual course as carried on as at the date of this Agreement. In particular, subject as aforesaid, each of the Business Sellers undertakes (in each case in relation to each Business being transferred by it) between the date of this Agreement and the NatWest Closing (in respect of the NatWest Businesses) and the RBS Closing (in respect of the RBS Businesses) that:

5.1.1
it shall, or shall procure that the relevant members of the RBSG Group shall, maintain in force all existing insurance policies for the benefit of the Business Sellers (in relation to the Businesses) and shall not knowingly do anything to make any such policy of insurance void or voidable. For the avoidance of doubt, nothing in this Clause 5.1.1 shall prevent or restrict any of the Business Sellers replacing existing insurance policies (in relation to the Businesses) in the ordinary course of business with new insurance policies with materially equivalent cover provided that a summary of the material terms of any such new insurance policy shall be provided to the Purchaser as soon as reasonably practicable following the date on which such new policy is entered into;

5.1.2	it shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:

(i)	enter into any Contract involving any capital expenditure in respect of Business Assets in excess of *** and ***, in each case exclusive of VAT (or the equivalent);

(ii)	enter into any agreement, which would constitute a Contract or a Loan Guarantee/Security or a GTS Instrument; and:

(a)
which contains any unusual or abnormal terms which are material in the context of the Businesses unless (in the case of Client Agreements, Loan Guarantees/Security or GTS Instruments) such terms are consistent with the terms applied by either Business Seller in relation to its relevant banking business generally;

(b)	which is with any member of the RBSG Group, other than on arm’s length terms (other than deeds of priority executed in connection with any PPA or GTS Instruments);

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(c)
(other than a Client Agreement, a Loan Guarantee/Security, a GTS Instrument, a lease or any other related or similar agreement, undertaking and arrangement with respect to a Business Property and subject to the provisions of Schedule 3) which is not capable of being terminated without compensation at any time with *** notice or less;

(d)
which is an agreement, undertaking or commitment which would neither constitute a Client Agreement, a Loan Guarantee/Security, a GTS Instrument nor involve capital expenditure and which involves or may involve total annual expenditure ***; or

(e)	which is with any third party provider relating to the distribution of ***, in each case excluding GTS Instruments;

(iii)
(except for any amendment or variation reasonably necessary to facilitate any transfer or assignment of any Contract or other transaction contemplated by the Transaction Documents) other than in the ordinary course of business amend or vary any Contract (other than any Client Agreement or Loan Guarantee/Security) save for any minor amendment or variation or any amendment or variation required by Law and Regulations;

(iv)	other than in the ordinary course of business, dispose of or agree to dispose of any Business Asset having *** or any interest in that Business Asset;

(v)
other than in the ordinary course of business or in connection with Segregation acquire, or enter into any agreement to acquire any asset or assets having *** and which, if acquired, would constitute Business Assets;

(vi)
subject to the provisions of Schedule 3 or as a result of the closure or relocation of a Business Property following the expiry or termination of a Lease, close, sell, consolidate or relocate any existing branch, sub-branch or business unit which is a Business Property or (other than as a result of a relocation carried out in accordance with the terms of Schedule 3) open any new branch, sub-branch, business unit or representative office which would become a Business Property;

(vii)	***

(viii)	create, grant or issue any Encumbrance over any of the Business Assets other than in relation to any capital raising by the RBSG Group or posting collateral in the ordinary course of business;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ix)
transfer or seek to transfer any material asset which is a Business Asset to another member of the RBSG Group, or allow another member of the RBSG Group to use such asset, in each case so that such asset no longer constitutes a Business Asset;

(x)	other than in the ordinary course of business, waive or forgive any amount owed to the relevant Business which, either singly or in aggregate, is in excess of ***;

(xi)
initiate, settle or abandon any claim, litigation, arbitration or other proceedings relating predominantly to a Business where any such claim, litigation, arbitration or proceedings, or series of related claims arising from substantially similar facts or circumstances, might reasonably be expected to result in a liability of ***, in each case other than any claim, litigation, arbitration or other proceedings where the outcome may result in series of claims against the RBSG Group in respect of the same or similar issue;

(xii)
make any loan (other than (a) pursuant to Client Agreements; (b) in the ordinary course of business; or (c) loans given or facilitated by any member of the RBSG Group to Relevant Employees as part of the terms of employment referred to in paragraph 4 of Schedule 6) to any person and in the case of a Relevant Employee only on substantially the same terms as those disclosed in the Data Room as being the standard terms applicable to that grade or category of employee;

(xiii)	grant any guarantee or indemnity for the obligations of any person or incur any indebtedness, in each case except in the ordinary course of business;

(xiv)	***

(xv)	***

(xvi)	***

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(xvii)	***

(xviii)
assign, license, charge, abandon, cease to prosecute or otherwise dispose of, or fail to maintain or diligently pursue applications for, any of the Business Intellectual Property or enter into any licence, sub-licence, assignment or other similar agreement in respect of or affecting any licences of Business Intellectual Property;

(xix)
enter into any tenancy, lease or licence agreement in respect of or affecting any of the Business Properties save and except for the renewal of the relevant tenancy lease or licence in accordance with the provisions in Schedule 3;

(xx)	dispose of, or agree to dispose of, or grant or agree to grant any option in respect of any Business Property or interest therein;

(xxi)	grant, or agree to grant any rights over or create any restriction, covenant or Encumbrance affecting any Business Property;

(xxii)	surrender, agree to surrender, serve any break notice or terminate for any other reason whatsoever any Letting Documents (as defined in Schedule 3) affecting the Business Properties; or

(xxiii)	enter into any agreement (conditional or otherwise) to do any of the foregoing.

5.1.3	it shall not, without giving notice in writing to the Purchaser at least 5 Business Days prior to the relevant act or matter being taken or effected:

(i)	enter into any agreement (not being a Contract) involving any capital expenditure in respect of Business Assets *** (or the equivalent);

(ii)	alter or amend any of the material accounting policies or material accounting principles applied by the Business Sellers in respect of any of the Businesses;

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(iii)	***

(iv)
enter into any Client Agreement or Loan Guarantee/Security otherwise than on the terms of the relevant Standard Form Client Agreement (where applicable) (as such terms may be amended or varied in accordance with the relevant Procedures and Policies) or amend any existing Client Agreement or Loan Guarantee/Security otherwise than in accordance with the relevant Procedures and Policies or, in each case, if no Policies and Procedures apply to such Standard Form Agreement, otherwise than in the ordinary course of business;

(v)	enter into any agreement (conditional or otherwise) to do any of the foregoing; or

(vi)
give or make, or permit to be given or made, to any group of Relevant Employees from time to time, any centrally disseminated written communication (or centrally disseminated electronic communication) which concerns the sale and purchase of the Businesses or which may concern or affect their employment after the relevant Closing (including its terms), without giving the Purchaser the opportunity to provide its comments in relation thereto, and the parties will work together in good faith with a view to agreeing such communications.

5.1.4	it shall not, without giving notice in writing to the Purchaser at or within 5 Business Days after the time at which the relevant act or matter is taken or effected:

(i)
materially alter any of the *** applicable to the Business or materially alter *** from the criteria operated by the Business Sellers at the date of this Agreement in each case where such alteration could reasonably be considered to increase the credit exposure or risk profile of the Business

(ii)
materially alter or amend any of the Procedures and Policies, *** adopted by the Businesses as at the date of this Agreement or *** less than cost which in each case would be material in the context of the Businesses except where, in the case of SME Customers and Mid-Corporate Customers, to give such notice would require the Business Sellers to disclose information which could reasonably be considered to be commercially sensitive

(iii)
(except for any amendment or variation reasonably necessary to facilitate any transfer or assignment of any Client Agreement or Loan Guarantee/Security or other transaction contemplated by the Transaction Documents) amend or vary any Standard Form Client Agreement, save for any amendment or variation which is not material in the context of

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

the Businesses taken as a whole or any amendment or variation required by Law and Regulations;

(iv)	alter or amend in a manner which is not material any of the accounting policies or accounting principles applied by the Business Sellers in respect of any of the Businesses;

(v)	sell or provide any product to Customers which is not currently sold or provided by the Business Sellers and which, if so sold or provided, would constitute a Product;

(vi)	make any amendment to any *** which relates to the Businesses and which would be material in the context of the Businesses

(vii)
enter into, or agree to enter into, any EIB Client Agreement (as defined in Clause 4.6.2) which would result in the Business Seller’s aggregate unfunded commitments under all EIB Client Agreements exceeding ***;

(viii)	enter into any agreement (conditional or otherwise) to do any of the foregoing.

5.2	The obligations in Clause 5.1 shall not apply to any act or matter which:

5.2.1	is agreed in writing by the Purchaser;

5.2.2
is required by Law and Regulations (including compliance with the FSA’s Treating Customers Fairly programme) or any government lending commitments by which the Business Sellers are bound or commit to in accordance with Good Industry Practice provided that where any action is to be taken as a result of this clause 5.2.2, the relevant Business Seller shall, so far as reasonably practicable and so long as it does not prevent the relevant Business Seller dealing with Customers in the ordinary course of business and in so far as the relevant Business Seller is permitted to do so by Law and Regulations:

(i)
in the case of an act or matter referred to in Clause 5.1.2 notify the Purchaser in writing prior to such action being taken and, to the extent reasonably practicable, consult with the Purchaser as to the action which is to be taken (and where the relevant Business Seller does not in accordance with this clause 5.2.2, notify the Purchaser in advance of any action which is taken, it shall notify the Purchaser in writing of such action as soon as reasonably practicable after such action has been taken);

(ii)
in the case of an act or matter referred to in Clause 5.1.3 notify the Purchaser in writing prior to such action being taken (and where the relevant Business Seller does not in accordance with this clause 5.2.2, notify the Purchaser in advance of any action which is taken, it shall notify the Purchaser in writing of such action as soon as reasonably practicable after such action has been taken); and

(iii)
in the case of an act or matter referred to in Clause 5.1.4, notify the Purchaser in writing at the time that such action being taken (and where the relevant Business Seller does not in accordance with this clause 5.2.2, notify the Purchaser in at the time that such is taken, it shall notify the Purchaser in writing of such action as soon as reasonably practicable after such action has been taken);

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.2.3	would result in the Business Sellers breaching any duty of confidentiality which is owed to any third party; or

5.2.4	is required in order to transfer the West Register Business Assets to the Business Sellers in accordance with Clause 4.3.2.

5.3
Without prejudice to the obligations in Clause 5.1, the Business Sellers shall not and shall procure that no member of the RBSG Group shall, take or omit to take any action outside the ordinary course of business which may affect the amount of Cash which is in, or held by, the Businesses at the NatWest Closing (in respect of the NatWest Businesses) or the RBS Closing (in respect of the RBS Businesses).

5.4	Access

5.4.1
Subject to Law and Regulations, as from the date of this Agreement, in relation to each Business, until the earlier of the RBS Closing or the Long Stop Date, the Business Sellers shall upon reasonable notice of the timing, purposes and scope of such access, and during normal business hours, procure that a reasonable number of persons representing the Purchaser are given reasonable access to:

(i)	the Business Properties and any other premises from which the Businesses are operated or where their Books and Records are kept;

(ii)	all the Books and Records provided that copies shall not be taken;

(iii)	the Senior Employees; and

(iv)	such other information and/or employees of the RBSG Group as the Purchaser reasonably requires,

in each case to the extent such access is reasonably necessary for planning Separation, Data Migration, Mid-Corporate and Complex SME Data Migration, the Schemes, the integration of the Businesses with the Purchaser’s businesses following the Closings and/or the implementation of the transactions contemplated by this Agreement under Clause 6, provided that the Business Sellers shall, pursuant to this Clause 5.4.1, be required to disclose information which relates only to the Businesses (the “Business Information”) and shall not be required to disclose any information to the Purchaser which relates to any Excluded Business or any other information which could reasonably be considered to be confidential or commercially sensitive (together, the “Non-Business Information”), provided that where any document or record contains both Business Information and Non-Business Information, the Business Sellers shall extract the Business Information from such document or record and provide the same to the Purchaser, or persons representing the Purchaser, in accordance with this Clause 5.4.1.

5.4.2
The Business Sellers shall, following 5.00 p.m. on the NatWest Closing Date and 5.00 p.m. on the RBS Closing Date, provide the Purchaser, or the Purchaser’s representatives, with access to the relevant Business Properties so as to allow the Purchaser to undertake such re-branding or other operational activities as may be reasonably necessary or desirable in connection with the transfer and transition of the relevant Business to the Purchaser on the relevant Closing.

5.5	Reporting

5.5.1
Subject to any Law and Regulations and Clauses 5.5.2 and 5.5.3, for the period until the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses or, if earlier, the Long Stop Date, the Business Sellers shall provide to the Purchaser on a monthly basis (in accordance with Clause 5.5.4) the information set out in Schedule 18 in relation to each Business in the form and prepared in a manner which is consistent with internal reporting practices immediately prior to the date of this Agreement.

5.5.2
The Business Sellers shall ensure that, as soon as reasonably practicable following the date of this Agreement, and in any event in respect of the month ended 31 October 2010 (with the results available in December 2010), the information set out in Schedule 18 which is colour coded amber is capable of being provided to the Purchaser on a monthly basis and, thereafter, subject to any Law and Regulations the Business Sellers shall provide such information to the Purchaser on a monthly basis (in accordance with Clause 5.5.4) for the period until the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses or, if earlier, the Long Stop Date with the exception of any item that is reasonably considered to be impossible or excessively costly to extract from the RBSG Group’s systems or is not available.

5.5.3
The Business Sellers shall use all reasonable endeavours to ensure that information colour code red is capable of being made available as early as possible in 2011 on a monthly basis and, thereafter, subject to any Law and Regulations the Business Sellers shall provide such information to the Purchaser on a monthly basis (in accordance with Clause 5.5.4) for the period until the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses or, if earlier, the Long Stop Date with the exception of any item that is reasonably considered to be impossible or excessively costly to extract from the RBSG Group’s systems or is not available.

5.5.4
The information to be provided by the Business Sellers pursuant to Clauses 5.5.1 to 5.5.3 shall, for the period to 31 December 2010, be provided not more than 35 Business Days following the end of the relevant calendar month, excluding the information set out in the section of Schedule 18 entitled “Risk Metrics” (the “Risk Metrics Information”) which is to be provided not more than 40 Business Days following the end of the relevant calendar month (with the first monthly information to be provided in respect of August 2010 on or before 17 October 2010, except for the information relating the Risk Metrics Information which is to be provided on or before 31 October 2010). For the period from 1 January 2011 until the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses or, if earlier, the Long Stop Date such information shall be provided not more than 30 Business Days following the end of the relevant calendar month, excluding the Risk Metrics Information which is to be provided not more than 40 Business Days following the end of the relevant calendar month (with the first monthly information for 2011 to be provided in respect of January 2011 on or before 27 February 2011).

5.5.5	In addition, the Business Sellers shall provide to the Purchaser:

(i)
as soon as reasonably practicable following this Agreement, internal management accounts for the months ending 30 June 2010 and 31 July 2010 prepared in a manner which is consistent with internal reporting practices immediately prior to the date of this Agreement;

(ii)
on or before 15 October 2010, historical trend information in relation to the profit and loss account, balance sheet and product level data of the Businesses for the period from 1 January 2010 to 30 June 2010. Such information shall be accompanied by an appropriate glossary of definitions and commentaries on performance trends; and

(iii)	on or before 15 November 2010, an update to the financial forecast information in relation to the Businesses for the financial year ending 31 December 2011.

5.5.6
The Business Sellers shall consider, in good faith, any amendments or additions to the form and/or content of the information to be provided pursuant to this Clause 5.5 as may be reasonably requested by the Purchaser and shall consult with the Purchaser with a view to agreeing any such amendments or additions. In particular, the Business Sellers shall consult with the Purchaser as to the feasibility of the Business Sellers producing a monthly interest statement based on customer rates.

5.6	Business Committee

5.6.1
As soon as practicable after the date of this Agreement, the parties shall constitute a business committee (the “Business Committee”) in order to discuss the financial and operating performance of the Businesses between the date of this Agreement and the NatWest Closing (in the case of the NatWest Businesses) and the RBS Closing (in the case of the RBS Businesses).

5.6.2
For the avoidance of doubt the Business Sellers shall not be required to disclose any information to the Purchaser at a Business Committee meeting which (a) is Non-Business Information or (b) would contravene the requirements of any Law and Regulations.

5.6.3
The Business Sellers (acting together) and the Purchaser shall have the right to appoint an equal number of persons to the Business Committee. The Business Committee shall initially meet at least every two weeks to discuss the operating performance of the Businesses and at least every month to discuss the financial performance of the Businesses.

5.7	Approved Persons

5.7.1
At least 3 months prior to the NatWest Closing Date, the Business Sellers shall provide to the Purchaser a list of Relevant Employees who are Approved Persons (as defined in the FSA Rules) of any Business Seller and shall notify the Purchaser of any changes to such list at the end of each calendar month between the date on which such list is provided and the relevant Closing (with the persons on such list, as so amended, being the “Transferring Approved Persons”).

5.7.2
The Business Sellers shall provide the Purchaser with such information as it reasonably requests and which is reasonably required for the Transferring Approved Employees to acquire the status of an Approved Person (as defined in the FSA Rules) of the Purchaser and, if reasonably required by the Purchaser, that the Business Sellers shall use reasonable endeavours to arrange for any relevant documentation to be completed and executed.

5.8	The Business Sellers Obligations in relation to Relevant Employees

5.8.1	Nothing in clause 5.1 will restrict the Business Sellers’ ability in relation to the Relevant Employees

(i)
to put in place (at the Business Sellers’ cost) such *** as it reasonably believes are appropriate in the circumstances provided the Business Sellers bear the costs of  *** in accordance with paragraph 7 of Schedule 6.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.9	Credit Approvals

5.9.1	During the period from the date of this Agreement to the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses):

(i)
where any Business Seller is proposing to enter into any agreement which, if entered into, would constitute a Client Agreement, or where any Business Seller is proposing to renew or restructure an existing Client Agreement; and

(ii)
the entering into, renewal or restructuring of such agreement (a “Material Agreement”) would result in the credit exposure of the Businesses increasing by *** or more relative to the position prior to the entering into, renewal or restructuring of the relevant agreement, then the relevant Business Seller shall not enter into, renew or restructure such agreement without the prior written consent of the Purchaser, save where the relevant Business Seller reasonably considers that the seeking of such consent from the Purchaser would contravene any Law and Regulation.

5.9.2
In the event that the Purchaser does not consent to the entering into, renewal or restructuring of a Material Agreement (including in cases where the relevant Business Seller has not sought such consent in accordance with clause 5.9.1), then the relevant Business Seller may, nevertheless, enter into, renew or restructure such Material Agreement and, in such an event, the relevant agreement shall not be transferred to the Purchaser pursuant to the terms of this Agreement but shall be deemed for the purposes of this Agreement to form part of the Excluded Business.

5.10	Secondees

5.10.1
Following the date of this Agreement, the Business Sellers and the Purchaser shall meet to discuss and explore any ways in which, without contravention of any Law and Regulations, the Purchaser may be able to appoint any persons (up to a maximum of ten) as secondees (the “Secondees”) to work in the Businesses from any date following the date of this Agreement until NatWest Closing (in respect of the NatWest Businesses) and RBS Closing (in respect of the RBS Businesses). If the Business Sellers, acting reasonably, consider that the appointment of any such Secondees would contravene any Law and Regulations, no such Secondees shall be so appointed.

5.10.2
If any Secondees are appointed in accordance with Clause 5.10.1, the Purchaser shall have absolute discretion as to the identity of those who are so appointed, provided that no Secondee shall form part of the Businesses’ executive management team. In addition, during the period in which any Secondee is working in the Businesses, save where required by Law and Regulations, such Secondee shall not be permitted to have any contact whatsoever with the Purchaser and the Purchaser shall not contact any Secondee. Any Secondees so appointed shall be seconded to the Businesses on fixed term contracts and on the basis of the Business Sellers’ standard terms and conditions of employment (subject to any enhanced confidentiality undertakings as the Business Sellers may request).

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.11	***

5.11
The Business Sellers shall use best endeavours to deliver to the Purchaser as soon as practicable after the date of this Agreement the following information in relation to those Mid-Corporate Customers whose customer identification numbers are set out in Part A of Schedule 17 (the “Additional Mid-Corporate Customers”):

(i)	assets and liabilities as at 30 June 2010;

(ii)	impairment provisions as at 30 June 2010;

(iii)	Master Grade Score;

(iv)	SIC classification; and

(v)	Confirmation of any undrawn and any other off balance sheet commitments.

6	Implementation and Separation planning

6.1	Cooperation

6.1.1
The parties agree and acknowledge that the objective of the parties in relation to Separation is the timely and effective separation of the Businesses from the RBSG Group, moving from one “steady state” to an equivalent steady state in terms of capability, competency and functionality in the operation and management of the Businesses by the Purchaser.

6.1.2
The parties shall work together collaboratively and in good faith from the date of this Agreement until Separation is complete, to plan for the implementation of the transactions contemplated by this Agreement, including Separation and Data Migration.

6.2	Committee

6.2.1
As soon as practicable after the date of this Agreement, the parties shall constitute an implementation committee to oversee and manage the separation and planning referred to in Clause 6.1.1 (the “Implementation Committee”) consisting of an equal number of appropriate nominees (as notified to the other party from time to time) from the Business Sellers (acting together) and the Purchaser, including the Separation Managers to be appointed in accordance with Clause 6.2.2.

6.2.2	The Business Sellers (acting together) and the Purchaser shall each appoint one person (the “Separation Manager”) to:

(i)	manage the development of the Separation Plan;

(ii)	manage variation requests in relation to the Separation Plan; and

(iii)	monitor and report on material matters relating to Separation to the Implementation Committee.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

6.3	Separation Plan

6.3.1
The parties shall, acting reasonably and using all reasonable endeavours, agree a written plan (the “Separation Plan”) as soon as practicable after the date of this Agreement and in any case by the NatWest Closing to achieve Separation by the Mid-Corporate and Complex SME Data Migration Date.

6.3.2	The Separation Plan shall include a plan and timetable for Separation (including without limitation):

(i)	a complete plan for the migration and redirection of Retail Customers, SME Customers and Mid-Corporate Customers from the Business Sellers to the Purchaser’s Group;

(ii)	a complete plan for the replacement by the Purchaser of any service provided by or on behalf of the RBSG Group to the Businesses (or any one of them);

(iii)	details and timing of any activities and responsibilities of the parties in carrying out the Separation Plan;

(iv)
identification of any agreements between a member of the RBSG Group and a third party for the provision of services to the Businesses (or any one of them), including any consents required under such agreements in order to provide services under the Transitional Services Agreement (“TSA Consents”), and any expiry, renewal or similar event under any such agreement which falls within the period covered by the Separation Plan;

(v)	any other activities required to enable Separation to occur;

(vi)	safeguards to ensure minimal disruption to the Businesses and to both parties’ ongoing businesses until Separation is complete; and

(vii)	appropriate levels of core and dedicated resources required to support Separation.

6.3.3	The Business Sellers (acting together) and the Purchaser shall each bear:

(a)	***

(b)	***

6.3.4
To the extent that the Purchaser requests additional assistance from the Business Sellers in respect of putting in place the replacement services contemplated by Clause 6.3.2(ii), *** providing such assistance. For the voidance of doubt, any steps required to be taken by any member of the BSG Group to wind down or exit existing services provided to the Businesses shall not constitute additional assistance for the purposes of this Clause 6.3.4.

6.4	Planning and implementation

6.4.1
The parties acknowledge and agree that the Implementation Committee will meet at least once every week and will be the primary forum through which the Business Sellers and the Purchaser will work together to plan and implement the proposed transactions contemplated by this Agreement.

6.4.2
From the date of this Agreement, the Business Sellers and the Purchaser shall each use their respective reasonable endeavours to ensure that the Implementation Committee seeks, in good faith, to agree:

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(i)	the steps each party will take in order to secure the necessary regulatory approvals and support for the transfers and transactions contemplated by the Transaction Documents;

(ii)
the steps each party will take to notify Customers of the proposed sale and to give effect to the Schemes, the transfer of the Contracts and the Loan Guarantees/Security in accordance with Part 1 of Schedule 5 and any transfers pursuant to Clause 4.3.2, Clause 4.3.3 and (as necessary) Clause 4.5;

(iii)	the steps each party will take in accordance with Schedule 5 to seek all necessary Third Party Consents and to implement the other arrangements contemplated by Schedule 5;

(iv)	the steps each party will take in accordance with Schedule 6 in respect of Relevant Employees;

(v)	the steps each party will take in accordance with Schedule 3 to seek all necessary Property Third Party Consents;

(vi)	the steps each party will take to ensure that re-branding occurs in accordance with the terms of the Transaction Documents; and

(vii)
without prejudice to the remaining provisions of this Clause 6 and the provisions of Schedule 8 and the Transitional Services Agreement, the steps each party will take in relation to Separation and Data Migration.

6.4.3
Without limiting the foregoing, the Business Sellers and the Purchaser shall each use their respective reasonable endeavours to ensure that the Implementation Committee seeks, in good faith, to plan for:

(i)	the Closings;

(ii)	the provision of services under the TSA by the RBSG Group; and

(iii)	Data Migration.

6.5	Data Migration

6.5.1
The parties shall each use their best endeavours to ensure that Data Migration is able to take place by *** in respect of the NatWest Businesses and by *** in respect of the RBS Businesses or such other dates as may be agreed by the parties acting reasonably.

6.5.2
The Business Sellers and the Purchaser shall take all such steps as may be necessary to ensure that Data Migration is able to take place by the Long Stop Date in respect of the NatWest Businesses and by the RBS Businesses.

6.5.3
The Business Sellers and Purchaser shall each use their best endeavours to ensure that the Mid-Corporate and Complex SME Data Migration is able to take place as soon as reasonably practicable following the NatWest Closing in respect of the NatWest Businesses and as soon as reasonably practicable following the RBS Closing in respect of the RBS Businesses.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

6.5.4
Each of the Business Sellers and the Purchaser shall provide to each other such information as the other party may reasonably require to enable it to satisfy its obligations in Clause 6.5.1, 6.5.2 and 6.5.3, including the Business Sellers’ provision of:

(i)	in each case, all data definition files relating to the Business Data;

(ii)	in each case, all rules relating to the Business Data;

(iii)	in each case, a break down of the Business Data by Customer, Product and channel; and

(iv)	in the case of Clause 6.5.3, information relating to:

(a)	the retail internet channel XML shell;

(b)	the process by which Customers are identified, routed and granted access to their account details and services;

(c)	the Customer experience with respect to each channel relating to the SME Business and Mid-Corp Business; and

(d)	which processes relating to the SME Business and Mid-Corp Business are automated and which are undertaken manually.

6.5.5	Without prejudice to the provisions of Clause 6.5.2 and 6.5.3, the Business Sellers shall provide the Business Data to the Purchaser:

(i)	in relation to the Retail Business and SME Business (other than in respect of Complex SME Customers) at the relevant Closing; and

(ii)	in relation to the SME Business (in respect of the Complex SME Customers) and Mid-Corporate Business at the Mid-Corporate and Complex SME Data Migration Date,

in each case, in such format as the parties (acting reasonably) agree.

6.6	Post Closing

Without limiting the remaining provisions of this Clause 6, each of the Business Sellers and the Purchaser shall use reasonable endeavours to ensure that, following the NatWest Closing Date, the Implementation Committee meets at least once a week to:

6.6.1
identify any property, right or asset forming part of the Business Assets to be transferred to the Purchaser that has not been transferred and seek to effect that transfer to the Purchaser in accordance with Clause 9.6;

6.6.2
identify any property, right or asset that has been transferred to the Purchaser which did not form part of the Business Assets to be transferred and seek to effect the re-transfer to the relevant Business Seller in accordance with Clause 9.7; and

6.6.3	review the status of the transfer and separation of the Businesses and to determine how any issues arising therefrom are to be dealt with,

with such meetings to continue until such time as the Implementation Committee considers that it is appropriate to meet less frequently or that no further meetings of the Implementation Committee are necessary.

6.7	Dispute resolution

6.7.1
If a dispute or difference of opinion arises in relation to any of the matters referred to in Clause 6.4.2 or otherwise dealt with by the Implementation Committee and the members of the Implementation Committee are unable to resolve that dispute within a reasonable period, then each of the Business Sellers or the Purchaser may issue a notice requiring that the dispute be referred, in the case of the Business Sellers, to such person as shall be notified by the Business Sellers to the Purchaser for such purpose as soon as reasonably practicable after the date of this Agreement and, in the case of the Purchaser, to such person as shall be notified by the Purchaser to the Business Sellers for such purpose as soon as reasonably practicable after the date of this Agreement.

6.7.2
If a dispute or difference of opinion is referred under Clause 6.7.1 the Purchaser and the Business Sellers shall each procure that its representative negotiates in good faith to resolve the dispute or difference of opinion for a period of up to 20 Business Days.

6.8	Law and Regulations

6.8.1	The operation of the Implementation Committee shall be consistent with Law and Regulations

7	Closing

7.1	Date and Place

7.1.1	Subject to Clauses 4 and 7.1.2, and unless otherwise specified by a relevant Regulatory Authority:

(i)
the NatWest Closing shall take place immediately following the NatWest Effective Time at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ or at such other place as may be agreed between the Purchaser and the Business Sellers; and

(ii)
the RBS Closing shall take place immediately following the RBS Effective Time at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ or at such other place as may be agreed between the Purchaser and the Business Sellers.

7.1.2
Without prejudice to Clause 6.5.2, the parties shall take all such steps as may be necessary to procure that the Effective Times and Closings shall be delayed until the parties are satisfied that the Data Migration is able to take place and the Business Seller are able to provide the relevant information technology services under the TSA in respect of the Complex SME Customers and the Mid-Corporate Customers.

7.2	Closing Events

At the Closings, the parties shall comply with their respective obligations specified in Schedule 11 in relation to the Businesses. The Business Sellers may waive some or all of the obligations of the Purchaser as set out in Schedule 11 and the Purchaser may waive some or all of the obligations of the Business Sellers or any Business Seller as set out in Schedule 11.

7.3	Payment on Closings and initial allocation of the Purchase Price

7.3.1	At the NatWest Closing the Purchaser shall pay in cash to NatWest n its own behalf and on behalf of NWHL an amount in aggregate xpressed in Pounds Sterling which shall be equal to:

(i)	the NatWest Bid Value;

plus

(ii)	the Estimated NatWest Tangible Net Asset Value,

it being acknowledged that the resulting amount may be ***.

7.3.2	At the RBS Closing the Purchaser shall pay in cash to RBS an amount expressed in Pounds Sterling which shall be equal to:

(i)	the RBS Bid Value;

plus

(ii)	the Estimated RBS Tangible Net Asset Value,

it being acknowledged that the resulting amount may be ***.

7.3.3	***

7.3.4	***

7.3.5	Amounts payable under Clauses 7.3.1, 7.3.2, 7.3.3 and 7.3.4above shall be allocated in accordance with Schedule 9.

7.4           Notification of Estimated Tangible Net Asset Value Amount

Not less than ten Business Days prior to the relevant Closing, the Business Sellers shall notify the Purchaser of the following:

7.4.1
the Estimated NatWest Tangible Net Asset Value (in respect of the NatWest Closing) and the Estimated RBS Tangible Net Asset Value (in respect of the RBS Closing) and, in each case, shall include a breakdown of the constituent elements of the relevant Estimated Tangible Net Asset Value as set out in Part 2 of Schedule 12; and

7.4.2
if any Business Assets comprising a material part of the Businesses taken as a whole (being such Business Assets that would represent at least 25% of the customer liabilities or the gross customer assets of the Businesses as at the relevant Closing Date) are not expected to transfer pursuant to the relevant Scheme or otherwise to the Purchaser as at the relevant Closing. If there are any such material Business Assets, the Business Sellers and the Purchaser shall meet to discuss, and agree, acting reasonably, the appropriate proportion of the Bid Value which shall be held back by the Purchaser and not paid to the Business Sellers at the relevant Closing, such amount to be paid by the Purchaser to the relevant Business Seller immediately upon the subsequent transfer of such Business Assets or substantially all of them.

7.5	Breach of Closing Obligations

7.5.1
Subject to the terms of the Schemes and the Court Orders, if any party fails to comply with any obligation in Clauses 7.2, 7.3 or 7.4 or Schedule 11 in relation to either Closing, the Purchaser, in the case of non-compliance by any of the Business Sellers (in relation to the obligations relating to their respective Businesses only), or the Business Sellers, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Business Sellers or the Purchaser, as the case may be:

(i)	to effect the relevant Closing so far as practicable having regard to the defaults which have occurred; or

(ii)
to the extent permitted by the FSA, the Court or any other Regulatory Authority or Law and Regulation, to fix a new date for the relevant Closing being the last day of a calendar month (not being more than 25 Business Days after the previously agreed date for the relevant Closing) in which case:

(a)
if the new date relates to the NatWest Closing, to also fix a new date for the RBS Closing being the last day of a calendar month not more than two calendar months after the deferred NatWest Closing; and

(b)	the provisions of Schedule 11 shall apply to such Closing as so deferred but provided such deferral may only be effected once by each of the Business Sellers and the Purchaser.

8	Post-Closing Adjustments

8.1	Closing Statement

The Business Sellers shall procure that as soon as practicable (and in any event within 45 Business Days) following the RBS Closing there shall be drawn up the draft Closing Statements (the “Draft Closing Statements”) in accordance with Part 1 of Schedule 12 at Closing.

8.2	Determination of Closing Statements

8.2.1
The Draft Closing Statements shall be prepared in accordance with those accounting principles, policies, procedures, practices and techniques set out in paragraph 2 of Part 1 of Schedule 12 and, as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 12:

(i)	shall constitute the Closing Statements in relation to the Business to which it relates for the purposes of this Agreement; and

(ii)	shall be final and binding on the parties.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

8.2.2	The Tangible Net Asset Value in respect of the Businesses shall be as reflected in the Closing Statements agreed or determined in relation to the Businesses in accordance with Schedule 12.

8.3	Adjustments to Purchase Price

8.3.1	Tangible Net Asset Value

If the Tangible Net Asset Value attributable to the Businesses is different from the Estimated Tangible Net Asset Value in respect of the Businesses then the Business Sellers shall pay to the Purchaser or (as the case may be) the Purchaser shall pay to the relevant Business Seller such amount as will ensure that the aggregate of the payments made under Clause 7.3 and this Clause 8.3.1 equals the consideration due under Clause 3.1.

Such payment shall be made on or before the Payment Date and such amount shall be allocated between the Business Sellers or the Purchaser, as the case may be, by reference to the deficiency or excess attributed to the Businesses in the relevant Closing Statements.

8.3.2	Interest

Any payment to be made in accordance with Clause 8.3.1 shall be made together with an amount equal to interest thereon calculated from and including the relevant Closing Date to the date of payment at a rate per annum of 1 per cent. above LIBOR from time to time, accruing from day to day calculated on the basis of the actual number of days elapsed and a year of 360 days.

8.3.3	Payment and allocation

Where any payment is required to be made pursuant to this Clause 8.3:

(i)	the payment made on account of the Purchase Price shall be reduced or increased accordingly; and

(ii)	the allocation of the Purchase Price shall be adjusted in accordance with paragraph 3 of Schedule 9.

9	Post-Closing Obligations

9.1	Indemnity by the Purchaser against Assumed Liabilities

Notwithstanding any Law and Regulations which require the Business Sellers, in relation to their respective Businesses, to assume, discharge, perform or honour any Assumed Liability, the Purchaser shall indemnify and keep indemnified the Business Sellers and each member of the RBSG Group (each a “Seller Indemnified Person”) on an after-Tax basis from and against:

9.1.1
any Liability or Losses suffered or incurred by a Seller Indemnified Person to the extent they arise from any Assumed Liabilities assumed, discharged, performed or honoured by any Seller Indemnified Person; and

9.1.2
any third party professional or other out of pocket costs and expenses directly arising out of or in connection with any Seller Indemnified Person being required to assume, discharge, perform or honour any Assumed Liability or taking any reasonable action to investigate, avoid, resist or defend itself against any matter, Liability or Loss referred to in Clause 9.1.1.

9.2	Indemnity by the Business Sellers against Excluded Liabilities

Notwithstanding any Law and Regulations which requires the Purchaser or any member of the Purchaser’s Group to assume, discharge, perform or honour any Excluded Liability, each Business Seller, in relation to its respective Businesses only, shall indemnify and keep indemnified the Purchaser and each member of the Purchaser’s Group (each a “Purchaser Indemnified Person”) on an after-Tax basis from and against:

9.2.1
any Liability or Losses suffered or incurred by a Purchaser Indemnified Person to the extent they arise from any Excluded Liabilities assumed, discharged, performed or honoured by any Purchaser Indemnified Person; and

9.2.2
any third party professional or other out of pocket costs and expenses directly arising out of or in connection with any Purchaser Indemnified Person being required to assume, discharge, perform or honour any Excluded Liability or taking any reasonable action to investigate, avoid, resist or defend itself against any matter, Liability or Loss referred to in Clause 9.2.1.

9.3	Indemnity by the Business Sellers against certain Liabilities

Each Business Seller, in relation to its respective Business only, shall indemnify and keep indemnified each Purchaser Indemnified Person on an after-Tax basis from and against any Liabilities or Losses (including any third party professional or other out of pocket costs and expenses directly arising out of or in connection with any Purchaser Indemnified Person taking any reasonable action to investigate, avoid, resist or defend itself against any matter, Liability or Loss referred to in paragraphs (i), (ii) or (iii) of this Clause 9.3) suffered or incurred by any Purchaser Indemnified Person in connection with:

(i)
any fraud by any person in respect of *** held by *** which occurs prior to *** and any fraud in respect of *** held by ***, whether such fraud occurs prior to or after the relevant Closing, where such fraud arises as a result of any action or omission *** prior to the relevant Closing or as a result of action taken prior to the relevant Closing by *** or their agent;

(ii)	any failure by or on behalf of a Business Seller to maintain and/or retain any Client Agreement in accordance with Law and Regulation; and

(iii)
***, save to the extent that any such claim, or any such Liabilities or Losses, arise from any Event (including any act or omission of a member of the Purchaser’s Group or any of their employees or agents) that occurs at any time ***.

9.4	Release of Guarantees

9.4.1
The Purchaser and the Business Sellers shall use their respective reasonable endeavours to procure by the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses or, to the extent not done by the relevant Closing, as soon as reasonably practicable thereafter, the release with effect from the relevant Closing of the Business Sellers or any member of the RBSG Group from those security arrangements, guarantees or indemnities given by or binding upon the Business Sellers or any member of the RBSG Group in respect of any obligations of the Business Sellers or any member of the RBSG Group in respect of the Business Assets to the extent that such obligations are the Assumed Liabilities. Pending such

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

release, the Purchaser shall indemnify and keep indemnified (on an after-Tax basis) the Business Sellers and any member of the RBSG Group against all amounts required to be paid by any of them pursuant to any such security, guarantees or indemnities and any Losses arising out of or in connection with them, in each case to the extent that such amounts or Losses relate to events occurring or acts or omissions after the relevant Closing.

9.4.2
For the purposes of Clause 9.4.1 in using “reasonable endeavours” the Purchaser shall not be required to assume any Liability more onerous than being a substitute guarantor or counterparty, as applicable.

9.4.3	For the purposes of this Clause 9.4 the parties acknowledge and agree that:

(i)	one or more of the relevant securities, guarantees or indemnities may become known to the Business Sellers or the Purchaser (as the case may be) on or after the relevant Closing; and

(ii)
upon becoming so aware of such a security, guarantee or indemnity (as the case may be) the relevant party shall notify the other parties in writing as soon as practicable of its existence, and the obligations under Clause 9.4.1 shall apply.

9.4.4
The provisions of this Clause 9.4 shall not apply in relation to any GTS Instruments or Indemnified GTS Instruments (or, for the avoidance of doubt, any GTS Client Agreements), to which the provisions of Clause 9.12 shall apply.

9.5	The Business Receivables or Retained Business Receivables

9.5.1
Any monies received by any member of the RBSG Group in respect of Business Receivables shall be held on trust for the Purchaser (but may be held in a co mingled account) and the Business Sellers shall, in relation to their respective Businesses, pay to the Purchaser the amount recovered free from any withholding, deduction or other right of set off, except where such withholding or deduction is required by law (in which case the relevant Business Seller shall be permitted to make such withholding or deduction from the amount payable to the Purchaser at the rate applicable by law but it shall increase any payment or make any additional payment to the Purchaser as a result of such withholding or deduction) and together with an amount equal to interest thereon calculated from and including the date on which the relevant monies were received by the RBSG Group to the date of payment at a rate per annum equal to LIBOR. Such payments shall be aggregated and made on a weekly basis in respect of all such receipts received during such day.

9.5.2
Any monies received by any member of the Purchaser’s Group in respect of Retained Business Receivables shall be held on trust for the Business Sellers (but may be held in a co-mingled account) and the Purchaser shall pay to the Business Sellers in relation to their respective Businesses the amount recovered free from any withholding, deduction or other right of set off, except where such withholding or deduction is required by law (in which case the Purchaser shall be permitted to make such withholding or deduction from the amount payable to the Business Sellers at the rate applicable by law but it shall increase any payment or make any additional payment to the Business Sellers as a result of such withholding or deduction) and together with an amount equal to interest thereon calculated from and including the date on which the relevant monies were received by the Purchaser’s Group to the date of payment at a rate per annum equal to LIBOR. Such payments shall be aggregated and made on a weekly basis in respect of all such receipts received during such day.

9.6	The Business Sellers’ Continuing Transfer Obligations

9.6.1
Notwithstanding Closing and, except as provided in Schedules 3, 4, 5 and 6, if any property, right or asset which is agreed to form part of the Business Assets to be transferred to the Purchaser under this Agreement has not been transferred to the Purchaser on the NatWest Closing in respect of the NatWest Businesses or the RBS Closing in respect of the RBS Businesses, the relevant Business Seller shall transfer such property, right or asset (and any related liability which is an Assumed Liability) as soon as practicable (and at its own cost, subject to Clause 16.10) to the Purchaser.

9.6.2
The value of such property, right or asset shall to the extent appropriate be included in the Tangible Net Asset Value and if, and to the extent that, the post-Closing adjustments referred to in Clause 8 have been effected without such value having been taken into account, the Purchaser shall, to that extent, pay the relevant Business Seller an amount in cash equal to the amount (if any) by which the Tangible Net Asset Value would have increased had the full value of the relevant property, right or asset been included in the relevant Closing Statement after taking account of any related liability which is an Assumed Liability to the extent the same was taken into account in the calculation of the Tangible Net Asset Value. If the Tangible Net Asset Value was a deduction from the Purchase Price, the Purchaser shall pay to the relevant Business Seller an amount in cash equal to any amount by which such deduction would have been reduced had the full value of the relevant property, rights or assets been included in the relevant Closing Statement after taking account of any related liability which is an Assumed Liability to the extent that the same was taken into account in the calculation of Tangible Net Asset Value. The relevant Business Seller shall pay to the Purchaser an amount in cash equal to the amount (if any) by which the Tangible Net Asset Value would have decreased had the value of the relevant property, right or asset been included in the relevant Closing Statement after taking account of any related liability which is an Assumed Liability and to the extent the same was taken into account in the calculation of the Tangible Net Asset Value. If the Tangible Net Asset Value was a deduction from the Purchase Price, the relevant Business Seller shall pay to the Purchaser an amount in cash equal to any amount by which such deduction would have been increased had the value of the relevant property, rights or assets been included in the relevant Closing Statement after taking account of any related liability which is an Assumed Liability to the extent that the same was taken into account in the calculation of Tangible Net Asset Value.

9.7	The Purchaser’s Continuing Transfer Obligations

9.7.1
If, following the NatWest Closing in respect of the NatWest Businesses or the RBS Closing in respect of the RBS Businesses, any Excluded Asset or any property, right or asset, not forming part of the Business Assets to be transferred to the Purchaser under this Agreement, is found to have been transferred to the Purchaser on the relevant Closing in error, the Purchaser shall transfer such property, right or asset (and any related liability which is an Excluded Liability) as soon as practicable to the relevant Business Seller or another member of the RBSG Group agreed between the Purchaser and the Business Sellers.

9.7.2
The value of such property, right or asset shall to the extent appropriate be excluded from the Tangible Net Asset Value and if, and to the extent, the post-Closing adjustments referred to in Clause 8 have been effected with such value having been taken into account, the Business Sellers shall, to that extent, pay the Purchaser an amount in cash equal to the amount (if any) by which the Tangible Net Asset Value would have reduced had the full value of the relevant property, right or assets not been included in the relevant Closing Statement after taking into account any related liability which is an Excluded Liability to the extent that the same was taken into account in the calculation of the Tangible Net Asset Value. If the relevant Tangible Net Asset Value was a deduction from the Purchase Price, the relevant Business Seller shall pay the Purchaser an amount equal to the amount by which such deduction would have been increased had the full value of the relevant property, right or assets not been included in the relevant Closing Statement after taking into account any related liability which is an Excluded Liability to the extent that the same was taken into account in the calculation of the Tangible Net Asset Value. The Purchaser shall pay to the relevant Business Seller an amount in cash equal to the amount (if any) by which the Tangible Net Asset Value would have increased had the value of the relevant property, right or asset been excluded from the Closing Statement after taking into account any related liability which is an Excluded Liability to the extent that the same was taken into account in the calculation of the Tangible Net Asset Value. If the Tangible Net Asset Value was a deduction from the Purchase Price, the Purchaser shall pay to the relevant Business Seller an amount in cash equal to any amount by which such deduction would have been decreased had the value of the relevant property, rights or assets not been included in the Closing Statement after taking into account any related liability which is an Excluded Liability to the extent that the same was taken into account in the calculation of the Tangible Net Asset Value.

9.8	Information and communications

9.8.1
After the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses (and without limiting any of the Seller Warranties), if the Business Sellers become aware (whether by notice from the Purchaser or otherwise) that any Books and Records are not in the possession of the Purchaser but is or are in the possession or under the control of or available to the Business Sellers or any other member of the RBSG Group, the Business Sellers shall notify the Purchaser and procure that such Books and Records are delivered (at the Business Sellers’ cost) to the Purchaser as soon as reasonably practicable on request (having regard to any time periods in which the Purchaser might require such Books and Records to be transferred in order to comply with Law and Regulation) and/or Good Industry Practice.

9.8.2
Where any part of (but not the whole of) any document or record constitutes Books and Records, then the Business Sellers shall use all reasonable endeavours to separate such part or parts of the relevant document or record from the remainder and shall deliver such part or parts to the Purchaser in accordance with the terms of this Agreement.

9.8.3
In the case of any document that would constitute Books and Records but for the fact that the relevant Business Seller is required by Law and Regulation to retain such document, the relevant Business Seller shall allow the Purchaser and its respective officers, directors, employees, auditors, professional advisers and agents reasonable access, on reasonable notice and during business hours, together with the facility (at the cost of the Business Sellers) to take copies of such books and records provided that if the Purchaser requires further rights in relation to such document beyond those set out in this Clause 9.8.3 in order to comply with any Law and Regulation and/or with Good Industry Practice, then the Purchaser and the relevant Business Seller shall consult with each other and the Business Sellers shall use all reasonable endeavours to provide the Purchaser which such rights as may be necessary in order for the Purchaser to comply with such Law and Regulation and/or with Good Industry Practice (subject to the RBSG Group also complying with any relevant Law and Regulations applicable to it).

9.8.4
Each Business Seller shall use reasonable endeavours to procure that all notices, correspondence, orders or inquiries relating to the Businesses or the Business Assets which are received by the Business Sellers or any other member of the RBSG Group (including from customers and clients) on or after the relevant Closing shall be passed to the Purchaser as soon as is reasonably practicable.

9.9	Post-Closing access for the Purchaser

Notwithstanding Closing, the Business Sellers shall retain for a period of 7 years from the NatWest Closing in respect of the NatWest Businesses and a period of 7 years from the RBS Closing in respect of the RBS Businesses the books, records and documents of the Businesses (including records in relation to VAT, subject to the provisions of Schedule 10) to the extent they relate to the period of time prior to the relevant Closing and are not delivered to the Purchaser on or after the relevant Closing and shall (subject to compliance with Law and Regulations and after redaction of any information which does not relate to the Businesses) allow the Purchaser and its respective officers, directors, employees, auditors, professional advisers and agents reasonable access, on reasonable notice and during business hours, together with the facility (at the cost of the Purchaser) to take copies of such books, records and documents.

9.10	Post-Closing access for Business Sellers

The Purchaser shall retain for a period of 7 years from the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses, the books, records and documents which relate to the Businesses (including, without limitation, the Books and Records and, subject to the provisions of Schedule 10, records in relation to VAT,) and which are delivered to the Purchaser on or after the relevant Closing to the extent they relate to the period of time prior to the relevant Closing and shall (subject to compliance with Law and Regulations and after redaction of any information relating to periods after the relevant Closing) allow the Business Sellers and their respective officers, directors, employees, auditors, professional advisers and agents reasonable access, on reasonable notice and during business hours, together with the facility (at the cost of the Business Sellers) to take copies of such books, records and documents.

9.11	Obligation in respect of Customer Derivative Contracts

9.11.1
The Business Sellers and the Purchaser agree that the NatWest Portfolio Swap(s) and the RBS Portfolio Swap(s) will be entered into at NatWest Closing and RBS Closing respectively, and that each Portfolio Swap shall constitute a Transaction for the purposes of (and as defined in) the Hedging ISDA.

9.11.2
The Business Sellers and the Purchaser agree to attend meetings with each other prior to the NatWest Closing Date, at such intervals and of such duration as may be reasonably necessary for the purposes of agreeing, and (each acting reasonably and using all reasonable endeavours and subject to the provisions of Clauses 9.11.3) shall seek to agree, as soon as reasonably practicable and in any event prior to close of business on the Business Day immediately preceding the NatWest Closing Date, the commercial terms of, and the form of Confirmation (as such term is defined in the Hedging ISDA) to be executed in relation to, each Portfolio Swap.

9.11.3
The commercial terms of the Portfolio Swaps shall be agreed by the Business Sellers and the Purchaser, each acting reasonably and using all reasonable endeavours, in accordance with the following parameters:

(i)
the pricing and valuation in respect of the NatWest Portfolio Swap(s) shall be determined by each of, and agreed between, the Business Sellers and the Purchaser at the close of business on the Business Day immediately preceding the NatWest Closing Date, by applying a methodology which is consistent with the discussions between the Business Sellers and the Purchaser regarding the Portfolio Swaps in connection with the execution of this Agreement;

(ii)	the pricing and valuation in respect of the RBS Portfolio Swap(s) shall be determined by each of, and agreed between, the Business Sellers and the Purchaser at the close of business on the Business Day immediately preceding the RBS Closing Date, by applying a methodology which is consistent with the discussions between the Business Sellers and the Purchaser regarding the Portfolio Swaps in connection with the execution of this Agreement;

(iii)
the pricing and the valuation in respect of the Portfolio Swaps described in (i) and (ii) above shall each be based on an amortisation profile of embedded mark-to-market derivatives from which the parties shall use Probability of Default and Loss Given Default (as such terms are used in the Basel II Accord) to calculate an appropriate credit provision (as discussed by the parties prior to the date of this Agreement), having regard to the actual NatWest Hedged Contracts or the RBS Hedged Contracts, as the case may be, and other relevant facts and circumstances as at the date of such determination;

(iv)
the Business Sellers and the Purchaser shall procure that such changes are made to the terms of the Hedging ISDA (and, if applicable, the Credit Support Annex in relation thereto) in relation to the NatWest Portfolio Swap(s) and the RBS Portfolio Swap(s) as may be reasonably necessary in order to reflect the matters agreed between them pursuant to and in accordance with this Clause 9.11, in each case prior to close of business on the Business Day immediately preceding the NatWest Closing Date in respect of the NatWest Portfolio Swap(s) and prior to close of business on the Business Day immediately preceding the RBS Closing Date in respect of the RBS Portfolio Swap(s) and that any such changes are reflected in the Confirmation entered into in relation to the relevant Portfolio Swap;

(v)	the NatWest Portfolio Swap(s) shall provide that:

(a)	ANTS will be obliged to pay to RBS amounts equivalent to any and all amounts due to be received by the Purchaser; and

(b)	RBS will be obliged to pay to ANTS amounts equivalent to any and all amounts due to be paid by the Purchaser,

in each case under the relevant NatWest Hedged Contracts, regardless of whether or not any such due amounts are actually received or, as the case may be, paid by the Purchaser under the relevant NatWest Hedged Contracts;

(vi)	the RBS Portfolio Swap(s) shall provide that:

(a)	ANTS will be obliged to pay to RBS amounts equivalent to any and all amounts due to be received by the Purchaser; and

(b)	RBS will be obliged to pay to ANTS amounts equivalent to any and all amounts due to be paid by the Purchaser,

in each case under the relevant RBS Hedged Contracts, regardless of whether or not any such amounts are actually received or, as the case may be, paid by the Purchaser under the relevant RBS Hedged Contracts; and

(vii)
the Business Sellers and the Purchaser shall, acting reasonably, seek to agree a methodology in order to mark to market the NatWest Hedged Contracts (on the NatWest Closing) and the RBS Hedged Contracts (on the RBS Closing) in each case on a macro hedging basis, the valuation thereof to be set off against, or if applicable, aggregated with, the valuation of the NatWest Portfolio Swap(s) and the RBS Portfolio Swaps(s) (as the case may be) determined as set off above, the result of such set-off or aggregation to be realised through one or more new swap transactions, with a maturity no longer than the underlying NatWest Hedged Contracts or the RBS Hedged Contracts (as the

case may be), to be entered into by the parties on the relevant Closing.

9.12	Obligation in respect of GTS Instruments

9.12.1	The Business Sellers and the Purchaser agree that following the date of this Agreement:

(i)
the Business Sellers shall at reasonable intervals prior to the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses), at the reasonable request of the Purchaser provide a schedule of all GTS Instruments, setting out (or as applicable attaching), in respect of each such GTS Instrument as at such time:

(a)	the maximum aggregate contingent liability of the relevant Business Seller thereunder;

(b)	the expiry date of the GTS Instrument; and

(c)
such additional information available to the Business Sellers as the Purchaser may reasonably require in order to prepare for the transfer of GTS Client Agreements at the relevant Closing Date (which may include details of the unutilised commitments of the relevant Business Seller under all GTS Client Agreements as at such time and the provision of copies of GTS Instruments) or as the parties may otherwise agree; and

(ii)
the Business Sellers and the Purchaser shall, no later than the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses), each acting reasonably, agree a schedule of all GTS Instruments (as at immediately prior to the relevant Closing) to which the provisions of this Clause 9.12 shall apply following the NatWest Closing and the RBS Closing, as applicable (the “Indemnified GTS Instruments”). Such schedules (each, an “Indemnified GTS Schedule”) shall set out (or as applicable attach) in respect of each such GTS Instrument:

(a)	the name and contact details of the relevant GTS Customer and third party beneficiary;

(b)	the maximum aggregate contingent liability of the relevant Business Seller thereunder;

(c)	the expiry date of the Indemnified GTS Instrument;

(d)	a description of the GTS Client Agreement to which the Indemnified GTS Instrument relates reasonably sufficient to enable the relevant Indemnified GTS Instrument to be matched thereto;

(e)
the amount of cash collateral (if any) held by the Business Sellers (or any member of the RBSG Group) in respect of such Indemnified GTS Instruments and which will not transfer to the Purchaser at the relevant Closing (the “Indemnified GTS Collateral”); and

(f)
such additional information as the Purchaser may reasonably require in order to prepare for the transfer of GTS Client Agreements at the relevant Closing (which may include details of the unutilised commitments of the relevant Business Seller under all GTS Client Agreements as at such time and the provision of copies of Indemnified GTS Instruments) or as the parties may otherwise agree.

9.12.2
With respect to those Indemnified GTS Instruments which have an expiry date falling more than 6 months after the NatWest Closing Date or the RBS Closing Date, as applicable, the Purchaser shall use its reasonable endeavours (and the Business Sellers shall provide all co-operation and assistance as the Purchaser may reasonably require) to procure the full and irrevocable release of the relevant Business Seller from its obligations under such Indemnified GTS Instrument by offering to issue (or procure the issue by an affiliate of the Purchaser of) a replacement instrument (each, a “Replacement Instrument”) on substantially similar, but no more onerous, terms to the Indemnified GTS Instrument, and which shall by its terms become effective upon cancellation of the GTS Instrument to which it relates and the full and irrevocable release of the relevant Business Seller from its obligations thereunder. The Purchaser shall use its reasonable endeavours to procure confirmation from the third party beneficiary of the release of the relevant Business Seller from its obligations under such Indemnified GTS Instrument (which may include return of such instrument, which shall constitute such confirmation).

9.12.3
In relation to all fees and other charges or expenses payable by or on behalf of any GTS Customer in respect of the credit risk associated with Indemnified GTS Instruments (whether under the terms of a related GTS Client Agreement or otherwise) but excluding, for the avoidance of doubt, arrangement and similar fees payable on reviews or extensions of GTS Client Agreements and related arrangements which accrue on or after the NatWest Closing Date or the RBS Closing Date, as applicable:

(i)
if such Indemnified GTS Instrument has an expiry date falling 6 months or less after the NatWest Closing Date or the RBS Closing Date, as applicable, the Purchaser shall be entitled to retain all such amounts for its own account;

(ii)	if such Indemnified GTS Instrument has an expiry date falling more than 6 months after the NatWest Closing Date or the RBS Closing Date, as applicable:

(a)
the relevant Business Seller shall be entitled to such proportion of such amounts as is reasonably necessary to reflect the credit risk associated with the Purchaser, which proportion shall not exceed 20% of such amounts; and

(b)	the Purchaser shall be entitled to the remaining proportion thereof;

and the parties shall enter into such further arrangements (if any) as may be reasonably necessary in order to ensure that the parties receive such amounts, provided that the Business Sellers shall not be entitled to any such amounts accruing on or prior to the date falling 6 months after the NatWest Closing Date or the RBS Closing Date, as applicable. The Purchaser shall be entitled to retain for its own account all other fees and other charges or expenses payable by or on behalf of any GTS Customer in respect of Indemnified GTS Instruments which accrue on or after the NatWest Closing Date or the RBS Closing Date, as applicable.

9.12.4
After the NatWest Closing in respect of the Indemnified GTS Instruments relating to the NatWest Businesses, and the RBS Closing in respect of the Indemnified GTS Instruments relating to the RBS Businesses:

(i)
each of the Business Sellers shall not, and shall procure that no other person (excluding the Purchaser or any member of the Purchaser’s Group) shall, amend, waive, vary, supplement or replace any Indemnified GTS Instrument (other than with a Replacement Instrument) without the prior written consent of the Purchaser;

(ii)	the Purchaser shall not amend, waive or vary any Indemnified GTS Instrument without the prior written consent of the relevant issuing Business Seller; and

(iii)
the Business Sellers shall not, and shall procure that no other person (excluding the Purchaser or any member of the Purchaser’s Group) shall, call for or receive any additional cash or other collateral in respect of any Indemnified GTS Instrument whether or not the same is provided for under any term of, or other provision applying to, such Indemnified GTS Instrument, or increase or (subject to Clauses 9.12.8 and 9.12.9) release or otherwise vary the amount of any Indemnified GTS Collateral.

9.12.5
The Business Sellers shall, upon the date of issuance of each Replacement Instrument (or, if later, upon the effective date of such Replacement Instrument), transfer an amount equal to the amount of all Indemnified GTS Collateral (if any) in respect of the Indemnified GTS Instrument replaced thereby to such account of the relevant GTS Customer as the Purchaser shall specify for such purpose.

9.12.6	If at any time following the NatWest Closing Date or the RBS Closing Date, as applicable, a Business Seller:

(i)
receives notice of a claim or demand by a third party beneficiary under an Indemnified GTS Instrument (other than an import letter of credit) or a settlement is made by the relevant Business Seller under a GTS Instrument which is an import letter of credit in accordance with the terms thereof and (if and to the extent applicable) of the GTS Client Agreement under, pursuant or in relation to which it was issued (a “GTS Demand”); or

(ii)	receives notice or otherwise becomes aware of any potential or intended claim or demand by a third party beneficiary under an Indemnified GTS Instrument (a “Potential GTS Demand”),

it shall as soon as reasonably practicable thereafter give written notice thereof to the Purchaser. Such notice shall set out (a) the amount of the GTS Demand (which shall not exceed the maximum aggregate contingent liability of the relevant Business Seller in relation to such GTS Instrument as set out in the relevant Indemnified GTS Schedule, plus reasonable processing and correspondent bank fees and charges payable in relation thereto in accordance with the terms of the Indemnified GTS Instrument and related GTS Client Agreement) or Potential GTS Demand (as applicable) and (b) such reasonable details concerning the legal and factual basis of the GTS Demand or Potential GTS Demand (as applicable) as are available to the Business Sellers (including the GTS Instrument to which the GTS Demand or Potential GTS Demand (as applicable) relates, and a copy of the GTS Demand received or Potential GTS Demand received or of which it has otherwise become aware, and of the Indemnified GTS Instrument(s) to which it relates).

9.12.7
To the extent that a Business Seller (or any member of the RBSG Group) is involved directly in the relevant GTS Demand the Business Sellers shall, or shall procure that the relevant member of the RBSG Group shall, conduct such demand in accordance with the terms of the relevant GTS Client Agreement and Indemnified GTS Instrument and in any event in a manner which is consistent, in all material respects, with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any claim or demand by a third party beneficiary under an import or documentary letter of credit, bond, bank guarantee or standby letter of credit or settlement of an import letter of credit (which in each case is based on similar facts or circumstances and is of a similar nature or type to the GTS Demand) in the ordinary course of business in relation to its global transaction services business in the United Kingdom. In addition, the provisions of Clause 12 will apply mutatis mutandis to any claim in respect of a GTS Demand.

9.12.8
Subject to the foregoing provisions of this Clause 9.12 (and without prejudice to the other terms of this Agreement), the Purchaser shall indemnify and keep indemnified the Business Sellers on an after-Tax basis from and against the amount of each GTS Demand (not exceeding the maximum aggregate contingent liability of the relevant Business Seller in relation to the GTS Instrument to which such GTS Demand relates as set out in the relevant Indemnified GTS Schedule, plus reasonable processing and correspondent bank fees and charges payable in relation thereto in accordance with the terms of the Indemnified GTS Instrument and related GTS Client Agreement) notified in accordance with Clause 9.12.6 above and which is paid by or on behalf of the Business Sellers (or any other member of the RBSG Group), less an amount equal to the amount of Indemnified GTS Collateral (if any) stated in the Indemnified GTS Schedule to be held in relation to the Indemnified GTS Instrument to which the GTS Demand pertains. The Business Sellers shall, together with any request for indemnification under this Clause 9.12, provide written evidence reasonably satisfactory to the Purchaser of such payment of GTS Demand and (if and to the extent applicable) of such payment of reasonable processing and correspondent bank fees and charges payable (if any) in relation thereto in accordance with the terms of the Indemnified GTS Instrument and related GTS Client Agreement, and of its or their amount (as applicable).

9.12.9
If, following payment by or on behalf of a Business Seller or any other member of the RBSG Group of a GTS Demand (for the avoidance of doubt, not including any payment under the indemnity provided for in this Clause 9.12), no further claim or demand may be made by the third party beneficiary under the terms of the Indemnified GTS Instrument to which such GTS Demand relates the relevant Business Seller shall as soon as reasonably practicable transfer to such account as the Purchaser shall specify for such purpose an amount equal to the amount of all Indemnified GTS Collateral (if any) in respect of such Indemnified GTS Instrument, less the amount of such Indemnified GTS Collateral (if any) which has been applied by the Business Seller in respect of payment by it of the relevant GTS Demand (and the relevant Business Seller shall provide written evidence reasonably satisfactory to the Purchaser of such application in payment and its amount).

9.12.10
The indemnity in this Clause 9.12 shall cease to apply, in respect of any Indemnified GTS Instrument, upon the date of its expiry in accordance with the terms of such Indemnified GTS Instrument and of the GTS Client Agreement under, pursuant or in relation to which it was issued.

9.13	Uncleared Items

The parties agree that they shall co-operate in good faith and act reasonably in order to account for and settle any uncleared items and items in the course of collection from, or transmission to other banks as at the relevant Closing.

10	Warranties

10.1	The Seller Warranties

10.1.1
Each of the Business Sellers, in respect only of the Businesses that it owns, represents and warrants to the Purchaser that each of the Seller Warranties set out in Schedule 14 is true and accurate as of the date of this Agreement.

10.1.2
Each of the Seller Warranties shall be construed as being separate and independent and shall not be limited by reference to, or inference from, any other Seller Warranty or any other term of this Agreement or any other Transaction Document.

10.1.3
Each of the Business Sellers undertakes, if any claim is made against it in connection with the sale of the Businesses to the Purchaser, not to make any claim against any director or employee of the Businesses on whom any of them may have relied before agreeing to any terms of this Agreement or any other Transaction Document or authorising any statement in the Disclosure Letter.

10.1.4
All Seller Warranties, indemnities, covenants and other undertakings contained in or entered into in accordance with this Agreement or any other Transaction Document shall remain in full force and effect notwithstanding Closing.

10.1.5
Any Seller Warranty qualified by the expression “so far as the Business Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed only to refer to the actual knowledge on the date such Seller Warranty is made of those persons listed in Schedule 1 or to the knowledge which such persons would reasonably be expected to have, if they had made reasonable enquiries.

10.2	Seller Disclosures

The Seller Warranties are subject to the matters fairly disclosed in the Disclosure Letter.

10.3	Seller Warranties to Closing

10.3.1
Subject to Clause 10.2, each Business Seller, in respect only of the Businesses that it owns, further represents and warrants to the Purchaser that the Seller Warranties in paragraphs 1.1, 1.2, 1.3, 1.4, 2.1.2, 2.5.3, 2.7.1, 2.7.2, 3.1.1 and 3.1.3, 3.3.1, 3.3.2, 3.4.4, 5.8, 6.1.2 and 6.1.8, 12.1, 12.2, 12.3, 12.4, 12.5, 13.1, 13.2, 13.3, 13.4 of Schedule 14 will be true and accurate at the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses as if they had been repeated at such Closing in each case by reference to the facts and circumstances subsisting at the relevant Closing Date.

10.3.2
No right to damages or compensation shall arise in favour of the Purchaser under Clause 10.3.1 in consequence of an event or matter which results or may result in the Seller Warranty set out in paragraph 5.8 of Schedule 14 being untrue or inaccurate, as the case may be, if the event or matter could not reasonably have been avoided or prevented by any Business Seller or by their respective directors, officers, employees or agents operating the relevant Businesses in the ordinary course in the manner in which it had been conducted prior to the date of this Agreement.

10.4	The Purchasers’ Warranties

10.4.1	The Purchaser represents and warrants to the Business Sellers that the statements set out in Schedule 15 are true and accurate as of the date of this Agreement.

10.4.2
The Purchaser further represents and warrants to the Business Sellers that the statements set out in Schedule 15 will be true and accurate at each Closing as if they had been repeated at each Closing, in each case by reference to the facts and circumstances subsisting at each Closing Date and on the basis that any reference, whether express or implied, in such statements to the date of this Agreement is substituted by a reference to the relevant Closing Date.

10.4.3
The parties acknowledge that, prior to the date of this Agreement, the Business Sellers provided to the Purchaser an extract of the Term Sheet for UK State Aid Commitments in respect of the RBSG Group (the “Term Sheet”) and confirmed to the Purchaser that such extract accurately set out the eligibility requirements required to be met by the Purchaser under the Term Sheet in relation to the transactions contemplated by this Agreement. The Business Sellers acknowledge and agree that the Purchaser has agreed to provide the representations and warranties to the Business Sellers set out in paragraphs 1.2 and 3.3 of Schedule 15, to the extent such warranties refer to Clause 4.1.1, on the basis of the foregoing sentence.

11	Limitation of Liability

11.1	Time Limitation for Claims

The Business Sellers shall not be liable under the Seller Warranties (other than Warranties 18.1, 18.2 and 18.3) or Clause 5 in respect of any claim unless a notice of the claim is given in writing by the Purchaser to the Business Sellers:

11.1.1	within *** following the RBS Closing; or

11.1.2	in respect of any claims under the Seller Warranties set out in paragraph 5 of Schedule 14 within *** following the RBS Closing; or

11.1.3	in respect of any claims under the Tax Warranties, within *** following the RBS Closing.

11.2	Minimum Claims

11.2.1
Subject to Clause 11.2.2, the Business Sellers shall not be liable in respect of a claim under the Seller Warranties (other than Warranties 18.1, 18.2 and 18.3) unless the liability agreed or determined (disregarding the provisions of this Clause 11.2) in respect of such claim (or a series of claims arising from substantially similar facts or circumstances or arising from substantially similar acts or omissions of the Business Sellers) exceeds ***.

11.2.2
The Business Sellers shall not be liable in respect of a claim under the Seller Warranties set out in paragraph 5.8 of Schedule 14 unless the liability agreed or determined (disregarding the provisions of this Clause 11.2) in respect of any such claim (or a series of claims arising from substantially similar facts or circumstances or arising from substantially similar acts or omissions of the Business Sellers, including any systemic policy, process or procedural matters or issues) exceeds:

(i)	***

(ii)	***

(iii)	***

11.2.3
Where the Business Sellers’ liability agreed or determined in respect of any such claim or series of claims exceeds the financial threshold set out in Clause 11.2.1 or, as the case may be, 11.2.2 subject as provided elsewhere in this Clause 11, the Business Sellers shall be liable for the full amount of the claim or series of claims as agreed or determined, and not just the excess.

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

11.3	Aggregate Minimum Claims

11.3.1
The Business Sellers shall not be liable under the Seller Warranties (other than Warranties 18.1, 18.2 and 18.3) or Clause 5 in respect of any claim unless the aggregate amount of all claims for which the Business Sellers would otherwise together be liable (disregarding the provisions of this Clause 11.3) exceeds ***.

11.3.2
Where the Business Sellers’ liability agreed or determined in respect of all claims exceeds ***, subject as provided elsewhere in this Clause 11, the Business Sellers shall be liable for the aggregate amount of all claims as agreed or determined, and not just the excess.

11.4	Maximum Liability

The aggregate liability of the Business Sellers in respect of all claims under the Seller Warranties (other than Warranties 18.1, 18.2 and 18.3) and breaches of Clause 5 shall not exceed ***.

11.5	Contingent Liabilities

Neither the Purchaser nor the Business Sellers shall be obliged to make payment under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability. Nothing in this Clause 11.5 shall preclude the giving of notice of a claim which is contingent within the time limit set out in Clause 11.1.

11.6	Provisions

No liability shall attach to the Business Sellers in respect of a claim under the Seller Warranties if and to the extent that a specified and quantified allowance, provision or reserve is made in the Closing Statements.

11.7	Voluntary Matters Arising

11.7.1	Agreed matters

No liability shall attach to the Business Sellers or the Purchaser in respect of a breach of this Agreement in respect of any matter or thing done or omitted to be done pursuant to and in compliance with any Transaction Documents or otherwise at the written request of or with the written approval of the Purchaser (in the case of the Business Sellers) or the Business Sellers (in the case of the Purchaser); or

11.7.2	Acts of the Purchaser

No liability shall attach to the Business Sellers in respect of any claim under the Seller Warranties to the extent the same is attributable to any voluntary act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or their respective directors, officers, employees, agents or successors in title, which is outside the ordinary and usual course of the relevant Business and which occurs after the NatWest Closing, in the case of a claim relating to the NatWest Business, or the RBS Closing, in the case of a claim relating to the RBS Businesses.

11.8	Matters arising after the date of this Agreement

No liability shall attach to the Business Sellers or the Purchaser in respect of any claim under this Agreement to the extent that the same is attributable to:

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

11.8.1	Changes in legislation

(i)
the passing of, or the coming into effect of any change in, after the NatWest Closing, in the case of a claim relating to the NatWest Businesses, or the RBS Closing, in the case of a claim relating to the RBS Businesses, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body but excluding (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of Relief from Taxation (together “Taxation Change”) not actually (or prospectively) in effect at the date of this Agreement to the extent that such Taxation Change affects any liabilities in respect of Pre-Closing Taxation; or

(ii)
any change after the NatWest Closing, in the case of a claim relating to the NatWest Businesses, or the RBS Closing, in the case of a claim relating to the RBS Businesses, of any official interpretation or official application of any legislation; or

11.8.2	Accounting and Taxation Policies of the Purchaser and the Business Sellers

(i)
in the case of a claim made by the Purchaser, any change in accounting or Taxation policy, bases or practice of the Purchaser introduced or having effect after the NatWest Closing, in the case of a claim relating to the NatWest Businesses, or the RBS Closing, in the case of a claim relating to the RBS Businesses;

(ii)
in the case of a claim made by a Business Seller, any change in accounting or Taxation policy, bases or practice of a Business Seller introduced or having effect after the NatWest Closing, in the case of a claim relating to the NatWest Businesses, or the RBS Closing, in the case of a claim relating to the RBS Businesses.

11.9	Insurance

11.9.1
Without prejudice to the Purchaser’s rights under Clause 14, the Business Sellers shall not be liable under this Agreement in respect of any claim to the extent that the Losses in respect of which such claim is made are covered by a policy of insurance and the Purchaser actually recovers under that policy. The Purchaser shall use reasonable endeavours to seek to recover amounts under policies of insurance held by it.

11.9.2
The Purchaser shall not be liable under this Agreement in respect of any claim to the extent that the Losses in respect of which such claim is made are covered by a policy of insurance and a Business Seller actually recovers under that policy. Each Business Seller shall use reasonable endeavours to seek to recover amounts under policies of insurance held by it.

11.10	Net Financial Benefit

The Business Sellers shall not be liable under the Seller Warranties in respect of any Losses suffered by the Purchaser or any member of the Purchaser’s Group to the extent of any corresponding savings by or quantifiable net financial benefit to the Purchaser or any member of the Purchaser’s Group arising from such Losses or the facts giving rise to such Losses (for example, where the amount (if any) by which any Taxation for which the Purchaser or any other member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is reduced or extinguished as a consequence of any saving, benefit or Relief in respect of Taxation (“Tax Relief”) arising as a result of the matter giving rise to such liability, provided that any such Tax Relief shall be deemed to be utilised in priority to any other saving, benefit or Relief in respect of Taxation available to the Purchaser or any other member of the Purchaser’s Group, save to the extent that the legal rules and restrictions governing the utilisation of Tax Reliefs would require other Tax Reliefs to be utilised in priority).

11.11	Mitigation of Losses

The Purchaser and the Business Sellers shall, procure that all reasonable steps are taken and all reasonable assistance is given to avoid or to mitigate any Losses which might give rise to a liability in respect of any claim by any of them under this Agreement.

11.12	Business Sellers’ and Purchaser’s Right to Recover

11.12.1	Recovery for Actual Liabilities

Neither the Purchaser nor any Business Seller shall be liable to pay any amount in discharge of a claim under this Agreement unless and until the liability in respect of which the claim is made has become due and payable.

11.12.2	Prior to Recovery from the Business Sellers

If, before any Business Seller pays an amount in discharge of any liability in respect of a claim under this Agreement, the Purchaser or any member of the Purchaser’s Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser’s Group (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, then, save where in the reasonable opinion of the Purchaser (i) to do so would result in a material adverse effect on the Purchaser’s Group’s business in the United Kingdom taken as a whole, or (ii) there is no reasonable prospect of making a successful recovery from the relevant third party, the Purchaser shall procure that reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

11.12.3	Following Recovery from the Business Sellers

If any Business Seller has paid an amount in discharge of any liability in respect of a claim under this Agreement and the Purchaser or any member of the Purchaser’s Group is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser’s Group (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, then save where in the reasonable opinion of the Purchaser (i) to do so would result in a material adverse effect on the Purchaser’s Group’s business in the United Kingdom taken as a whole or (ii) there is no reasonable prospect of making a successful recovery from the relevant third party, the Purchaser shall procure that reasonable steps are taken to enforce such recovery and shall, or shall procure that the relevant member of the Purchaser’s Group shall, pay to the Business Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery or if less (ii) the amount previously paid by the Purchaser to the Business Seller to the Purchaser.

11.12.4	Prior to Recovery from the Purchaser

If, before the Purchaser pays an amount in discharge of any liability in respect of a claim under this Agreement, any Business Seller recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any Business Seller (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, then, save where in the reasonable opinion of any Business Seller (i) to do so would result in a material adverse effect on the RBSG Group’s business in the United Kingdom taken as a whole, or (ii) there is no reasonable prospect of making a successful recovery from the relevant third party, the Business Sellers shall procure that reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

11.12.5	Following Recovery from the Purchaser

If the Purchaser has paid an amount in discharge of any liability in respect of a claim under this Agreement and any Business Seller is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any Business Seller (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, then save where in the reasonable opinion of any Business Seller (i) to do so would result in a material adverse effect on the RBSG Group’s business in the United Kingdom taken as a whole or (ii) there is no reasonable prospect of making a successful recovery from the relevant third party, the Business Sellers shall procure that reasonable steps are taken to enforce such recovery and shall pay to the Purchaser as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery or if less (ii) the amount previously paid by the Purchaser to the Business Seller.

11.13	Double Claims

The Purchaser shall not be entitled to recover from the Business Sellers under any Transaction Document more than once in respect of the same Losses suffered and the Business Sellers shall not be entitled to recover from the Purchaser under any Transaction Document more than once in respect of the same Losses suffered.

12	Claims

12.1	Assumed Liabilities

12.1.1	If any Business Seller receives notice of any claim by a third party in respect of an Assumed Liability, it shall give notice of such claim to the Purchaser as soon as reasonably practicable.

12.1.2
Subject to Clause 12.1.4, to the extent that a Business Seller (or any member of the RBSG Group) is involved directly in the relevant claim the Business Sellers shall, or shall procure that the relevant member of the RBSG Group shall, conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any claim (an “RBSG Third Party Claim”) made by any other third party (including for the avoidance of doubt a customer of the RBSG Group) in relation to the RBSG Group’s business in the United Kingdom and which is based on similar facts or circumstances or is of a similar nature or type to the claim made by the third party.

12.1.3
Subject to Clause 12.1.4, the Business Sellers shall, to the extent permitted by any Law and Regulations, take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim by a third party which constitutes or may constitute an Assumed Liability (an “Assumed Liability Claim”) subject to the Business Sellers being indemnified on an after-Tax basis by the Purchaser against all Losses which may thereby be incurred and, provided that the Business Sellers shall not be required to take any action which is not consistent in any material respect with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any RBSG Third Party Claim. Without limitation to the foregoing (and subject to applicable Law and Regulations):

(i)
each Business Seller shall provide the Purchaser and its/their financial, accounting, tax or legal advisers reasonable access to enable them to investigate the facts, matter or circumstance alleged to (or which may) give rise to such Assumed Liability Claim and whether and to what extent any amount is or may be payable in respect of such claim;

(ii)
the Business Sellers shall, and shall procure that any other relevant members of the RBSG Group shall, disclose to the Purchaser all material of which it/they are aware which relates to such Assumed Liability Claim and shall, subject to their being paid all reasonable out of pocket costs and expenses, give all such information and assistance, including:

(a)	access to premises and personnel;

(b)	making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities; and

(c)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as the Purchaser or its financial, accounting or legal advisers may reasonably request; and

(iii)
each Business Seller shall, and shall procure any other members of the RBSG Group shall, at all times take all reasonable steps to maintain any legal privilege that exists in relation to any information referred to in this Clause 12.1 (including books of account, records and correspondence) relevant to the Assumed Liability Claim.

12.1.4
In relation to any claim by a third party relating to an Assumed Liability the Purchaser shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Business Sellers to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the relevant claim (including making counterclaims or other claims against third parties and including instructing such professional and legal or tax advisers as the Purchaser may nominate to act on behalf of the relevant Business Seller or member of the RBSG Group) in the name of and on behalf of the relevant Business Seller or member of the RBSG Group concerned and to have the conduct of any related proceedings, negotiations or appeals except that the Purchaser shall, conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Purchaser (or, as the case may be, the relevant member of the Purchaser’s Group) would, at the relevant time, conduct any claim (a “Purchaser Third Party Claim”) made by any other third party (including for the avoidance of doubt a customer of the Purchaser’s Group) in relation to the Purchaser Group’s business in the United Kingdom other than the Businesses and which is based on similar facts or circumstances or is of a similar nature or type to the claim made by the third party.

Nothing in this Clause 12.1 shall entitle the Purchaser or its advisers to have access to any information which relates to legal advice in respect of any claim for breach of the Transaction Documents.

12.2	Notification of Claims

12.2.1	Notices of any claim by the Purchaser under the Seller Warranties or Clause 5 shall be given by the Purchaser to the Business Sellers within the time limits specified in Clause 11.1.

12.2.2
Any notice given under Clause 12.1.1, 12.2.1 or 12.3.1 shall, to the extent then within the knowledge of the Purchaser or, as the case may be, the relevant Business Seller, set out in reasonable detail information concerning the legal and factual basis of the claim or potential claim and set out the Purchaser’s estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

12.3	Excluded Liabilities

12.3.1
If the Purchaser receives notice of any claim by a third party in respect of any Excluded Liability (an “Excluded liability Claim”) it shall give notice of such claim to the Business Sellers as soon as reasonably practicable.

12.3.2
Subject to Clause 12.3.4, to the extent that the Purchaser (or any member of the Purchaser’s Group) is involved directly in the relevant claim Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Purchaser (or, as the case may be, the relevant member of the Purchaser’s Group) would, at the relevant time, conduct any Purchaser Third Party Claims.

12.3.3
Subject to Clause 12.3.4, the Purchaser shall, to the extent permitted by any Law and Regulations, take such action as the Business Sellers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any Excluded Liability Claim subject to the Purchaser being indemnified on an after-Tax basis by the Business Sellers against all Losses which may thereby be incurred and provided that the Purchaser shall not be required to take any action which is not consistent in any material respect with the manner in which the Purchaser (or, as the case may be, the relevant member of the Purchaser’s Group) would, at the relevant time, conduct any Purchaser Third Party Claim. Without limitation to the foregoing (and subject to applicable Law and Regulations):

(i)
the Purchaser shall, and shall procure that any other relevant members of the Purchaser’s Group shall, allow the Business Sellers and their financial, accounting, tax or legal advisers reasonable access to allow them to investigate the fact, matter or circumstance alleged to (or which may) give rise to such Excluded Liability Claim and whether and to what extent any amount is or may be payable in respect of such claim;

(ii)
the Purchaser shall, and shall procure that any other relevant members of the Purchaser’s Group shall, disclose to the Business Sellers all material of which it/they are aware which relates to such Excluded Liability Claim and shall, subject to their being paid all reasonable out of pocket costs and expenses, give all such information and assistance, including:

(a)	access to premises and personnel (including any Relevant Employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Business Sellers);

(b)	making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities; and

(c)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as the Business Sellers or their financial, accounting or legal advisers may reasonably request; and

(iii)
the Purchaser shall, and shall procure that any other members of the Purchaser’s Group shall, at all times take all reasonable steps to maintain any legal privilege that exists in relation to any information referred to in this Clause 12.3 (including books of account, records and correspondence) relevant to the Excluded Liability Claim.

Nothing in this Clause 12.3 shall entitle any Business Seller or its advisers to have access to any information which relates to legal advice in respect of any claim for breach of the Transaction Documents.

12.3.4
In relation to any claim by a third party relating to an Excluded Liability the Business Sellers shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the relevant claim (including making counterclaims or other claims against third parties and including instructing such professional and legal or tax advisers as the Business Sellers may nominate to act on behalf of the relevant Purchaser or member of the Purchaser’s Group) in the name of and on behalf of the Purchaser or member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals except that the Business Sellers shall, conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any RBSG Third Party Claim.

12.4	Conduct of Third Party Claims

12.4.1
If the fact, matter or circumstance that may give rise to a claim under the Seller Warranties or Clause 5 is a result of or in connection with a claim by a third party (including any regulator, government or governmental authority or Tax Authority) (a “Third Party Claim”) then to the extent that the Purchaser or any member of the Purchaser’s Group is involved directly in such Third Party Claim:

12.4.2
the Purchaser shall consult with the relevant Business Seller as regards the conduct of any proceedings arising out of such third party claim, taking into consideration any reasonable request of the Seller in connection with the claim;

12.4.3
the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Purchaser (or, as the case may be, the relevant member of the Purchaser’s Group) would, at the relevant time, conduct any Purchaser Third Party Claim; and

12.4.4
the Purchaser shall, to the extent permitted by any Law and Regulations, take such action as the Business Sellers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any Third Party Claim subject to the Purchaser being indemnified on an after-Tax basis by the Business Sellers against all Losses which may thereby be incurred and provided that the Purchaser shall not be required to take any action which is not consistent in any material respect with the manner in which the Purchaser (or, as the case may be, the relevant member of the Purchaser’s Group) would, at the relevant time, conduct any Purchaser Third Party Claim. Without limitation to the foregoing (and subject to applicable Law and Regulations):

(i)
the Purchaser shall, and shall procure that any other relevant members of the Purchaser’s Group shall, allow the Business Sellers and their financial, accounting, tax or legal advisers reasonable access to allow them to investigate the fact, matter or circumstance alleged to (or which may) give rise to such Third Party Claim and whether and to what extent any amount is or may be payable in respect of such claim;

(ii)
the Purchaser shall, and shall procure that any other relevant members of the Purchaser’s Group shall, disclose to the Business Sellers all material of which it/they are aware which relates to such Third Party Claim and shall, subject to their being paid all reasonable out of pocket costs and expenses, give all such information and assistance, including:

(a)	access to premises and personnel (including any Relevant Employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Business Sellers);

(b)	making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities; and

(c)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as the Business Sellers or their financial, accounting or legal advisers may reasonably request; and

(iii)
the Purchaser shall, and shall procure that any other members of the Purchaser’s Group shall, at all times take all reasonable steps to maintain any legal privilege that exists in relation to any information referred to in this Clause 12.4.4 (including books of account, records and correspondence) relevant to the Third Party Claim.

Nothing in this Clause 12.4.4 shall entitle any Business Seller or its advisers to have access to any information which relates to legal advice in respect of any claim for breach of the Transaction Documents.

12.5	Commencement of Proceedings by the Purchaser

Any claim under the Seller Warranties or Clause 5 notified by or on behalf of the Purchaser shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after notice is given under Clause 12.2, unless at such time legal proceedings in respect of the relevant claim have been commenced by being both issued and served, provided that:

12.5.1	where Clause 11.5 applies, the nine-month period shall commence on the date that the relevant contingent liability becomes an actual liability; or

12.5.2
where Clause 11.12 applies and the relevant member of the Purchaser’s Group determines to make a claim against a third party, including any insurer, before proceeding with the claim under the Seller Warranties (it being acknowledged that the Purchaser is under no obligation to do so) the nine-month period shall commence on the date that the corresponding claim is finally settled or finally determined; or

12.5.3	where Clause 12.4 applies, the nine-month period shall commence on the date the relevant Third Party Claim has been finally settled or finally determined.

12.6	Confidentiality

12.6.1
Any documents or information made available to a party in accordance with this Clause 12 shall, subject to Clause 15.2, be kept confidential by the recipient and shall be used by the recipient only for the purposes referred to or contemplated in this Clause 12.

12.6.2
Nothing in this Clause 12 shall require the provision of any documents or information where such provision would contravene any Law and Regulations, breach any duty of confidentiality (subject to the relevant party using reasonable endeavours to seek any relevant third party consent in respect of such duty of confidentiality) or prejudice any right of privilege.

12.7	Legal or Regulatory Constraints

Where any Law and Regulations require the consent of any third party (including any Regulatory Authority) to be obtained before any aspect of this Clause 12 can be operated in accordance with applicable Law and Regulations, the relevant party which requires to obtain any such consent before it can comply with its obligations under this Clause 12 in accordance with Law and Regulations shall use all reasonable endeavours to obtain such consent on a timely basis.

13	Restrictions on business activities

Subject to Clause 13.3, the Business Sellers shall procure that no member of the RBSG Group will, in any Relevant Capacity, from the date of this Agreement up to the RBS Closing (save for any action taken in order to carry on the Businesses until the RBS Closing) or during the Restricted Period:

13.1.1	***

13.1.2	***

13.1.3	***

13.1.4	***

13.2	***

13.3	Reasonableness of Restrictions

13.3.1
The Business Sellers agree that the restrictions contained in Clause 13.1 are no greater than are reasonable and necessary for the protection of the interests of the Purchaser, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

13.3.2
The Purchaser agrees that the restrictions contained in Clause 13.2 are no greater than are reasonable and necessary for the protection of the interests of the Business Sellers, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application,

***Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

14	Insurance

Where any Insured Event occurs prior to Closing in relation to any of the Businesses in respect of which either (a) an Insurance Claim has been made prior to Closing, but is not settled or otherwise resolved prior to Closing or (b) an Insurance Claim is capable of being made and the Purchaser requests in writing that the relevant Business Seller make an Insurance Claim within twelve months following Closing, the relevant Business Seller shall:

(i)
continue to manage and pursue (in the case of (a) above) and make, manage and pursue (in the case of (b) above) such Insurance Claim with all reasonable care and diligence and in accordance with the past practice of the Businesses and shall keep its insurers properly informed in respect of, and shall provide its insurers with all information which they may request in relation to, such Insurance Claim;

(ii)
keep the Purchaser regularly informed as to the progress of such Insurance Claim (both before and after Closing) and provide the Purchaser with all information, and take such action, as the Purchaser may reasonably request regarding such Insurance Claim; and

(iii)
pay to the Purchaser an amount equal to the value of any settlement paid to the relevant Business Seller in respect of such Insurance Claim by the relevant Business Seller’s insurers less the amount of any reasonable costs and expenses incurred by the relevant Business Seller in making, managing or pursuing such Insurance Claim, with such payment to be treated, for the purposes of this Agreement, as a reduction to the Purchase Price in respect of the particular category of Business Asset in respect of which the relevant Insurance Claim was made.

15	Confidentiality and Announcements

15.1	Announcements

No announcement or circular in connection with the existence or the subject matter of any Transaction Document shall be made or issued by or on behalf of any member of the RBSG Group or the Purchaser’s Group without the prior written approval of the Business Sellers and the Purchaser (such approval not to be unreasonably withheld or delayed). This shall not affect any announcement or circular required by applicable law or any Regulatory Authority or the rules of any recognised stock exchange on which any equity or debt securities of either RBSG or any member of the Purchaser’s Group are, or are to be, listed (regardless of whether or not such rules have the force of law) but the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation and shall only announce such information as required by the relevant law, Regulatory Authority or rules.

15.2	Confidentiality

15.2.1
The parties hereby agree that the provisions of this Clause 15 shall supersede and replace the Confidentiality Agreement in its entirety and that, with effect from the execution of this Agreement, the Confidentiality Agreement shall terminate and cease to be of any further effect.

15.2.2	Subject to Clause 15.1 and Clause 15.2.3:

(i)
each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing any Transaction Document which relates to:

(a)	the provisions of any Transaction Document; or

(b)	the negotiations relating to any Transaction Document;

(ii)
the Business Sellers shall, and shall procure that all members of the RBSG Group shall treat as strictly confidential and not disclose or use for any purpose any information proprietary to the NatWest Businesses following the NatWest Closing and the RBS Businesses following the RBS Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of any member of the Purchaser’s Group of which any Business Seller has become aware through the negotiations leading to this Agreement; and

(iii)
the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of any member of the RBSG Group including the NatWest Businesses prior to the NatWest Closing and the RBS Businesses prior to the RBS Closing to the extent that the Purchaser has become aware of such information through the negotiations leading to this Agreement.

15.2.3	Clause 15.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by any Regulatory Authority, HM Treasury or the Monitoring Trustee in the context of, and consistent with, the approval granted by the European Commission to the Commissioners of HM Treasury on 14 December 2009 in respect of certain state aid granted to the RBSG Group by HM Treasury;

(ii)	the disclosure is required by, and made to, HM Treasury, UKFI or the FSA;

(iii)
the disclosure or use is required by law, any Regulatory Authority or the rules of any recognised stock exchange on which any equity or debt securities of RBSG or any member of the Purchaser’s Group are, or are to be, listed (regardless of whether or not such rules have the force of law);

(iv)
the disclosure or use is required by any accounting standards in accordance with which the published accounts of any party are to be drawn up or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party or the disclosure is made to any relevant Regulatory Authority;

(v)	the disclosure or use is required to vest the full benefit of any Transaction Document in any party;

(vi)	the disclosure or use is required for the purpose of any proceedings arising out of any Transaction Document;

(vii)
the disclosure is made to professional advisers or actual or potential financiers of any party on a need to know basis and on terms that the relevant party procures that such professional advisers or actual or potential financiers comply with the provisions of Clause 15.2.2 in respect of such information as if they were a party to this Agreement;

(viii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement by the disclosing party); or

(ix)	the other party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clause 15.2.3(iii), the party concerned shall to the extent reasonably practicable and unless prohibited by law from doing so or unless required not to do so by any relevant court or Regulatory Authority promptly notify the other parties of such requirement with a view to agreeing the timing and content of such disclosure or use.

16	Other Provisions

16.1	Further Assurances

Each of the parties shall, at its own cost, from time to time execute, or to the extent within its power procure the execution of, such documents in a form reasonably satisfactory to the other party and perform, or to the extent within its power procure the performance of, such acts and things as any other party may reasonably require to give full effect to any Transaction Document and to secure to the other party the full benefit of the rights, powers and remedies conferred upon it in any Transaction Document.

16.2	Whole Agreement

16.2.1
The Transaction Documents contain the whole and only agreement between the parties relating to the subject matter of the Transaction Documents at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and the Transaction Documents supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Transaction Documents.

16.2.2
Each party acknowledges that, in entering into the Transaction Documents to which it is a party, it is not relying upon any pre-contractual statement which is not expressly set out in the relevant Transaction Documents and, in particular, that, except to the extent expressly set out in Clause 10 and Schedule 14, no representation or warranty is given in relation to the Information Memorandum, the Disclosure Letter or the contents of the Data Room.

16.2.3
So far as is permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that it shall have no right of action against any other party to any of the Transaction Documents arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the relevant Transaction Document. No party shall have any right to terminate or rescind any Transaction Document except as expressly set out therein.

16.2.4
For the purposes of this Clause 16.2, “pre-contractual statement” means any draft, agreement, undertaking, representation (whether negligent or innocent), warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of any of the Transaction Documents made or given by any person at any time prior to the relevant Transaction Document becoming legally binding.

16.3	Reasonableness and Specific Performance

16.3.1	Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in the Transaction Documents, including the terms of Clause 13 and Clause 16.2.

16.3.2
The parties agree that if the provisions of Clause 13 and Clause 15.2 were not performed in accordance with their specific terms or were otherwise breached, irreparable damage might occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek the remedies of specific performance of the terms of this Agreement or injunctive relief, in addition to any other remedy at law or equity.

16.4	No Assignment

Except as otherwise expressly provided in this Agreement:

16.4.1
no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights or benefits under, the whole or any part of this Agreement; and

16.4.2
a party may, without the consent of the other parties, assign to a subsidiary, a subsidiary undertaking or another member of that party’s Group the benefit of the whole or any part of this Agreement, provided that such assignment shall be expressed to have effect only for so long as the assignee remains a subsidiary, a subsidiary undertaking or a member of the Group of the party concerned.

16.5	Third Party Rights

16.5.1
Each of Clauses 9 and 10.1.3 (the “Third Party Rights Clauses”) confers a benefit on persons referred to in such clauses who are not a party to this Agreement and, subject to the remaining provisions of this Clause 16.5, is intended to be enforceable by each such person by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.5.2
The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

16.5.3	Notwithstanding Clause 16.5.1:

(i)	this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any person who is not a party to this Agreement; and

(ii)
no person who is not a party to this Agreement may enforce, or take any step to enforce, any of the Third Party Rights Clauses without the prior written consent of the Purchaser, which may, if given, be given on and subject to such terms as the Purchaser may determine.

16.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties (except that RBS may sign a variation on behalf of the Business Sellers).

16.7	Method of Payment

Wherever in this Agreement provision is made for a payment to be made or procured, any such payments shall be effected by crediting for same day value the account or accounts in accordance with Law and Regulations notified by the relevant party to the relevant other party or parties reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

16.8	Costs

16.8.1	The Business Sellers shall bear all costs incurred by the Business Sellers in connection with the preparation, negotiation and execution of the Transaction Documents and the sale of the Businesses.

16.8.2	The Purchaser shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of the Transaction Documents and the purchase of the Businesses.

16.8.3	This Clause 16.8 is subject to Clause 16.10 and Schedule 10.

16.9	Interest

If any party defaults in the payment when due of any sum payable under any Transaction Document, the liability of that party shall be increased to include an amount equal to interest on such sum from and including the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 1 per cent. above LIBOR from time to time, accruing from day to day calculated on the basis of the actual number of days elapsed and a year of 360 days.

16.10	Transaction Taxes

Provided that they do not arise as a result of any breach by a Business Seller of any provision of this Agreement or as a result of any Seller Warranty not being true, the Purchaser shall bear the cost of all stamp duty, SDRT, SDLT, any notarial fees and all registration and transfer taxes, fees and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable in respect of this Agreement or as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty, SDRT, SDLT, notarial fees and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such fees, taxes and duties.

16.11	VAT

16.11.1
Where under the terms of this Agreement one party is liable to indemnify and keep indemnified or reimburse another party in respect of any costs, charges or expenses, the payment shall not include an amount equal to any VAT thereon which is recoverable by the other party, and that party shall use reasonable endeavours to recover such amount of VAT as may be practicable.

16.11.2
Subject to Schedule 10, if any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due on production of a valid VAT invoice.

16.12	Stamp Duty

Notwithstanding anything in Clause 2.2.4, but subject always to Clause 11 and Clause 16.10, if in relation to any Business Asset any document (other than this Agreement or any document entered into pursuant to this Agreement) is actually required to be stamped in order to (a) comply with the requirement, order or direction of any regulatory, governmental or statutory body (including any court or Tax Authority); or (b) assert or defend any title, right or claim to that Business Asset in the carrying out or disposal of any of the Businesses (or any part thereof), then the Business Sellers shall be liable to reimburse the Purchaser in the amount of any Tax incurred in relation to such stamping.

16.13	Notices

16.13.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

16.13.2	A Notice to any Business Seller shall be sent to such party at the following address, or such other person or address as the Business Sellers may notify to the Purchaser from time to time:

Address:	The Royal Bank of Scotland Group plc
House G
RBS Gogarburn
Edinburgh
EH12 1HQ

Fax No.:	+44 131 626 2997

Attention:	Group General Counsel

16.13.3	A Notice to the Purchaser shall be sent to the Purchaser at the following address, or such other person or address as the Purchaser may notify to the Business Sellers from time to time:

Address:	2 Triton Square,
Regent’s Place,
London
NW1 3AN

Fax:	+44 (0)20 7756 5650

Attention:	Company Secretary

16.13.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; and

(ii)	at the time of transmission in legible form, if delivered by fax.

16.14	Invalidity

16.14.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction:

(i)	the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties; and

(ii)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement shall not be affected or impaired,

provided that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

16.14.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.14.1(i), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.14.1(i), not be affected.

16.15	Remedies and Waivers

16.15.1	No delay or omission by any party to any Transaction Document in exercising any right, power or remedy provided by law or under any such Transaction Document shall:

(i)	affect such right, power or remedy; or

(ii)	operate as a waiver of it.

16.15.2
The single or partial exercise of any right, power or remedy provided by law or under any Transaction Document shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.15.3	The rights, powers and remedies provided in the Transaction Documents are cumulative and not exclusive of any rights, powers and remedies provided by law.

16.16	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart but this Agreement shall not be effective until each party has executed at least one counterpart.

16.17	Governing Law and Submission to Jurisdiction

16.17.1
The Transaction Documents, save as expressly provided otherwise therein, and any non-contractual obligations arising out of or in connection with such Transaction Documents shall be governed by and construed in accordance with English law.

16.17.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with the Transaction Documents (save as expressly provided otherwise therein) and that accordingly any proceedings arising out of or in connection with such Transaction Documents shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

In witness whereof this Agreement has been duly executed.

SIGNED by Jennifer Hill on behalf of The Royal Bank of Scotland plc:	}	/s/ Jennifer Hill

SIGNED by Jennifer Hill on behalf of National Westminster Bank Plc:	}	/s/ Jennifer Hill

SIGNED by Jennifer Hill on behalf of National Westminster Home Loans Limited:	}	/s/ Jennifer Hill

SIGNED by Toby Rousier on behalf of SANTANDER UK plc (as Purchaser):	}	/s/ Toby Rousier

Table of Contents
Contents		Page

1	Interpretation	1

2	Agreement to Sell the Businesses	24

3	Consideration	30

4	Conditions	32

5	Pre-Closing	39

6	Implementation and Separation planning	50

7	Closing	54

8	Post-Closing Adjustments	56

9	Post-Closing Obligations	57

10	Warranties	69

11	Limitation of Liability	70

12	Claims	75

13	Restrictions on business activities	81

14	Insurance	83

15	Confidentiality and Announcements	83

16	Other Provisions	85

Schedule 1

  ***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

1

Schedule 2

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

2

Schedule 3

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

3

Schedule 4
Intellectual Property
Part 1

1	Transfer of Business Intellectual Property

1.1
Clause 2.2.1 of this Agreement shall operate as an immediate assignment to the Purchaser, on the NatWest Closing and the RBS Closing, as appropriate, of all Business Intellectual Property which is not the subject of a registration or application for registration. Any Business Intellectual Property (other than any domain name) which is registered or which is the subject of an application for registration shall be transferred to the Purchaser pursuant to a written assignment (including pursuant to paragraph 1.2 below).

1.2
RBS shall procure that the registered trade marks identified below shall be transferred to the Purchaser at the NatWest Closing by means of Trade Mark Assignments in substantially the form set out in Part 4 of this Schedule 4.

Trade Mark	Description	Country	Owner	Application/ Registration No.	Status	Classes
W&G	Word	UK	RBSG	2525739	Registered	9, 16, 36
WILLIAMS & GLYN’S	Word	UK	RBSG	2525717	Registered	9, 16, 36
WILLIAMS & GLYN’S	Word	CTM	RBSG	8486871	Registered	9, 16, 36
HOLT’S SQUIRREL DEVICE LOGO	Logo	UK	RBSG	1283136	Registered	35, 36
HOLTS	Word	UK	RBSG	1282525	Registered	36

1.3	RBS shall procure that all domain names forming part of the Business Intellectual Property including those identified below shall be transferred to the Purchaser or its nominee at the NatWest Closing.

Domain Name	Registrant
williamsandglyn.co.uk	RBSG
williamsandglyn.com	RBSG

1.4	Each party shall bear its own costs in relation to notarial, or legalisation, fees in respect of the transfer of any Business Intellectual Property.

Schedule 4
Intellectual Property
Part 2
Other IP Provisions

1
With effect from the NatWest Closing in respect of the NatWest Businesses and the RBS Closing in respect of the RBS Businesses, the Purchaser shall cause each Business (as appropriate) to cease holding itself out, and procure that no member of the Purchaser’s Group holds itself out, as having any current affiliation with RBSG or any member of the RBSG Group, provided that the use by the Purchaser (or its permitted sub-licensees and assignees) of any of the RBS Trade Marks or NatWest Trade Marks in accordance with the Transitional Trade Mark Licences or any Product Name that remains subject to paragraph 5 of this Part 2 of Schedule 4 shall not, in itself, constitute a breach of this provision.

2
At the NatWest Closing in respect of the NatWest Trade Marks and the RBS Closing in respect of the RBS Trade Marks, RBS shall grant, or shall procure the grant of, Transitional Trade Mark Licences to the Purchaser in the form set out in Part 3 of this Schedule 4.

3
The Business Sellers hereby grant, and shall procure the grant by each relevant member of the RBSG Group (with effect from the NatWest Closing in respect of Intellectual Property relating to the NatWest Businesses and the RBS Closing in respect of Intellectual Property relating to the RBS Businesses) to the Purchaser a non-exclusive, non-assignable, royalty-free licence for so long as is reasonably required of any Intellectual Property (excluding: (a) any trade marks, service marks or trade names whether registered or unregistered; and (b) any information technology or software except to the extent that such information technology or software is used exclusively in relation to the Businesses) which is owned by the Business Sellers, or any other member of the RBSG Group, and used in the Businesses at or immediately prior to (a) the NatWest Closing in respect of Intellectual Property relating to the NatWest Businesses; or (b) the RBS Closing in respect of Intellectual Property relating to the RBS Businesses, solely for the purpose of operating the retail, small medium enterprise and/or mid-corporate banking business (as applicable) of the Businesses. Save as provided in paragraph 4 of this Part 2 of Schedule 4, the Purchaser shall not otherwise sub-license any of the rights granted under this clause without the prior written consent of RBSG.

4
The Purchaser may sub-license the rights granted under paragraph 3 of this Part 2 of Schedule 4 to members of the Purchaser’s Group for so long as they remain members of the Purchaser’s Group, subject to ensuring that:

4.1
any sub-licensee shall be bound by and comply with all of the obligations and restrictions to which the Purchaser is subject under paragraph 3 of this Part 2 of Schedule 4 (except that the permitted sub-licensees shall not have the right to sub-license or assign their rights under the sub-licence to any third party); and

4.2
the Purchaser shall inform the sub-licensee that RBSG as third party beneficiary of those obligations shall have the right to take enforcement action against the sub-licensee under the Contracts (Rights of Third Parties) Act 1999.

The Purchaser shall be responsible to RBSG for the acts and omissions of any permitted sub-licensees as if they were those of the Purchaser itself and shall at all times and at its own cost enforce compliance by such sub-licensees with the terms of this licence and any permitted sub-licence.

5
The Business Sellers shall procure that no member of the RBSG Group shall, in any Relevant Capacity, for a period of two (2) years immediately following: (a) the NatWest Closing in respect of the NatWest Businesses; or (b) the RBS Closing in respect of the RBS Businesses, in each case, object to or take any step or proceeding or make or assert any claim (whether by way of litigation or otherwise) in connection with or in relation to (either directly or indirectly) the use by the Purchaser, or any entity to which it grants a sublicence under paragraph 4 of this Part 2 of Schedule 4, of any Product Name, including use of any such Product Name in conjunction with any rights granted to the Purchaser pursuant to the Transitional Trade Mark Licences, in each case provided that such use is in accordance with the terms and limited to the duration of the Transitional Trade Mark Licences. Nothing in this paragraph 5 will affect the rights or obligations of the parties under either paragraphs 1, 3 or 4 of this Part 2 of Schedule 4 or the Transitional Trade Mark Licences.

Schedule 4
Intellectual Property
Part 3

  ***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 1
RBS Trade Marks

RBS	GRADUATE ROYALTIES

THE ROYAL BANK OF SCOTLAND	STUDENT ROYALTIES

THE ROYAL BANK OF SCOTLAND GROUP	CASH CLUB

MAKE IT HAPPEN	ROUTE 15

RBS HERE FOR YOU	RAINBOW

THE ROYAL BANK OF SCOTLAND ROYALTIES	RBS YOURBANK

THE ROYAL BANK OF SCOTLAND ROYALTIES GOLD	RBS REVOLVE

THE ROYAL BANK OF SCOTLAND ROYALTIES PREMIER	REVOLVE

RBS ROYALTIES	ROYALTIES

RBS ROYALTIES GOLD	ROYALTIES GOLD

RBS ROYALTIES PREMIER	ROYALTIES PREMIER

9

NatWest Trade Marks

NATWEST	NATWEST FIRST RESERVE

NATIONAL WESTMINSTER BANK	NATWEST SPECIAL RESERVE

NATWEST HELPFUL BANKING	NATWEST REWARD RESERVE

ANOTHER WAY	PRIVATE NATWEST PRIVATE BANKING

NATWEST ADAPT	NATWEST PRIVATE BANKING

ADAPT	ADVANTAGE RESERVE

NATWEST STEP ACCOUNT	ADVANTAGE PRIVATE

ADVANTAGE BLUE	NATWEST DIAMOND RESERVE

ADVANTAGE GOLD	NATWEST SAVINGS ACCELERATOR

ADVANTAGE PRIVATE	NATWEST SAVINGS ACCELERATOR CARD

NATWEST WELCOME ACCOUNT

NATWEST NRI WELCOME

10

Schedule 4
Intellectual Property
Part 4
Form of Trade Mark Assignment

This Deed of Assignment is made the [$] day of [$] between:

(1)	[$] of [$] (“Assignor”); and

(2)	[$] of [$] (“Assignee”).

Whereas:

(A)	the Assignor is the [registered proprietor of the registered trade marks and] applicant for certain trade mark registrations described in the annex hereto (the “Trade Marks”); and

(B)	the Assignor has agreed to assign the Trade Marks to the Assignee;

This Deed witnesses as follows.

1	Assignment

The Assignor hereby assigns to the Assignee all right, title and interest in and to the Trade Marks together with all the goodwill represented by and associated with the Trade Marks, (but no other goodwill) including all rights, privileges and advantages thereto including, without limitation, the right to take proceedings and recover damages and obtain all other remedies in respect of past infringements thereof to hold unto the Assignee absolutely.

2	Further Assurance

The Assignor agrees hereafter promptly to execute all such documents as the Assignee may reasonably request to give full effect to this Assignment and secure to the Assignee the full benefit of the rights assigned to the Assignee hereunder.

3	Representations and warranties

The Assignor does not make, nor shall be deemed to have made to the Assignee, any express or implied representation or warranty with respect to any of the Trade Marks without prejudice to those set out in the sale and purchase agreement entered into by, inter alia, (i) The Royal Bank of Scotland plc, (ii) National Westminster Bank plc; [(iii) the Assignor,] and (iv) the Assignee on [$] 2010.

4	Law and Jurisdiction

4.1	This Assignment and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

4.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Assignment and that accordingly any proceedings arising out of or in connection with this Assignment shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such

11

court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

12

Schedule 5
Contracts
Part 1

  ***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

13

Schedule 5
Contracts
Part 2
Shared Collateral

1	Retain Retail Mortgages and Unsecured Client Agreements

1.1
The Business Sellers and the Purchaser agree that following the date of this Agreement and in any event prior to the RBS Closing Date (in respect of the RBS Businesses) and the NatWest Closing Date (in respect of the NatWest Businesses) they shall, each acting reasonably, agree a schedule (each, a “Shared Security Schedule”) of all mortgages (for the avoidance of doubt, in the sense of a security interest) granted in relation to, or which are otherwise capable of being applied in satisfaction of, liabilities owed by any Retail Customer or SME Customer both:

1.1.1	under any Client Agreement(s); and

1.1.2
otherwise, to any retail banking business of RBS or NatWest which is an Excluded Business in respect of a mortgage product (together, the “Retain Business”, and such liabilities, the “Retain Liabilities”),

(other than any such mortgage granted in respect of a mortgage product held by a Customer which is a Product and Excluded Mortgages) in each case as at immediately prior to RBS Closing or NatWest Closing, as applicable (each such mortgage, a “Retain Retail Mortgage”).

1.2	The Business Sellers and the Purchaser agree that:

1.2.1	the Retain Retail Mortgages shall not be transferred to the Purchaser at the RBS Closing Date or the NatWest Closing Date (as applicable); and

1.2.2
save as provided in this Part 2 of Schedule 5, with effect from RBS Closing or NatWest Closing (as applicable), the Purchaser shall not be entitled to recourse to or the benefit of any Retain Retail Mortgage which has been identified and agreed in the relevant Shared Security Schedule in relation to a Client Agreement which has been, or is pursuant to the terms of this Agreement and the Transaction Documents to be, transferred to the Purchaser (each, an “Unsecured Client Agreement”).

1.3
The Business Sellers agree that, from the date of this Agreement until the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses), they shall carry on the relevant Retain Business (or, as the case may be, shall procure that such Retain Business is carried on by the relevant member of the RBSG Group) with respect to each Retain Retail Mortgage, including but without limitation to any enforcement or proposed enforcement action, in a manner consistent in all material respects with policies and procedures applicable, at the relevant time, in relation to the relevant Business Seller’s (or, as the case may be, relevant member of the RBSG Group’s) in relation to its business in the United Kingdom (including the Retain Business) and based upon similar facts and circumstances and of a similar type or nature.

2	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

14

Schedule 5
Contracts
Part 3

1	Lombard Transfer Security

1.1
The Business Sellers and the Purchaser agree that following the date of this Agreement and in any event prior to the RBS Closing Date (in respect of the RBS Businesses) and the NatWest Closing Date (in respect of the NatWest Businesses) they shall, each acting reasonably, agree a schedule (each, a “Lombard Security Schedule”) of all Loan Guarantees/Security (other than Excluded Mortgages) which are capable of being applied in satisfaction of liabilities owed by any SME Customer or Mid-Corporate Customer both:

1.1.1	under any Client Agreement(s) ; and

1.1.2
otherwise, to any business of RBS or NatWest which is a business (including asset finance business) carried on under the “Lombard” name or brand (other than in connection with any loans from Lombard Direct Loans) (together, the “Lombard Business”, and such liabilities, the “Lombard Liabilities”), in each case as at immediately prior to RBS Closing or NatWest Closing, as applicable, and setting out the documented principal amount and maturity of such Lombard Liabilities as at such time (each such Loan Guarantee/Security, a “Lombard Transfer Security”, and such Lombard Liabilities, the “Relevant Lombard Liabilities”).

1.2	The Business Sellers and the Purchaser agree that:

1.2.1
without prejudice to any other term of this Agreement or the Transaction Documents) the Lombard Transfer Security shall be transferred to the Purchaser at the RBS Closing Date or the NatWest Closing Date (as applicable) in accordance with the terms of this Agreement and the Transaction Documents; and

1.2.2
save as provided in this Part 3 of Schedule 5, with effect from RBS Closing or NatWest Closing (as applicable), the Business Sellers shall not be entitled to recourse to or the benefit of any Lombard Transfer Security.

1.3	The Business Sellers agree that, from the date of this Agreement until the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses):

1.3.1
they shall carry on the Lombard Business (or, as the case may be, shall procure that the Lombard Business is carried on by the relevant member of the RBSG Group) with respect to each Lombard Transfer Security and the Lombard Liabilities, including but without limitation to any enforcement or proposed enforcement action, in a manner consistent in all material respects with policies and procedures applicable, at the relevant time, in relation to the relevant Business Seller’s (or, as the case may be, relevant member of the RBSG Group’s) business in the United Kingdom (including the Retain Business) and based upon similar facts and circumstances and of a similar type or nature; and

1.3.2
they shall not, and shall procure that no other member of the RBSG Group shall, enter into any agreement or arrangement as a result of which Relevant Lombard Liabilities would be incurred and outstanding as at the relevant Closing Date by any SME Customers or Mid-Corporate Customers, in each case in addition to those advised to the Purchaser by the Business Sellers for the purposes of this Part 3 of Schedule 5 in connection with the execution of this Agreement. For

15

the avoidance of doubt (but subject to paragraph 1.3.1), this paragraph 1.3.2 shall not restrict the incurrence of Lombard Liabilities which would not constitute Relevant Lombard Liabilities.

2	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

16

Schedule 6
Employees

1	Transfer Provisions

1.1
The parties acknowledge that the Transfer Provisions will apply in respect of the Relevant Employees as a result of the transfer of the Businesses and the Business Assets contemplated by this Agreement. Consequently, the employment of each Relevant Employee (except in relation to any provisions of any occupational pension scheme which relate to benefits for old age, invalidity or survivors in accordance with Regulation 10 of TUPE and the equivalent provisions of the Transfer Provisions) and any collective agreement relating to any such Relevant Employee shall have effect from the relevant Closing Date as if originally entered into between the Purchaser and such Relevant Employee and/or any relevant trade union.

1.2
For the purposes of this Schedule 6, reference to the Closing Date means the NatWest Closing Date in relation to the NatWest Relevant Employees, and the RBS Closing Date in relation to all other Relevant Employees. The provisions of this Schedule 6 shall be interpreted accordingly.

1.3
Subject to paragraphs 1.4, 2.7 and 3 below, the Business Sellers shall be responsible for and will discharge all wages, salaries, bonuses, emoluments, and other outgoings (and Taxation thereon) in respect of the Relevant Employees which fall due to be paid prior to the Closing Date, or which relate to the period prior to, or on the Closing Date, and to the extent such liabilities have not been discharged prior to the Closing Date, the Business Sellers shall remain liable for such amounts (provided always that the Business Sellers’ liability in respect of bonuses other than the retention payment referred to in paragraph 7, shall not exceed the amount accrued in respect thereof in the Closing Statement to the Closing Date). The Purchaser shall be responsible for and will discharge all such obligations in respect of the Relevant Employees which fall due to be paid thereafter to the extent they relate to the period after Closing. All necessary apportionments shall be made to give effect to this paragraph 1.3.

1.4	Notwithstanding any other provisions of this Schedule:

1.4.1
subject to 1.4.2 below, the Purchaser shall be responsible for discharging any accrued holiday entitlement in respect of any Relevant Employee which has not been discharged prior to the Closing Date and will indemnify and keep indemnified (on an after-Tax basis) the Business Sellers and any relevant employer(s) of the Relevant Employees prior to the Closing Date against any Losses arising as a result thereof or in connection therewith;

1.4.2
where any Relevant Employee has, at the Closing Date, in excess of 21 hours’ accrued holiday under the RBS Holiday Banking Scheme the Business Sellers shall bear the cost of that excess accrued holiday (and any associated employer’s national insurance contributions) which shall be included in the Closing Statements as a liability. For this purpose, the Business Sellers’ liability shall be calculated on the basis that for each employee an hour’s pay is determined by dividing the employee’s annual Value Account (less pension benefit funding) by the number of hours the employee is contracted to work per annum taking into account the extent to which the Purchaser secures Relief which is referable to such accrued holiday entitlement excluding for the avoidance of doubt any Relief arising from costs incurred by the Purchaser and not ultimately borne by the Business Sellers as described herein.

1.5
In accordance with its obligations under the Transfer Provisions, the Purchaser shall provide the Business Sellers in writing with such information and at such time as will enable the relevant employer(s) of the Relevant Employees to carry out its/their information and consultation duties under the Transfer Provisions. The Purchaser shall provide such assistance as the Business Sellers may reasonably request from time to time.

17

1.6
The parties acknowledge that for the purposes of regulation 12 of TUPE, regulation 11 of TUPE has been complied with by the Business Sellers (and any other relevant employer of the Relevant Employees prior to Closing) by the process of disclosure against the warranties in paragraph 6 of Schedule 14.

1.7
The Purchaser acknowledges that its remedies for breach of the warranties in this Agreement provide adequate recourse in respect of any failure to provide Employee Liability Information (within the meaning of regulation 11 of TUPE) in all the circumstances and that it would not be just and equitable to pursue any future claim in respect of Employee Liability Information in the employment tribunal or in the Employment Appeal Tribunal and accordingly undertakes not to bring such a claim against any of the Business Sellers or against any relevant employer(s) of the Relevant Employees.

2	***

3	Deferred Awards

Following signing of the Agreement, RBS and the Purchaser will implement the principles set out in paragraphs 3.1 to 3.8 below. If the remuneration committee of the board of directors of RBSG or any third party refuses to give its approval to the implementation of these principles, RBS will be deemed not to be in breach of this paragraph 3, provided that it has used its reasonable endeavours to obtain such approval.

The parties recognise that the overall cost to RBS should not be materially more than would have been the cost to it of satisfying Awards under the Deferral Plans but for this paragraph 3.

If the proposals are not implemented, paragraph 3.9 will apply.

3.1
Following Closing, the Business Sellers will pay to the Purchaser, by way of an adjustment to the Purchase Price, an amount, for each Award under the Deferral Plans granted to a Relevant Employee whose employment has transferred to a member of the Purchaser’s Group and which has not been satisfied at Closing (a “Transferring Award”), equal to the total of:

3.1.1	the Market Value at Closing of the number of RBSG Shares; and

3.1.2	for Transferring Awards which include the right to receive a dividend equivalent, the amount of any dividends paid before Closing on the number of RBSG Shares;

3.1.3	the face value of the number of RBSG Bonds plus any interest accrued to Closing;

in respect of which Transferring Awards have not Vested as at Closing (the “Transfer Value”) plus an amount equal to the percentage of the Transfer Value equal to the rate at which employer national insurance contributions are payable on Closing.

3.2	RBS will amend the terms of each Transferring Award as follows, with effect from Closing:

3.2.1	Where the Award is over RBSG Shares, the Participant will be entitled, on Vesting, to:

(i)
that number of shares in Banco Santander S.A., or such member of its group as the Purchaser and the Business Sellers agree, which has a Market Value on Closing equal to that of the number of RBSG Shares subject to the Award, instead of RBSG Shares; and,

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

18

(ii)
if the Transferring Award includes a right to receive dividend equivalents, an amount in cash or shares in the relevant member of the Purchaser’s Group linked to dividends paid before Closing on the relevant number of RBSG Shares and, after Closing, on the relevant number of shares in the relevant member of the Purchaser’s Group.

3.2.2
Where the Award is over RBS Bonds, the Participant will be entitled, on Vesting, to a cash amount equal to the face value of the RBS Bonds subject to the Award plus any notional interest accrued to the date of Vesting, instead of RBS Bonds.

3.2.3	Any provisions on ceasing to be an employee will continue to apply but by reference to cessation of employment with the Purchaser or a member of its Group, rather than RBSG.

3.2.4
The provisions on Competitive and Detrimental Activity under the RBS 2010 Deferral Plan will apply to any activity which is competitive with or detrimental to either party and any decision in relation to activity competitive or detrimental to a party will be made by that party and, once notified, binding on the other provided that these provisions will not apply to activities undertaken by the Relevant Employees in the course of their normal duties with the Purchaser.

3.2.5
References to a competitor in the rules or any restrictive covenant will be treated as references to any competitor of RBS or the Purchaser (or any member of their Groups) but RBS shall be regarded as a competitor of the Purchaser.

3.2.6	The provisions on review and reduction of Vesting of Deferred Awards in the Deferral Plans will continue to apply but either party may initiate and make decisions under such a review only in light of:

(i)	performance of that party or any member of its Group or any of its business areas or teams; and

(ii)	the conduct, capability or performance of the Participant while an employee of a member of the party’s Group.

(iii)	The party initiating a review will notify the other of the outcome and the other will, where relevant, give effect to it.

3.2.7
The amendment powers in the rules may be exercised, in relation to any Transferring Awards, by the Purchaser but, if the amendment would adversely affect the holder of the Transferring Award or any member of the RBSG Group, the amendment may only be made with the consent of RBS, such consent not to be unreasonably withheld. For these purposes, anything which reduces the scope of the provisions on review or reduction of Vesting or Deferred Awards or the provisions on Competitive or Detrimental Activity or the terms of any restrictive covenant as they relate to the RBSG Group will be treated as adversely affecting a member of the RBSG Group.

3.2.8	Except as set out above, references to RBSG in the terms of the Transferring Awards will be treated as references to the Purchaser.

3.2.9	The terms of the Award (e.g. as to the date of Vesting) shall otherwise remain the same.

3.3	The Purchaser will satisfy all Transferring Awards as and when they fall due.

3.4
To the extent that a Transferring Award lapses, the Purchaser will pay to RBS, by way of an adjustment to the Purchase Price, the amount determined under paragraph 3.1 in respect of the Transferring Award.

19

3.5
The Purchaser will indemnify RBS and all members of its Group, on an after-Tax Basis, against any liability they may incur as a result of any claim by a participant or former participant in any of the Deferral Plans related to the changes to the terms of his participation contemplated by this paragraph 3.5. Any payments pursuant to such indemnity will be made by way of an adjustment to the Purchase Price, and such indemnity will cover the reasonable costs of defending any such claim and conduct of such claims shall be on such basis as the parties shall agree.

3.6
Where a member of the RBS Group has made a loan to a Participant in connection with a Transferring Award and that loan is outstanding at Closing and RBS has notified the Purchaser in writing of the existence and terms of that loan before Closing, the Purchaser will, when the loan becomes repayable, pay to or to the order of RBS an amount equal to the lesser of the amount of the advance (including any outstanding interest) and the Market Value on that date of the shares in the relevant member of the Purchaser’s Group in respect of which the Transferring Award Vests or the amount of cash payable on Vesting. Such amount will be treated for tax purposes as a direct repayment of the loan previously made to a Participant.

3.7
Any awards made after the date of this Agreement but before Closing under the Deferral Plans will include terms similar to those contemplated by this paragraph and, on and after Closing, payments will be made in respect of those awards on the basis described in this paragraph 3.7 and the Purchaser will satisfy such awards as and when they fall due.

3.8	The parties will work together to optimise the tax and accounting treatment of the proposals and to determine the detailed terms of the amendments and indemnities.

3.9
If the proposals described above have not been implemented on Closing, the Business Sellers shall discharge all obligations to deliver securities or cash in accordance with Transferring Awards as and when such obligations fall to be discharged in accordance with the rules of those plans (including any obligations which fall to be discharged after the Closing Date).

4	Employee Loans

In the event that any Relevant Employee has a loan or other banking facility or arrangement which is a Product and which is on a Transferring Sort Code, that Product will be transferred to the Purchaser in accordance with the terms of this Agreement. Any other loans, facilities and arrangements made available to a Relevant Employee by a Business Seller or any relevant employer(s) of the Relevant Employees prior to the Closing Date will be subject to the Business Sellers’ normal leaver terms for such loans, facilities and arrangements unless the parties to this Agreement determine otherwise before the Closing Date. The Business Sellers shall include details of any such loans on any P11Ds which it prepares in respect of the Relevant Employees for the tax year 2011/2012 save that, if the Business Sellers or relevant employer of the Relevant Employees prior to the Closing Date is not permitted by law to prepare P11D forms on behalf of the Relevant Employees after the Closing Date, it will provide such information (and at such time) as may reasonably be required by the Purchaser for the purposes of preparing the P11Ds.

5	Assignment of Relevant Employees

The Business Sellers will use reasonable endeavours to ensure that all Relevant Employees are wholly or mainly assigned to a Business by the Closing Date.

6	Information on Employees

6.1
The Business Sellers shall use reasonable endeavours to provide the Purchaser with any contracts of employment for Senior Employees which were not provided to the Purchaser prior to the date of this Agreement (or additional contractual documentation in relation to any contracts which were provided prior

20

to the date of this Agreement), such contracts and additional documentation to be provided within two weeks of the date of this Agreement.

6.2
Not less than four weeks from the date of this Agreement the Business Sellers shall provide the Purchaser with a list of employees seconded to the Businesses from any other member of the RBSG Grouping along with details of their location and job function.

6.3
After the date of this Agreement the Purchaser may request a list of the Current Employees and such of the Further Allocated Employees who are identified at the date the list is prepared. The Business Sellers will use reasonable endeavours to provide the list within two weeks of such request provided always that the frequency of such requests is not regarded by the Business Sellers as being unreasonable.

6.4	Not less than four weeks before the Closing Date the Business Sellers shall provide the Purchaser with:

6.4.1	a list of the total number of Relevant Employees;

6.4.2	the salary and ValueAccount funding, (or, if requested by the Purchaser, a breakdown of elections under RBSelect), period of continuous employment, location and grade of each Relevant Employee; and

6.4.3	a schedule showing any outstanding loans made to Relevant Employees in relation to the 2009 Deferral Plan;

which list shall be further updated by the Business Sellers as near as practicable to the Closing Date.

7	***

8	***

9	Definitions

In this Schedule 6:

“Transfer Provisions” means TUPE, together with the “Acquired Rights Directive”, Directive 2001/23/EC, as amended or replaced from time to time;

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended or replaced from time to time;

“2009 Deferral Plan” means the RBSG Group Deferral Plan 2009 pursuant to which certain of the Relevant Employees were made bonus awards in respect of the year ending 31 December 2008; and

“2010 Deferral Plan” means the RBSG Group Deferral Plan 2010 pursuant to which certain of the Relevant Employees were made bonus awards in respect of the year ending 31 December 2009.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

21

Schedule 7
Pensions

1
The Business Sellers shall procure that the Relevant Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses) and the Business Sellers shall continue to be responsible to fund benefits accrued or contributions that become due prior to the relevant Closing Date.

2
The Purchaser shall procure that each Relevant Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the NatWest Closing Date (in respect of the NatWest Businesses) and the RBS Closing Date (in respect of the RBS Businesses) on a basis that complies with the requirements of the Pensions Act 2004 or any other applicable local law or regulation.

3	Indemnity

3.1	In this paragraph:

“Transferred Rights” mean any provision of the Group Retirement Benefit Arrangements which does not relate to old age, survivors or invalidity and which transfers to the Purchaser’s Group at the NatWest Closing Date (in respect of the NatWest Businesses) or the RBS Closing Date (in respect of the RBS Businesses) as the case may be, pursuant to the requirements of the Acquired Rights Directive (77/187/EEC) and/or the Transfer of Undertaking (Protection of Employment) Regulations 2006.

3.2
Subject to clause 11.11 (Mitigation of Losses) of this Agreement and paragraph 3.3 and 3.4 below, the Business Sellers shall indemnify the Purchaser’s Group for 50% of the Losses and Liabilities the Purchaser’s Group may incur or sustain arising out of or in connection with any claim or potential claim of a Relevant Employee in respect of Transferred Rights under the Group Retirement Benefit Arrangements.

3.3	The indemnity in paragraph 3.2 shall apply where:

3.3.1
any member of the Purchaser’s Group the Business Sellers of any claim or potential claim of a Relevant Employee in respect of Transferred Rights under the Group Retirement Benefit Arrangements within 10 years of the NatWest Closing Date (in respect of the NatWest Businesses) or within 10 years of the RBS Closing Date (in respect of the RBS Businesses); and

3.3.2
the Losses and Liabilities (i) arise by reason of a decision of a court or employment Tribunal of England and Wales in respect of a particular Relevant Employee(ii) would arise in the reasonable opinion of a senior counsel specialising in pensions law (jointly instructed by the Purchaser’s Group and the Business Sellers) if such claim were to be decided by a court or employment tribunal of England and Wales, or (iii) arise otherwise as agreed between the Purchaser’s Group and the Business Sellers.

22

Schedule 8
Transitional Services

Capitalised terms used in this Schedule 8 which are not defined in the Agreement shall have the meanings given in the Transitional Services Agreement.

1	The Business Sellers and the Purchaser agree that the Transitional Services Agreement shall be entered into at NatWest Closing in the Agreed Terms.

2	The parties shall complete the schedules to the Transitional Services Agreement prior to NatWest Closing, which shall include undertaking the following steps:

2.1
identifying services (whether such services are an addition to, or a refinement of, the services listed in the Agreed Terms of the Transitional Services Agreement), with a reasonably detailed description of such services, that were provided to the Businesses by the RBSG Group, or by a third party (either directly or indirectly via a contract with a member of the RBSG Group) at any time during the 12 month period prior to Closing and which are reasonably required by the Business after Closing, and which shall be provided under the Transitional Services Agreement. To the extent such services are not referred to in the Transitional Services Agreement in the Agreed Terms, the introduction of such services shall be subject to the approval of the Business Sellers (such approval not to be unreasonably withheld or delayed);

2.2
documenting the standard, scope and manner in which the Transitional Services shall be provided in accordance with any principles for provision of Transitional Services under the Transitional Services Agreement;

2.3
agreeing, in conjunction with developing the Separation Plan, the period of which each Transitional Service will be provided, provided that the parties agree that the Service Term for a Transitional Service shall not exceed 15 months in each case from RBS Closing;

2.4	agreeing the charges for providing each Transitional Service on the basis that Transitional Services shall be charged at the actual cost to the RBSG Group of providing the Transitional Services; and

2.5	documenting the details of the dependencies of the Provider in order to provide the Transitional Services in accordance with the Transitional Services Agreement.

3	The parties agree that the provisions of clauses 3.1 and 3.2 (Third Party Consents) of the Transitional Services Agreement shall take effect from the date of this Agreement.

23

Schedule 9

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

24

Schedule 10
VAT and Other Tax Matters

1	VAT - General

1.1	The parties intend that the Businesses shall be sold as a going concern for VAT purposes and accordingly:

1.1.1
the Business Sellers and the Purchaser shall (where and when required to do so) give notice of such sale to HM Revenue & Customs pursuant to VATA 1994 or paragraph 6 of the Value Added Tax Regulations 1995 or as otherwise required by law; and

1.1.2
the Business Sellers shall retain all records relating to the Businesses referred to in paragraph 6 of Schedule 11 of VATA 1994 and the Business Sellers undertake to preserve those records in such a manner and for such periods as may be required by law and to give to the Purchaser as from Closing reasonable access during normal business hours to such records (and shall permit the Purchaser to take copies thereof at the cost of the Purchaser).

2	VAT - Going Concern

2.1
The Business Sellers and the Purchaser intend and shall use all reasonable endeavours to secure that the sale of the Businesses shall be treated under Article 5 of the Order as neither a supply of goods nor a supply of services. The parties acknowledge that advance clearance has been obtained from HM Revenue & Customs indicating that the sale will be so treated on the basis of the draft documentation provided to HM Revenue & Customs. The Business Sellers shall use best endeavours to obtain as soon as reasonably practicable after the date of this Agreement and, in any event, prior to Closing a confirmation from HM Revenue & Customs that such clearance remains valid on the basis of the executed version of this Agreement (“HMRC Clearance”). To the extent reasonably necessary in order to obtain HMRC Clearance, the Purchaser shall co-operate and shall use best endeavours to assist the Business Sellers in obtaining such HMRC Clearance.

2.2	If subsequent to Closing HM Revenue & Customs (but subject to paragraph 4.1 below) determines in writing that VAT is payable on the sale, then to the extent that such determination is due:

2.2.1
to the Purchaser failing to comply with its obligations under any of paragraphs 2, 3 or 4 of this Schedule 10, the Purchaser shall, in addition to any amounts expressed in this Agreement to be payable by the Purchaser, pay to the relevant Business Seller the amount of such VAT together with any penalty or interest incurred by that Business Seller for late payment thereof; or

2.2.2
a Business Seller failing to comply with its obligations under any of paragraphs 2, 3 or 4 of this Schedule 10, the Purchase Price (or the relevant part thereof) shall be deemed to include VAT and the Purchaser shall not be liable to pay any additional amount in respect of it; or

2.2.3
neither to such failure of the Purchaser or a Business Seller, the Purchaser shall, in addition to any amounts expressed in this Agreement to be payable by the Purchaser. pay to the relevant Business Seller an additional amount which, when aggregated with any other amounts expressed in this Agreement to be payable by the Purchaser would result in the Purchaser bearing the economic cost of one-half of such VAT chargeable and one-half of any penalty or interest incurred by that Business Seller for late payment of such VAT, such payments by the Purchaser to be made against evidence satisfactory to the Purchaser that the due date for payment of such VAT has fallen due or will fall due within seven days or if later against delivery by the

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Business Sellers to the Purchaser of the appropriate VAT invoice; and the Purchaser have no further liability to pay any amount in respect of such VAT.

2.3
Nothing in this paragraph 2 shall require the Business Sellers to make any appeal to any tribunal or court against or otherwise challenge any determination of HM Revenue & Customs that the sale does not fall to be treated as the transfer of a going concern.

3	VAT - Continuity of Business

After Closing the Purchaser shall as required by the Order use the Business Assets in carrying on the same kind of business, whether or not as part of any existing business of the Purchaser, as that carried on by the Business Sellers and authorises the Business Sellers to make such obligation known to HM Revenue & Customs in any application seeking confirmation that Article 5 of the Order shall apply to the sale of the Businesses.

4	Business Properties and VAT

4.1
Where in relation to any Business Property a Business Seller has as soon as reasonably practicable after the date of this Agreement and, in any event, at least 20 Business Days prior to the relevant Closing:

4.1.1
notified the Purchaser in writing that the transfer of that Business Property under this Agreement would, but for the application of Article 5 of the Order, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 of VATA 1994; or

4.1.2
notified the Purchaser in writing that the Business Seller or a relevant associate of the Business Seller (as defined in paragraph 3 of Schedule 10 of VATA 1994), has exercised an option to tax that Business Property under Schedule 10 of VATA 1994, which has not been revoked and has delivered to the Purchaser a certified copy of that option (where such copy is available and provided that, if such copy identifies properties other than Business Properties, any text identifying such properties may be redacted) together with evidence of notification of that option to HM Revenue & Customs and (where such is required by Schedule 10 of VATA 1994, is available and relates exclusively to the relevant Business Property) a certified copy of the written permission given by HM Revenue & Customs to exercise that option where such written permission is required by Schedule 10 of VATA 1994, the Purchaser shall exercise an option to tax that Business Property under Schedule 10 of VATA 1994 with effect on or prior to the earliest date on which the Business Property concerned is to be transferred and shall give written notification to HM Revenue & Customs as required by paragraph 20 of Schedule 10 of VATA 1994 no later than that date and shall not seek revocation of that option prior to the transfer of the Business Property. The Purchaser shall deliver to the Business Seller certified copies of such option stamped by HM Revenue & Customs showing receipt thereof following the Purchaser’s receipt of the same. If the Purchaser fails to exercise an option to tax in accordance with the foregoing, it shall in addition to any amounts expressed in this Agreement to be payable by it in respect of the said Business Property pay to the Seller (against delivery by the Seller of an appropriate VAT invoice) an amount in respect of VAT thereon.

4.2
Save as a Business Seller shall have notified otherwise to the Purchaser in writing in accordance with sub-paragraph 4.1 above, neither that Business Seller nor any relevant associate (as defined in paragraph 3 of Schedule 10 of the VATA 1994) of that Business Seller has made or will prior to Closing make an option under Schedule 10 of VATA 1994 in relation to any Business Property to be transferred under this Agreement, and no transfer of a Business Property under this Agreement would, but for the application of Article 5 of the Order, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 of VATA 1994. Notwithstanding any provision in paragraph 2 above no sum shall be payable by the Purchaser in respect of VAT which arises on the sale of such Business Property under this Agreement by reason of the facts being otherwise than as stated in this sub-paragraph 4.2.

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4.3	The Purchaser hereby confirms to the Business Sellers that paragraph 2B of Article 5 of the Order does not apply to it.

5	Capital Goods Scheme

5.1
Where applicable, a Business Seller shall provide to the Purchaser prior to Closing details of each material item relating to the Businesses which that Business Seller uses in the course or furtherance of its business and for the purposes of that business, otherwise than solely for the purpose of selling the item, being items to which Part XV of the Value Added Tax Regulations 1995 applies and in respect of which the period of adjustment will not have expired by Closing (“Capital Business Assets”). In particular, the relevant Business Seller shall provide:

5.1.1	the identity (including in the case of leasehold property, the term of years), date of acquisition and cost of such Capital Business Assets; and

5.1.2	the proportion of the VAT input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which) in respect of such Capital Business Assets.

6	Capital Allowances; Long life assets

6.1
The Business Sellers confirm that as at the date of this Agreement there are no Business Assets which constitute long life assets as defined by Section 91(1) of the Capital Allowances Act 2001 to which Part 2, Chapter 10 of that Act (Long Life Assets) applies (“Long Life Assets”). In the event that any Business Assets which constitute Long Life Assets are acquired by a Business Seller between the date of this Agreement and the relevant Closing, such Business Seller shall provide to the Purchaser prior to Closing details thereof.

7	Insurance premium tax

Where applicable, a Business Seller shall provide to the Purchaser prior to Closing details of any Contracts in respect of which premiums are received which are liable to tax at the higher rate within the meaning of section 51A and Schedule 6A to the Finance Act 1994.

8	VAT: Supplies to groups

8.1
Where applicable, a Business Seller shall, at the request of the Purchaser, use best endeavours to provide to the Purchaser prior to Closing, or as soon as reasonably practicable thereafter, details of any Business Assets (other than Goodwill and those the supply of which is exempt from VAT) that have been acquired by such Business Seller less than three years prior to Closing.

9	SDLT

9.1
In respect of each Business Asset which constitutes or includes a lease (as defined in paragraph 1 of Schedule 17A to the Finance Act 2003), a Business Seller shall provide to the Purchaser prior to Closing details of any:

9.1.1	grant of a lease which was exempt from charge by virtue of any of the provisions set out in paragraph 11(3) of Schedule 17A to the Finance Act 2003 and which was treated as vested in the grantor; and

9.1.2	lease in respect of which rent or other consideration payable was, is or has ceased to be contingent, uncertain or unascertained.

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10	Tax returns, disputes, records and claims

10.1
Where applicable, a Business Seller shall use reasonable endeavours to provide to the Purchaser prior to Closing or as reasonably practicable thereafter details of any matters arising between the date of this Agreement and the relevant Closing which would if they had occurred prior to the date of this Agreement have constituted a breach of any Seller Warranty in paragraph 15 of Schedule 14 (Tax returns, disputes, records and claims etc.).

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Schedule 11
Closing Obligations

1	General Obligations

1.1	The Business Sellers’ Obligations

1.1.1	On the NatWest Closing, the Business Sellers shall deliver to the Purchaser the following:

(i)	evidence of the due fulfilment of the relevant conditions set out in Clause 4.1.1 of this Agreement for which the Business Sellers are responsible;

(ii)	all relevant Transaction Documents in the Agreed Terms duly executed by each relevant Business Seller and/or other member of the RBSG Group; and

(iii)	evidence that the Business Sellers are authorised to execute each of the Transaction Documents to which it is a party (including, where relevant, any notarial deeds referred to in this Schedule).

1.1.2	On the RBS Closing, the Business Sellers shall deliver to the Purchaser the following:

(i)	all relevant Transaction Documents (if any) duly executed by each relevant Business Seller and/or other member of the RBSG Group;

(ii)
evidence that the Business Sellers are authorised to execute each of the Transaction Documents (if any) to which it is a party (including, where relevant, any notarial deeds referred to in this Schedule); and

(iii)	copies of all the documents relating to the Businesses contained in the Physical Data Room.

1.1.3
On the relevant Closing, the Business Sellers shall, in relation to their respective Businesses, deliver or make available to the Purchaser the relevant Books and Records in the possession or custody of, or under the control of, the relevant Business Seller including the following Books and Records which shall be provided or made available in the following manner:

(i)	by way of electronic data transfer, relevant Customer transaction history information for such period to each Closing as the Parties agree, acting reasonably;

(ii)	by way of data extraction, relevant Customer correspondence, product applications and other paper records, including know your customer paperwork, to the extent held in an image library;

(iii)
to the extent held in hard copy, the Client Agreements and Loan Guarantees/Security (other than Loan Guarantees/Security relating to Shared Collateral) in a secure manner, labelled, indexed and, where appropriate, detailing customer names and customer identification numbers; and

(iv)
to the extent not delivered in accordance with paragraph 1.1.3(iii) above, any other paper records held in secure storage (the “Storage Items”) (including such paper records held with reputable third party suppliers, at the Business Sellers’ discretion) in accordance

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with the Business Sellers’ standard document retention policies shall be retained by the Business Sellers in secure storage,

provided that the Business Sellers shall be entitled to retain until the Mid-Corporate and Complex SME Data Migration has taken place any Books and Records that they require in order to provide the relevant services under the TSA.

For the avoidance of doubt, the Business Sellers shall not be obliged to provide original or paper copies of any Books and Records that have already been delivered or made available to the Purchaser in electronic form and shall not be obliged to provide any information in respect of customers who are not Customers at the relevant Closing.

1.2	The Purchaser’s Obligations

1.2.1	On the NatWest Closing, the Purchaser shall deliver to the Business Sellers:

(i)	evidence of the due fulfilment of the conditions set out in Clause 4.1.1 of this Agreement for which the Purchaser is responsible;

(ii)	all relevant Transaction Documents in the Agreed Terms duly executed by the Purchaser or other member of the Purchaser’s Group; and

(iii)	evidence that the Purchaser is authorised to execute each of the Transaction Documents to which it is a party (including, where relevant, any notarial deeds referred to in this Schedule).

1.2.2	On the RBS Closing, the Purchaser shall deliver to the Business Sellers:

(i)	all relevant Transaction Documents (if any) duly executed by the Purchaser or other member of the Purchaser’s Group; and

(ii)	evidence that the Purchaser is authorised to execute each of the Transaction Documents (if any) to which it is a party (including, where relevant, any notarial deeds referred to in this Schedule).

2	Further Obligations in Addition to Transfer

2.1	General Obligations

At each Closing, the Business Sellers shall, in relation to their respective Businesses, deliver or make available to the Purchaser, at such address as shall be notified to the Business Sellers by the Purchaser five Business Days prior to the relevant Closing, the following:

2.1.1	any releases which the parties have obtained under Clause 9.3 of this Agreement;

2.1.2	all the relevant Business Assets which are capable of transfer by delivery with the intent that legal and beneficial title to such Business Assets shall pass by and upon delivery;

2.1.3	all title deeds relating to the relevant Business Properties which are in the Business Sellers’ possession as more particularly described in the Properties Exhibit attached to Schedule 3;

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2.1.4	subject to Schedule 5 and the Schemes, duly executed agreements in the Agreed Terms for the assignment, novation or transfer of the benefit of the Contracts and the Loan Guarantees/Security; and

2.1.5	duly executed Transitional Trade Mark Licence(s)) and the duly executed Trade Mark Assignment in the form of Parts 2 and 4 of Schedule 4.

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Schedule 12

  ***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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  Schedule 13

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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  SCHEDULE 14

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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SCHEDULE 15

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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Schedule 16

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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Schedule 17

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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Schedule 18

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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SCHEDULE 19

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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Schedule 20

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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SCHEDULE 21

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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SCHEDULE 22

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

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*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.